UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

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PROG Holdings, Inc.

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256 W. Data Drive

Draper, Utah 84020

May 11, 2021

Dear Fellow Shareholders:

2020 was a pivotal year for PROG Holdings, with respect to both the challenges we faced and the transformational accomplishments we achieved.

Beginning in the first quarter, our management team and employees quickly adjusted the Company’s operations to respond to the COVID-19 pandemic. Our thoughts remain with those most impacted by the pandemic, and I want to express my sincere appreciation to all of our employees who worked incredibly hard during these times of unprecedented challenges and changes.

At the same time as we were responding to the daily challenges presented by the pandemic, we also successfully completed the spin-off of our former Aaron’s Business operating segment and established two standalone publicly-traded companies. Both companies moved forward with improved strategic focus, market-leading positions, the ability to generate strong free cash flows, well-capitalized balance sheets and the potential to unlock substantial value creation opportunities. This strategic transformation was a significant milestone for PROG Holdings, and we believe the Company is now better positioned than ever to grow. As part of the spin-off, your Board of Directors also stewarded a successful leadership succession transition to our new President and Chief Executive Officer, Steve Michaels.

Steve’s appointment is the result of a comprehensive selection process. His in-depth knowledge of PROG Holdings’ business and his existing relationships with the leadership team made him the clear choice to lead the Company at this important and exciting time. The Board unanimously supported Steve’s selection, and we believe he is the ideal person to lead the Company’s next chapter of growth and success. We look forward to working with him as we further develop and advance our strategic roadmap and execute on our growth initiatives.

I am also excited about the composition of the Board of Directors following the spin-off. To further enhance our Board’s capabilities, breadth of experience, and diversity, we recently recruited a new Board member, Jim Smith. We are committed to ensuring that our Board is comprised of high-integrity, highly capable directors who are equipped to oversee the success of the business and effectively represent the interests of all of our shareholders. To that end, we expect our Board will continue to evolve as the Company continues to transform. We encourage you to review the qualifications, skills, and experiences of all of our directors beginning on page 12 of the attached proxy statement.

Finally, I want to encourage all of my fellow shareholders to vote. We understand the importance of listening, and we take your feedback into account as we make decisions, seek to grow our business, improve governance, and increase long-term shareholder value.

On behalf of the Company’s Board of Directors, I want to thank you for your support of, and confidence in, PROG Holdings.

Sincerely,

RAY M. ROBINSON
Chairman of the Board

256 W. Data Drive

Draper, Utah 84020

May 11, 2021

To My Fellow Shareholders:

Attached to this letter is our proxy statement for our first annual meeting of shareholders following the spin-off of our former Aaron’s Business operating segment. We could not be more excited by the important milestone our first annual meeting represents.

Following the spin-off, our Company is now an asset light, technology-driven provider of lease-to-own and buy-now, pay-later solutions. We believe that we are very well positioned to succeed in this highly attractive market segment with our new operating profile and the substantial capital that allows us to re-invest in our business, acquire innovative technologies, and return capital to shareholders.

However, before we look too far forward, I believe it is important to pause and reflect on how we got to where we are today. When I look back on 2020, I feel tremendous pride in what we accomplished during a time of unprecedented uncertainty and challenges. In the midst of a global pandemic, we remained steadfastly focused on shaping our Company for the future – the result of which was a successful spin-off that set the stage to create even more value for our shareholders. This transformation would not have been possible without the unwavering commitment and leadership of our Board of Directors, management team, and every one of our employees. I am humbled by their resolve and thank all of them for their incredibly hard work during the past year.

One thing that our strategic transformation will not change is the pride our Company has always taken in being a good corporate citizen. We are proud of our responsible business practices and believe that our financial success is driven by having a positive impact in the communities we serve. Furthermore, our employees have always been – and will continue to be – the foundation of our success. We are committed to fostering an inclusive culture that embraces diversity and allows our team members to feel respected and valued so that they can reach their full potential. When we win, we win together.

Thank you for your continued support.

Sincerely,

STEVEN A. MICHAELS
President and Chief Executive Officer

256 W. Data Drive

Draper, Utah 84020

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 22, 2021

The 2021 Annual Meeting of Shareholders of PROG Holdings, Inc. (“PROG Holdings” or the “Company”), will be held on Tuesday, June 22, 2021, at 9:00 a.m., Eastern time, and currently is scheduled to be held at the offices of King & Spalding LLP, 17th Floor, 1180 Peachtree Street NE, Atlanta, Georgia 30309, for the purpose of considering and voting on the following items:

1.	To elect seven directors to serve for a term expiring at the 2022 Annual Meeting of Shareholders.

2.	To vote on a non-binding, advisory resolution approving PROG Holdings’ executive compensation.

3.	To ratify the appointment of Ernst & Young LLP as PROG Holdings’ independent registered public accounting firm for 2021.

4.	To amend the PROG Holdings, Inc. Employee Stock Purchase Plan.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Information relating to these items is provided in the accompanying Proxy Statement.

Only shareholders of record, as shown on the stock transfer books of PROG Holdings, as of the close of business on May 3, 2021, are entitled to notice of, or to vote at, the meeting. If you hold shares through a bank, broker or other nominee, more commonly known as holding shares in “street name,” you must contact the firm that holds your shares for instructions on how to vote your shares.

If you were a shareholder of record as of the close of business on May 3, 2021, you are strongly encouraged to vote in one of the following ways whether or not you plan to attend the Annual Meeting: (1) by telephone; (2) via the Internet; or (3) by completing, signing and dating a written proxy card and returning it promptly to the address indicated on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

MARVIN A. FENTRESS General Counsel & Corporate Secretary

Draper, Utah

May 11, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON JUNE 22, 2021

We are pleased to announce that we are delivering your proxy materials for the 2021 Annual Meeting of Shareholders via the Internet. Because we are delivering proxy materials via the Internet, the Securities and Exchange Commission requires us to mail a notice to our shareholders notifying them that these materials are available on the Internet and how these materials may be accessed. This notice (our “Notice of Proxy Materials”) will be mailed to our shareholders on or about May 12, 2021.

Our Notice of Proxy Materials will instruct you on how you may vote your proxy via the Internet or by telephone, or how you can request a full set of printed proxy materials, including a proxy card to return by mail. If you would like to receive printed proxy materials, you should follow the instructions contained in our Notice of Proxy Materials. Unless you request them, you will not receive printed proxy materials by mail.

Our Proxy Statement and Annual Report are available free of charge on our website at http://investor.progleasing.com and at www.proxyvote.com

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 as they relate to our go-forward strategy, performance, technology, regulatory compliance and environmental, social and governance initiatives. These forward-looking statements can be identified by words such as “will,” “would,” “may,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “strategic,” “when,” “future,” “opportunity,” “plan,” “project,” “forecast,” and other similar expressions. These forward-looking statements involve risks and uncertainties that could cause our actual results and financial condition to differ materially from those expressed or implied in our forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our Annual Report on Form 10-K for the year ended December 31, 2020 and our other filings with the Securities and Exchange Commission. We do not intend, and undertake no obligation except as required by law, to update any of our forward-looking statements after the date of this Proxy Statement to reflect actual results or future events or circumstances.

PROXY STATEMENT SUMMARY

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board of Directors”) of PROG Holdings, Inc. (“PROG Holdings”) of proxies for use at its 2021 Annual Meeting of Shareholders, including any adjournment or postponement thereof (the “Annual Meeting”). This summary highlights certain material information relating to the Annual Meeting contained elsewhere in this Proxy Statement, but does not contain all of the information you should consider prior to casting your vote. As a result, you should read this entire Proxy Statement carefully before voting. We anticipate that this Proxy Statement and our 2021 Annual Report will first be made available to our shareholders, on or about May  12, 2021.

2021 Annual Meeting of Shareholders

Date and Time	June 22, 2021, at 9:00 a.m., Eastern time

Place	King & Spalding LLP
17th Floor
1180 Peachtree Street NE
Atlanta, Georgia 30309

Record Date	May 3, 2021

Voting	Shareholders as of the close of business on the record date are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the Annual Meeting.

Admission	Attendance at the Annual Meeting will be limited to shareholders as of the close of business on the record date or their authorized representatives.

Matters To Be Considered and Voting Recommendations

Proposal	Board Recommendation
1. Elect seven directors to serve for a term expiring at the 2022 Annual Meeting of Shareholders	“FOR” each director nominee
2. Vote on a non-binding advisory resolution approving PROG Holdings’ executive compensation	“FOR”
3. Ratify the appointment of Ernst & Young LLP as PROG Holdings’ independent registered public accounting firm for 2021	“FOR”
4. Amend the PROG Holdings, Inc. Employee Stock Purchase Plan	“FOR”

See “Matters To Be Voted On” beginning on page 5 for more information.

Company Overview

Our Transformational Spin-Off Transaction

As described in the letters from our Chairman and President and Chief Executive Officer that accompany this Proxy Statement, the spin-off of our former Aaron’s Business operating segment late last year (the “Spin-Off”) was a significant milestone in our Company’s history. We are now an asset-light, technology-driven provider of lease-to-own and buy-now, pay-later solutions. We believe that we are very well positioned to succeed in this highly-attractive market segment with our new operating profile and the substantial capital that allows us to re-invest in our business, acquire innovative technologies, and return capital to shareholders.

Who We Are and What We Offer

Following the Spin-Off, we are now headquartered in Salt Lake City, Utah and provide transparent and competitive payment options to credit-challenged consumers. The Company owns Progressive Leasing, a leading provider of in-store, e-commerce, and app-based point-of-sale lease-to-own solutions, and Vive Financial, an omnichannel provider of second-look revolving credit products. Progressive Leasing has helped millions of consumers acquire furniture, appliances, jewelry, electronics, mattresses, mobile phones, and other large-ticket products consumers need by utilizing a technology-based proprietary platform that provides instant decisioning results. Vive Financial offers consumers who may not qualify for traditional prime lending products a variety of second-look, revolving credit products originated through federally insured banks, including private label and Vive-branded credit cards.

Our Progressive Leasing operating segment provides consumers with lease-purchase solutions for merchandise from leading traditional and e-commerce retailers (whom we refer to as our point-of-sale “POS” partners). Progressive Leasing purchases from its POS partners the merchandise desired by customers and, in turn, leases the merchandise to the customers through a lease-to-own transaction. Progressive Leasing’s technology-based, proprietary decisioning platform offers prompt lease decisioning at the point-of-

sale and is integrated with both traditional and e-commerce POS partners. Progressive Leasing provides customers with transparent and competitive lease payment options along with flexible terms, intended to help customers achieve merchandise ownership, including through low initial payments and early buyout options. The lease-to-own transactions also benefit Progressive Leasing’s POS partners by generating incremental sales with credit-challenged consumers, who typically would not have qualified for financing offers traditionally provided by these retailers. Progressive Leasing has funded over 10 million leases since its inception in 1999.

How Our LTO Offering Benefits the Customer		How Our LTO Offering Benefits POS Partners
✓	Provides consumers who may not qualify for traditional credit financing with a way to obtain merchandise they desire	✓	Generates incremental sales for them

✓	Provides flexible payment terms – monthly, semi-monthly, bi-weekly or weekly – managed by phone, on-line or mobile application	✓	Allows them to serve credit challenged consumers as customers, without taking on credit risks

✓	Offers multiple ownership alternatives, including early purchase options	✓	Automates 97% of lease decisions

✓	Provides immediate decision after submission of electronic application, with a median decision time of 5.7 seconds	✓	Integrates our decisioning platforms with their systems

Our Vive operating segment primarily serves customers that may not qualify for traditional prime lending offers who desire to purchase goods and services from participating merchants. Vive offers customized programs, with services that include revolving loans through private label and Vive-branded credit cards. Vive’s current network of over 3,000 point-of-sale partner locations and e-commerce websites includes furniture, mattresses, fitness equipment, and home improvement retailers, as well as medical and dental service providers. We believe Vive’s product offerings are complementary to those of Progressive Leasing and allow Progressive Leasing to expand into the markets and POS partners that Vive serves.

Our 2020 Performance Highlights(1)

•

We reported record revenues from continuing operations of $2.5 billion in 2020, an increase of 14.9% compared to 2019, despite our POS partners being unfavorably impacted by the COVID-19 pandemic and significant changes to consumer spending and payment behaviors. Our growth in revenues was driven by strong customer payment activity and higher average merchandise price per lease.

•

Adjusted EBITDA from continuing operations increased 34.5% in 2020 to $321 million, compared to $239 million in 2019, primarily due to overall revenue growth and a decreased provision for lease merchandise write-offs.(2)

•

Gross merchandise volume from continuing operations, or “GMV” – which we define as the retail price of merchandise we acquire from POS partners and lease to customers and, with respect to Vive, gross loan originations – increased 4.5% in 2020, largely due to an increase in the average merchandise price per lease in 2020 compared to 2019 and growth in Vive’s loan originations in the second half of 2020, partially offset by challenges the COVID-19 pandemic presented to our POS partners, including store closures and/or disruptions, decreased customer traffic, and unavailability of certain merchandise due to supply chain disruptions.

(1)

Performance highlights from continuing operations do not include the revenues, Adjusted EBITDA or GMV classified as discontinued operations related to the Spin-Off of our former Aaron’s Business operating segment.

(2)

Adjusted EBITDA is a measurement of our performance not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). For a reconciliation of Adjusted EBITDA to the closest GAAP measure, Net Earnings (Loss) from continuing operations, refer to the reconciliation set forth in Appendix A. Our Net Earnings (Loss) from continuing operations for 2020 and 2019 was $233.6 million and ($24.6 million), respectively.

Our Performance Highlights for the Past Three Years

•	Our revenues from continuing operations increased by more than 22% over the past three years, from $2.03 billion in 2018 to $2.48 billion in 2020.

•	Our Adjusted EBITDA from continuing operations increased by 74% over that time period, from $185 million in 2018 to $321 million in 2020.(1)

•	Our GMV from continuing operations increased by more than 27% over the past three years, from $1.55 billion in 2018 to $1.98 billion in 2020.

(1)

Adjusted EBITDA is a measurement of our performance not calculated in accordance with GAAP. For a reconciliation of Adjusted EBITDA to the closest GAAP measure, Net Earnings (Loss) from continuing operations, refer to the reconciliation set forth in Appendix A. Our Net Earnings (Loss) from continuing operations for each of fiscal years 2020, 2019 and 2018 was $233.6 million, ($24.6 million) and $125.3 million, respectively.

Our Strategy Going Forward

Our strategy to drive growth in our business, which we believe positions us for success over the long-term, includes the following:

•

Grow GMV with existing and new POS partners – We plan to grow GMV through strategic collaboration and marketing efforts with our POS partners. We remain focused on converting our existing pipeline of retailers into new POS partners. Our ability to maintain and strengthen new and existing relationships, including addressing the changing needs of our POS partners, is critical to the long-term growth of our business.

•

Invest in technology that simplifies and improves the customer experience – We are investing in technology platforms that promote customer engagement and simplify the lease application, origination and servicing experience. We are committed to providing our customers with greater choice and flexibility in how and where they choose to shop. We are expanding and innovating our e-commerce capabilities to benefit existing and new POS partners and customers.

•	Leverage our large database to drive repeat business – We are leveraging our database of over 10 million leases to offer current and prospective customers products and solutions that meet their needs.

•	Broaden our product ecosystem through R&D efforts and strategic acquisitions – We plan to expand our products through internal R&D efforts and potential strategic acquisitions.

•

Employ direct to consumer marketing to drive shoppers in-store and online – We plan to continue expanding our direct-to-consumer marketing efforts to attract new customers and drive more GMV through our POS partners.

Our Response to the COVID-19 Pandemic

During 2020, the Company quickly and frequently adjusted its business operations to respond to the COVID-19 pandemic, an event unprecedented in the history of the Company, including taking the actions described below to help our customers, POS partners and employees navigate the risks and uncertainty arising from the pandemic.

Actions to Assist Customers

•	We allowed customers to defer making payments owed to us.

•	We partnered with customers to create payment schedules personalized to their unique situations, on a case-by-case basis.

•	We offered discounted settlement opportunities, where appropriate.

•	We waived return payment fees in our Progressive Leasing segment.

Actions to Assist POS Partners

•

We worked closely with our POS partners to facilitate a continuation of our services to them, as many of them temporarily closed stores and showrooms and transitioned to curbside and/or e-commerce only business models.

•	We supported our POS partners as many of them later reopened their stores and showrooms with significantly modified business operations and processes, due to the pandemic.

•	We provided our POS partners with socially-distanced, in-the-field support where we were able to safely and appropriately do so.

Actions to Protect the Health and Safety of Customers and Employees

•

We temporarily closed the showrooms of our former Aaron’s Business operating segment, which we separated into a standalone company effective as of November 30, 2020, and moved to curbside and e-commerce only service, where government orders allowed us to do so.

•

We reconfigured those showrooms, installed protective barriers, enhanced our in-store cleaning and sanitation procedures and implemented other new measures intended to enhance the health and safety of our customers and in-store team members, once we reopened those showrooms.

•	We transitioned a significant portion of our employees to working remotely from home.

•	We provided our employees and their family members with no-cost access to virtual mental health counseling services.

•	We expanded our policies to include two weeks of paid sick leave for employees who tested positive for COVID-19.

MATTERS TO BE VOTED ON

Proposal 1 – Election of Directors

2020 was a transformative year for our Company as we successfully completed the Spin-Off. As described in further detail in this Proxy Statement, the Spin-Off resulted in a number of leadership changes at the Company. For example, Kelly H. Barrett, Walter G. Ehmer, Hubert L. Harris and John W. Robinson departed our Board of Directors and joined the Board of Directors of The Aaron’s Company. We thank Ms. Barrett and Messrs. Ehmer, Harris and Robinson for their leadership and many contributions to our Company, and we wish them well in their future endeavors. In connection with this transition, our new President and Chief Executive Officer, Steven A. Michaels, joined our Board of Directors and, since then, we have added an additional director – James P. Smith – whom we believe brings highly relevant skills and perspectives to our Board our Directors that are reflective of the Company’s new positioning following the Spin-Off.

Our Board of Directors recommends the election of the nominees listed below, each of whom will have a term of office expiring at our 2022 Annual Meeting of Shareholders. Each nominee elected to serve as a director will hold office until the expiration of his or her term and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal from office or death. If, at the time of the Annual Meeting, any of such nominees should be unable to serve, the persons named in the proxy will vote for such substitutes as our Board of Directors recommends. In no event will the proxy be voted for more than seven nominees. Our management has no reason to believe that any nominee for election at the Annual Meeting will be unable to serve if elected.

The following table provides summary information about each nominee, all of whom currently serve on our Board of Directors. All of the nominees listed below have consented to serve as directors if elected. We invite you to read the more fulsome descriptions of our director nominees under “Governance – Board of Directors.”

Nominee	Age	Occupation	Independent	Joined Our Board
Kathy T. Betty	65	Former Owner and Chief Executive Officer Atlanta Dream (WNBA team)	Yes	August 2012
Douglas C. Curling	66	Managing Principal New Kent Capital LLC and New Kent Consulting LLC	Yes	January 2016
Cynthia N. Day	56	President and Chief Executive Officer Citizens Bancshares Corporation and Citizens Trust Bank	Yes	October 2011
Curtis L. Doman	48	Chief Innovation Officer PROG Holdings, Inc.	No	August 2015
Steven A. Michaels	49	President and Chief Executive Officer PROG Holdings, Inc.	No	December 2020
Ray M. Robinson	73	Former President for the Southern Region AT&T	Yes	November 2002
James P. Smith	54	Former Executive Vice President, Head of Digital & Direct Virtual Channels Wells Fargo & Company	Yes	May 2021

Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our Board of Directors. Our Board of Directors can then choose to accept the resignation, reject it or take such other action that our Board of Directors deems appropriate.

Our Board of Directors recommends that you vote “FOR”

the election of each of the nominees above.

Proposal 2 – Advisory Vote on Executive Compensation

We provide our shareholders with the annual opportunity to cast an advisory vote on the compensation of our named executive officers. The vote on this proposal represents an additional means by which we obtain feedback from our shareholders about executive compensation. Among other responsibilities, our Compensation Committee sets executive compensation for our named executive officers, which is designed to link pay with performance while enabling us to competitively attract, motivate and retain quality executive leadership. The overall objective of our executive compensation program is to establish appropriate incentives and rewards for creating sustainable, long-term shareholder value.

To meet this objective, the Compensation Committee’s deliberations regarding how much to pay our named executive officers included, among other performance metrics:

•	objective measurements of business performance;

•	the accomplishment of strategic and financial objectives;

•	the development and retention of management talent;

•	enhancement of shareholder value; and

•	external market, competitive and benchmarking data.

Our focus on internal financial performance as measured in our annual incentive plans led to solid results for 2020, and we believe has positioned our operations well for the future. Our equity program serves to align the interests of our named executive officers with those of our shareholders.

Additionally, during 2020, and against the backdrop of both the COVID-19 pandemic and the Spin-Off, the Compensation Committee addressed numerous complex compensation, retention and succession matters. With the assistance of our independent compensation consultant, we initiated and oversaw a number of actions to ensure our executive compensation programs properly reflected and took into account the COVID-19 pandemic and the Spin-Off and continued to serve the long-term best interests of our shareholders. These actions included senior management taking reductions in base salaries during the height of the COVID-19 pandemic, as well as developing compensation structures to drive a successful Spin-Off, such as creating a special bonus and retention program for executives who were key to the success of the Spin-Off, modifying the 2020 incentive compensation program based on the November 30, 2020 completion date of the Spin-Off, adopting a two-fold approach to the treatment of outstanding long-term incentive awards in connection with the Spin-Off and establishing new pay ranges for executive officers of both companies following the Spin-Off.

We encourage our shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which discusses how our compensation policies and programs support our compensation philosophy, as well as how our Compensation Committee addressed these matters in light of the COVID-19 pandemic and the Spin-Off. Our Board of Directors and the Compensation Committee believe these policies and programs are strongly aligned with the long-term interests of our shareholders.

Accordingly, we ask for shareholder approval of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, is hereby APPROVED.”

This vote is advisory and therefore not binding on us, our Board of Directors or the Compensation Committee. At last year’s annual meeting of shareholders, approximately 98% of votes cast were in support of the compensation paid to our named executive officers. Our Board of Directors and the Compensation Committee value the opinions of our shareholders, and the Compensation Committee takes seriously its role in the governance of compensation. The Compensation Committee will consider the result of this year’s vote, as well as other communications from shareholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation program.

Assuming a quorum is present, the resolution above approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution.

Our Board of Directors recommends that you vote “FOR”

the resolution approving our executive compensation.

Proposal 3 – Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP (“EY”) to audit our consolidated financial statements for the year ending December 31, 2021, as well as the effectiveness of our internal controls over financial reporting as of December 31, 2021. A representative of EY will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.

We are asking our shareholders to ratify EY’s appointment as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our Board of Directors is submitting the selection of EY to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and view the ratification vote as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, it is anticipated that no change in our independent registered public accounting firm would be made for fiscal year 2021 because of the difficulty and expense of making any change during the current fiscal year.

However, our Board of Directors and the Audit Committee would consider the vote results in connection with the engagement of an independent registered public accounting firm for fiscal year 2022. Even if EY’s appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2021 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal.

Our Board of Directors recommends that you vote “FOR” the ratification of the appointment of our independent registered public accounting firm for 2021.

Proposal 4 – Amendment to the PROG Holdings, Inc. Employee Stock Purchase Plan

We are seeking your vote to approve an amendment to the PROG Holdings, Inc. Employee Stock Purchase Plan, as amended and restated (the “ESPP”), which will allow officers of the Company who are subject to the disclosure requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”) to participate in the ESPP. This amendment to the ESPP (the “ESPP Amendment”) was approved and adopted by our Compensation Committee, subject to approval by shareholders at the Annual Meeting. If shareholders do not approve the ESPP Amendment, the ESPP Amendment will not become effective.

Overview of the ESPP and Summary of the Proposal

The ESPP was first approved by our shareholders in 2018. The primary purpose of the ESPP is to encourage ownership of our common stock by eligible employees of the Company and certain of its subsidiaries. Specifically, the ESPP provides eligible employees an opportunity to use payroll deductions to purchase shares of our common stock on periodic purchase dates at a discount. The Compensation Committee believes that the ESPP is a valued benefit for our eligible employee base. We believe that allowing employees to purchase shares of our common stock through the ESPP motivates high levels of performance and provides an effective means of encouraging employee commitment to our success and recruiting new employees.

The ESPP Amendment expands eligibility under the ESPP to allow employees of the Company who are Section 16 Officers to participate in the ESPP. We believe providing our Section 16 Officers with an additional means to obtain an economic interest in the performance and success of the Company will further increase their alignment with shareholders and enhance their motivation to continuously improve Company performance, both of which are of mutual benefit to them as well as the Company.

Because the ESPP was originally approved by our shareholders in 2018 (and the Company had never utilized an employee stock purchase program previously), our Compensation Committee wanted to ensure that sufficient shares would be available to employees who may not otherwise have ready access to our common stock. Therefore, our Section 16 Officers were initially excluded from being able to participate in the ESPP. However, because the ESPP has now been in place for several years and, as a result, historical share usage data (as well as average participation levels) are capable of being analyzed and forecasted, the Compensation Committee has determined, with assistance from its independent compensation consultant, Exequity LLP, that allowing Section 16 Officers to participate in the ESPP will not disadvantage non-management employees. In other words, based on historical share usage data and average participation levels since the ESPP was first adopted by shareholders in 2018, we believe sufficient shares will remain available under the ESPP so that non-management employees will continue to have ready access to our common stock over the next 2-3 year period, when we would expect to seek shareholder approval to replenish the shares available under the ESPP in any event regardless of the inclusion of our Section 16 Officers. Furthermore, because new shares are not being added to the ESPP at this time, we do not anticipate allowing Section 16 Officers to participate in the ESPP will materially increase dilution or the costs of the ESPP over the next 2-3 year period.

Notwithstanding Section 16 Officers’ eligibility to participate in the ESPP as a result of the ESPP Amendment, the ESPP will continue to prohibit employees who own (or are deemed to own through attribution) 5% or more of the combined voting power or value of our common stock or classes of common stock of one of our subsidiaries to participate in the ESPP. As of the filing of this Proxy Statement, no Section 16 Officer owned (or was deemed to own through attribution) 5% or more of the combined voting power or value of our common stock or classes of common stock of any one of our subsidiaries. Further, the Compensation Committee may, but is not required to, exclude from participation in the ESPP, certain employees who are “highly compensated employees” (within the meaning of Section 414(q) of the Internal Revenue Code of 1986, as amended (the “Code”)).

For purposes of clarity, the ESPP Amendment is not increasing the shares available for issuance under the ESPP.

Summary of Material Terms of the ESPP

The following summary of the ESPP is qualified in its entirety by reference to the complete text of the ESPP, as amended by the ESPP Amendment, which is attached to this Proxy Statement as Appendix B. The summary of the ESPP set forth below also assumes the approval of the ESPP Amendment. Other than the changes to the ESPP proposed to be made by the ESPP Amendment described above, no other terms or conditions of the ESPP will change pursuant to the ESPP Amendment.

Shares Available for Issuance under the ESPP

The maximum number of shares of our common stock authorized for sale under the ESPP is 200,000. The shares made available for sale under the ESPP may be authorized but unissued shares, treasury shares, reacquired shares reserved for issuance under the ESPP, or shares acquired on the open market. As of May 1, 2021, the aggregate number of shares of common stock available for issuance under the ESPP was 75,314.

Administration

The ESPP is administered by the Compensation Committee, although the Compensation Committee may, where permitted by the terms of the ESPP and applicable law, delegate administrative tasks under the ESPP to the services of an agent and/or Company employees to assist with the administration of the ESPP. Subject to the provisions of the ESPP and applicable law, the Compensation Committee or its delegate has full and exclusive authority to interpret the terms of the ESPP and determine eligibility to participate in the ESPP. In all cases, the ESPP is required to be administered in such a manner so as to comply with applicable requirements of Section 423 of the Code. All determinations of the Compensation Committee are final and binding on all persons having an interest in the ESPP.

Eligibility

Employees eligible to participate in the ESPP for a given offering period generally include employees who are employed on the first day of the offering period, which is the enrollment date. Employees who have not been employed for at least six months or that customarily work 20 hours per week or less are not eligible to participate in the ESPP. As of May 1, 2021, the Company estimated it had approximately 1,528 employees eligible to participate in the ESPP.

The Compensation Committee may, but is not required to, exclude from participation in the ESPP, certain employees who are “highly compensated employees” (within the meaning of Section 414(q) of the Code) and certain foreign employees. Finally, employees who own (or are deemed to own through attribution) 5% or more of the combined voting power or value of all our classes of stock or of one of our subsidiaries are not allowed to participate in the ESPP.

Employees may enroll in the ESPP by completing a payroll deduction form permitting the deduction of at least 1% but not more than 10% of their compensation. Eligible compensation includes base salary and wages paid to the employee, before deduction for any deferral contributions to any tax-qualified or nonqualified deferred compensation plan.

Such payroll deductions may be expressed as a whole number percentage and the accumulated deductions are applied to the purchase of shares on each semi-annual purchase date. However, a participant may not purchase more than 500 shares in each offering period and may not subscribe for more than $25,000 in fair market value of shares of our common stock (determined at the time the ability to purchase shares of our common stock is granted) during any calendar year. The Compensation Committee has the authority to change these limitations for any subsequent offering period, in compliance with the rules prescribed by the ESPP and Section 423 of the Code.

Offering Period, Purchase of Shares and Payroll Deductions

Under the ESPP, participants have the ability to purchase shares of our common stock at a discount during a series of successive offering periods, which commence and end on such dates as determined by the Compensation Committee or its delegate. Unless otherwise determined by the Compensation Committee or its delegate, each offering period will be six months in length. However, in no event may an offering period be longer than 27 months in length.

The purchase price of each share of our common stock is the lower of 85% of the closing trading price per share of our common stock on the first trading date of an offering period in which a participant is enrolled or 85% of the closing trading price per share of our common stock on the purchase date, which occurs on the last trading day of each offering period.

Unless a participant has previously canceled his or her participation in the ESPP before the purchase date, the participant is deemed to have exercised his or her ability to purchase shares of our common stock in full as of each purchase date. Upon exercise, the participant purchases the number of whole shares that his or her accumulated payroll deductions will buy at the purchase price per share of our common stock, subject to the participation limitations listed above and shares available under the ESPP.

A participant may cancel his or her payroll deduction authorization at any time prior to the end of the offering period. Upon cancellation, a participant will be paid his or her account balance in cash without interest. A participant may decrease (but not increase) his or her payroll deduction authorization once during any offering period. If a participant wants to increase or decrease the rate of payroll withholding, he or she may do so effective for the next offering period by submitting a new form before the offering period for which such change is to be effective; otherwise, a participant will automatically participate in the next offering period at the same rate of payroll withholding as in effect at the end of the prior offering period (so long as the participant remains eligible to participate in the ESPP).

Non-Transferability and Restrictions on Resale

A participant may not assign, transfer, pledge or otherwise dispose of (other than by will or the laws of descent and distribution) payroll deductions credited to a participant’s account or any rights to purchase shares of our common stock or to receive shares of our common stock under the ESPP, and during a participant’s lifetime, rights to purchase shares of our common stock in the ESPP shall be exercisable only by such participant. Any such attempt at assignment, transfer, pledge or other disposition will not be given effect.

Shares of our common stock purchased under the ESPP may not be sold, transferred or otherwise disposed of by a participant for a period of one year from the date the shares are purchased. The Compensation Committee may, in its sole discretion, place additional restrictions on the sale or transfer of our shares purchased under the ESPP by notice to the participants in advance of the offering period.

Termination of Eligibility

If an individual’s eligibility to participate in the ESPP terminates for any reason before the last day of the offering period, the termination will cause payroll deductions to cease immediately. If the eligible employee’s subscription account has a cash balance remaining when he or she terminates, this balance will be refunded to the eligible employee in cash (without interest) within 30 calendar days after the employee ceases to be eligible.

Change in Control or Occurrence of Significant Corporate Transactions

In the event of any increase or decrease in the number of issued shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by us, we will proportionately adjust the aggregate number of shares of our common stock offered under the ESPP, the number and price of shares which any participant has elected to purchase under the ESPP, and the maximum number of shares which a participant may elect to purchase in any single offering period. If there is a proposal to dissolve or liquidate the Company, then the ESPP will terminate immediately prior to the consummation of such proposed dissolution or liquidation, and any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our dissolution or liquidation. We will notify each participant of such change in writing at least ten business days prior to the end of the new offering period. If we undergo a merger with or into another entity or a sale of all or substantially all of our assets or certain other corporate events, each outstanding right to purchase shares of our common stock will be assumed, or an equivalent right to purchase shares of common stock substituted, by the successor entity or the parent or subsidiary of the successor entity. If the successor entity refuses to assume the outstanding rights to purchase shares of our common stock or substitute equivalent rights, then any offering period then in progress will be shortened by setting a new purchase date to take place before the date of the proposed sale or merger. We will notify each participant of such change in writing at least ten business days prior to the end of the new offering period.

Federal Income Tax Consequences

The following is a brief summary of the federal income tax consequences relating to the purchase and sale of stock under the ESPP for individuals who are both citizens and residents of the United States, under the assumption that the ESPP satisfies the requirements of Section 423 of the Code. Individual circumstances may change these results. This brief discussion is based on current U.S. federal income tax laws, regulations, and judicial and administrative interpretations. The following discussion does not set forth any tax consequences other than U.S. federal income tax consequences, including any state, local or foreign tax consequences that may apply.

Although after-tax amounts are used to purchase shares under the ESPP, a participant will not recognize taxable income upon the grant of the right to purchase shares at the start of an offering period or when he or she purchases shares under the ESPP. Generally, participants will recognize taxable income in the year in which such participant sells or otherwise disposes of the purchased shares (whether by sale, exchange or gift).

The tax consequences on a sale or disposition of shares of our common stock acquired under the ESPP depend in part on whether the disposition occurs before or after expiration of a statutory holding period, which is the period ending on the later of (i) two years after the first day of the offering period in which such shares were acquired (the “offering date”) and (ii) one year after the date such shares were acquired. If the shares are sold or otherwise disposed of after the holding period expires, or if a participant dies while owning the shares, then it is a “qualifying” disposition. If the shares are sold before the holding period expires, then it is a “disqualifying” disposition.

If a participant makes a “qualifying” disposition of stock, the participant will have ordinary income from the sale equal to the lesser of:

•	the fair market value of the shares on the offering date, less the purchase price of the shares, or

•	the fair market value of the shares on the date of the disposition (or the date of the participant’s death, if applicable), less the purchase price of the shares.

The Company reports the ordinary income that a participant incurs at the time of sale on the participant’s Form W-2. Individuals who do not receive a Form W-2 from us are still responsible for reporting all income.

If a participant makes a “qualifying” disposition of stock, the ordinary income, if any, that such participant recognized on the disposition of the shares is added to the participant’s basis in the shares, except where the disposition is due to the participant’s death. In that case, any ordinary income recognized on the disposition is not added to the participant’s basis in the shares. After increasing the basis in the shares by the ordinary income recognized, any additional gain realized on the sale or disposition is treated as a long-term capital gain. If the participant sells shares for less than the purchase price, such participant will not have ordinary income. Instead, the participant will realize a capital loss equal to the difference between the sales price and his or her purchase price.

If a participant makes a “disqualifying” disposition, the participant will have ordinary income upon the sale of the shares equal to the excess of the value of such shares on the date the shares were purchased over the purchase price of the shares (this amount must be recognized even if the value of the shares has decreased since the date the shares were purchased). This amount is added to the participant’s basis in the shares. After increasing the basis by this amount, any gain realized on the disposition in excess of the basis will be treated as a capital gain or loss. Whether such capital gain or loss will be long-term or short-term will depend on how long the shares were held (e.g., long-term capital gain or loss if the shares were held for over one year).

The Company does not receive any U.S. federal income tax deduction as a result of issuing shares pursuant to the ESPP, except upon a sale or disposition of shares by a participant prior to the expiration of the statutory holding period. In that case, the Company will generally be entitled to a U.S. federal income tax deduction equal to the amount of ordinary income recognized by such participant with respect to the sale or disposition of the shares, subject to Section 162(m) of the Code.

Qualification

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. The ESPP is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, nor is it qualified under Section 401(a) of the Code.

Amendment and Termination of the ESPP

Our Board of Directors or the Compensation Committee may amend, suspend or terminate the ESPP at any time. However, no amendment may increase the number of shares of common stock available under the ESPP, change the employees eligible to participate, or cause the ESPP to cease to be an “employee stock purchase plan” within the meaning of Section 423 of the Code, without obtaining shareholder approval within 12 months before or after such amendment. If the ESPP is terminated before the scheduled expiration of any offering period, each participant’s account balance will be distributed to him or her in cash (without interest) as soon as administratively practicable.

Shares Purchased under the ESPP

The amounts of future purchases under the ESPP are not determinable because participation is voluntary, participation levels depend on each participant’s elections and the restrictions of Section 423 of the Code and the ESPP, and the per-share purchase price depends on the future value of our common stock. Only certain employees of the Company and its participating subsidiaries are eligible to participate in the ESPP. Non-employee directors are not eligible to participate in the ESPP. The following table shows the number of shares of our common stock that have been purchased by employees, including our named executive officers, since the inception of the ESPP on March 2, 2018 through November 13, 2020, the most recent ESPP purchase date to have occurred. For further information regarding the determination of the composition of our named executive officers as set forth in the table below, which is determined pursuant to rules prescribed by the Securities and Exchange Commission (the “SEC”), see “Compensation Discussion and Analysis – Introduction.”

Name and Position	Aggregate Number of Shares Purchased (#)
Steven A. Michaels President and Chief Executive Officer	0
Curtis L. Doman Chief Innovation Officer	0
Brian Garner(1) Chief Financial Officer	1,370
Marvin A. Fentress General Counsel and Corporate Secretary	0
John W. Robinson III Former Chief Executive Officer	0
Douglas A. Lindsay Former Chief Executive Officer, Aaron’s Business	0
C. Kelly Wall(2) Former Interim Chief Financial Officer	207
Ryan K. Woodley Former Chief Executive Officer, Progressive Leasing	0
Blake Wakefield(1) Former President	1,364
All current executive officers as a group (10 persons)	3,386
All current directors, who are not executive officers, as a group	0
All employees, excluding current executive officers as a group	121,300

(1)	Shares of common stock held represent shares of common stock purchased under the ESPP prior to becoming a Section 16 Officer in connection with the Spin-Off on December 1, 2020.
(2)	Shares of common stock held represent shares of common stock purchased under the ESPP prior to becoming the Company’s Interim Chief Financial Officer on July 31, 2020.

Adoption of the ESPP Amendment

Assuming a quorum is present, the proposal to approve the ESPP Amendment will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal.

Our Board of Directors recommends that you vote “FOR”

the Amendment to the Employee Stock Purchase Plan.

GOVERNANCE

Our Board of Directors currently consists of seven directors, each of whom is a nominee for election at the Annual Meeting to serve a term of office expiring at our 2022 Annual Meeting of Shareholders. Information regarding our directors, including the specific experiences and skills that qualify each of our directors to serve on our Board of Directors is set forth below. For additional information regarding our directors, see “Proposal 1 - Election of Directors.”

Board of Directors

Kathy T. Betty, 65, has served as a director of the Company since August 2012. From 2009 until 2011, Ms. Betty was the owner and Chief Executive Officer of the Atlanta Dream of the WNBA. She also founded The Tradewind Group, an incubator company, where she worked until 2007. Her other experience includes serving as Executive Vice President and Partner of ScottMadden, a business consulting firm, from 1993 to 2000, where she worked on international mergers and acquisitions, and working at Ernst & Young LLP from 1989 to 1993, including serving as one of the first women admitted to the partnership.

Among other qualifications, Ms. Betty brings over thirty years of business management and consultancy experience to our Board of Directors. Ms. Betty currently serves on the board of directors of ScottMadden as well as on the Board of Advisors for Synergy Laboratories, a private for-profit company. In addition, her non-profit leadership positions include serving on the boards of the Chick-fil-A Foundation, the Alexander-Tharpe Fund, Georgia Institute of Technology, and the Board of Councilors of the Carter Center as well as serving on the Board of Trustees for the Georgia Institute of Technology Athletic Association. She has also served on the boards of the Children’s Health Care of Atlanta Foundation, YMCA of Metropolitan Atlanta and Big Brothers Big Sisters of Atlanta. These positions provided her with management, entrepreneurial, financial and accounting experience, which are utilized by our Board of Directors. These skills and experience qualify her to serve on our Board of Directors.

Douglas C. Curling, 66, has served as a director of the Company since January 2016. Since March 2009, Mr. Curling has been the managing principal of New Kent Capital LLC, a family-run investment business, and New Kent Consulting LLC, a privacy and mergers and acquisitions consulting business. From 1997 until September 2008, Mr. Curling held various executive positions at ChoicePoint Inc., a provider of identification and credential verification services that was sold to Reed Elsevier in 2008, including serving as President from April 2002 to September 2008, as Chief Operating Officer from 1999 to September 2008 and as Executive Vice President, Chief Financial Officer and Treasurer from 1997 to May 1999. Mr. Curling also served as a director of ChoicePoint Inc. from May 2000 to September 2008. Mr. Curling currently serves on the board of directors of CoreLogic, a New York Stock Exchange listed company providing global property information, analytics and data-enabled services to financial services organizations and real estate professionals.

Among other qualifications, Mr. Curling brings substantial experience in managing and operating businesses with privacy, data analytics and other data-enabled matters to our Board of Directors. His prior service as a chief financial officer provides him with valuable accounting and financial expertise, and his consulting experience provides him with significant mergers and acquisitions expertise, all of which is utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Cynthia N. Day, 56, has served as a director of the Company since October 2011. Ms. Day has been the President and Chief Executive Officer of Citizens Bancshares Corporation and Citizens Trust Bank since February 2012. Citizens Bancshares Corporation was a publicly held corporation until January 2017. She served as Chief Operating Officer and Senior Executive Vice President of Citizens Trust Bank from February 2003 to January 2012 and served as its acting President and Chief Executive Officer from January 2012 to February 2012. She previously served as the Executive Vice President and Chief Operating Officer and in other capacities of Citizens Federal Savings Bank of Birmingham from 1993 until its acquisition by Citizens Trust Bank in 2003. Before joining Citizens Trust Bank, she served as an audit manager for KPMG. Ms. Day also serves on the board of directors of Primerica, Inc., a provider of financial services to middle income households, the National and Georgia Banker’s Associations and the Atlanta Area Council of Boy Scouts of America. She is also a member of the Rotary Club of Atlanta, the Georgia Society of CPAs, and the AICPA.

Among other qualifications, Ms. Day brings significant management and financial experience to our Board of Directors. Her experience in multiple senior executive leadership positions and service on other boards, provide her with accounting and financial expertise, which are utilized by our Board of Directors. In addition, the customer base served by Citizens Bancshares Corporation is similar to that served by the Company, giving her a great understanding of their buying habits, the products they purchase and effective marketing and communication methods. These skills and experiences qualify her to serve on our Board of Directors.

Curtis L. Doman, 48, has served as a director of the Company since August 2015. Mr. Doman currently serves as the Chief Innovation Officer of the Company, and is a co-founder of Progressive Leasing. Previously, he served as Chief Technology Officer of Progressive Leasing from 1999 until December 2017 and Chief Product Officer from January 2018 until December 2019. He was also President of IDS, Inc. from September 1993 until October 2015.

Among other qualifications, Mr. Doman brings significant experience in technology and data analytics matters to our Board of Directors. Mr. Doman’s intimate knowledge of our Company, including as the creator of the dynamic decision engine used by our Progressive Leasing operating segment in evaluating underwriting criteria for our lease products, is utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Steven A. Michaels, 49, has been a director since December 1, 2020 when he also became Chief Executive Officer of the Company in connection with the Spin-Off. Mr. Michaels was also named President of the Company as of April 1, 2021. From July 31, 2020 through November 2020, Mr. Michaels served as the Chief Executive Officer of the Company’s Progressive Leasing operating segment. Mr. Michaels previously served as the Company’s Chief Financial Officer and President of Strategic Operations from February 2016 until July 31, 2020, President of the Company from April 2014 until February 2016, Vice President, Strategic Planning & Business Development from 2013 until April 2014, Vice President, Finance from 2012 until April 2014 and Vice President, Finance, Aaron’s Sales & Lease Ownership Division from 2008 until 2011.

Among other qualifications, Mr. Michaels brings significant operational and financial experience to our Board of Directors. His considerable experience in senior management, and his leadership and intimate knowledge of our business provide him with strategic and operational expertise generally and for the Company specifically, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Ray M. Robinson, 73, has served as a director of the Company since November 2002 and has been our Chairman since April 2014. From November 2012 until his appointment as Chairman, Mr. Robinson was the Company’s independent lead director. Mr. Robinson started his career at AT&T in 1968, and prior to his retirement in 2003, he held several executive positions, including President of the Southern Region, its largest region, President and Chief Executive Officer of AT&T Tridom, Vice President of Operations for AT&T Business Customer Care, Vice President of AT&T Outbound Services, and Vice President of AT&T Public Relations. Mr. Robinson is also a director of Acuity Brands, Inc., a lighting solutions company, American Airlines Group Inc., a holding company operating various commercial airlines (including American Airlines and US Airways), and Fortress Transportation and Infrastructure Investors LLC, an investor in infrastructure and equipment for the transportation of goods and people, all of which are public companies. Since 2003, Mr. Robinson has also served as a director and non-executive Chairman of Citizens Bancshares Corporation and its subsidiary, Citizens Trust Bank, the largest African American-owned bank in the Southeastern United States and the nation’s second largest. As of January 2017, Citizens Bancshares Corporation’s stock is traded only on over-the-counter markets. Its subsidiary, Citizens Trust Bank, is not a publicly traded company. Mr. Robinson previously served as a director of RailAmerica, Inc. from 2010 to 2012 and Avnet, Inc. from 2000 to 2018. Mr. Robinson has also been Vice Chairman of the East Lake Community Foundation in Atlanta, Georgia since November 2003.

Among other qualifications, Mr. Robinson brings experience in senior management and board service for numerous public companies to our Board of Directors. His service on the boards of a number of organizations of varying sizes provides him with extensive operational skills and governance expertise, which are utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

James P. Smith, 54, has served as a director of the Company since May 2021. From 1994 to 2020, Mr. Smith served in a variety of senior management positions at Wells Fargo & Company, most recently serving as Executive Vice President, Head of Digital & Direct Virtual Channels from June 2014 to September 2020, where he was responsible for enterprise digital strategy, capabilities and channels along with enterprise responsibility for retail contact centers (phone, email, chat) and served on the Wells Fargo & Company Management Committee. Mr. Smith has also served as a founding member of the board of directors of Akoya LLC, a privately-held financial data access network that allows aggregators and fintech companies to directly connect with financial institutions to securely obtain consumer-permissioned financial data. Mr. Smith is also an external advisor to Bain & Company, a management consulting firm. Mr. Smith previously served as a member of the board of directors of clearXchange from 2011 to 2015. Mr. Smith is also a mentor for the Miller Center for Social Entrepreneurship at Santa Clara University.

Among other qualifications, Mr. Smith brings significant fintech expertise to our Board of Directors, particularly as a leader and pioneer with over 30 years’ experience leveraging emerging technologies and data in the financial services industry, including the development of the first ever Internet Banking offering in 1995 and development of many other industry firsts including mobile banking, ApplePay, and Zelle, a digital payments network started by a consortium of U.S. banks, including Bank of America, JPMorgan Chase and Wells Fargo. His experience in senior executive leadership positions, as well as his consulting experience, driving digital strategy, transformation and product development with respect to consumer financial service offerings will be utilized by our Board of Directors. These skills and experiences qualify him to serve on our Board of Directors.

Executive Officers Who Are Not Directors

Set forth below are the names and ages of each current executive officer of the Company who is not a director. All positions and offices with the Company held by each such person are also indicated.

Name (Age)	Position with the Company and Principal Occupation During the Past Five Years
Marvin Fentress (60)	General Counsel and Corporate Secretary since December 2020. Previously, Mr. Fentress served as General Counsel and Chief Compliance Officer of the Company’s Progressive Leasing operating segment from 2012 through November 2020.

Debra Fiori (51)	Chief Human Resources Officer since April 2021. Prior to joining the Company, Ms. Fiori served as Corporate Senior Vice President and Chief People Officer of Parsons Corporation, a leading provider of innovative technology-driven solutions in the defense, intelligence and critical infrastructure markets. In this role, Ms. Fiori was responsible for leadership development, succession planning, organizational design, reward systems, talent acquisition, and human resources operations.

Name (Age)	Position with the Company and Principal Occupation During the Past Five Years
Brian Garner (42)	Chief Financial Officer since December 2020. Previously, Mr. Garner served in the Company’s Progressive Leasing operating segment as Senior Vice President of Finance and Accounting from January 2019 through November 2020, Vice President of Finance and Accounting from March 2015 through December 2018, and Controller from 2012 to February 2015.

Mike Giordano (48)	Chief Commercial Officer since January 2021. Prior to joining the Company, Mr. Giordano served as Vice President, U.S. Sales, of Samsung Electronics America from August 2018 to January 2021, and as Vice President of Regional Sales from March 2014 to August 2018. In these roles at Samsung Electronics America, Mr. Giordano was responsible for managing the development and implementation of marketing and sales strategies for driving in-store and e-commerce home appliance sales to both national and regional retail partners and directly to consumers.

Ben Hawksworth (44)	Chief Product and Technology Officer since December 2020. Previously, Mr. Hawksworth served as Chief Product and Technology Officer of the Company’s Progressive Leasing operating segment from January 2018 through November 2020. Prior to joining the Company, Mr. Hawksworth served as Senior Vice President and Chief Information Officer, Global Business Solutions, of First Data Corporation from May 2016 to January 2018. In this role at First Data Corporation, Mr. Hawksworth was responsible for managing all software engineering, application support, project execution and portfolio management for a global merchant-acquiring business segment with more than $4 billion of annual revenue and 1,400 team members, including managing the strategy for transforming core information technology platforms to improve operating leverage, modernize products and facilitate entering new channels.

Ryan Ray (46)	Chief Administrative Officer since December 2020. Mr. Ray also continues to serve as President of the Company’s Vive Financial operating segment, a position he was appointed to in May 2016. He served as Chief Operations Officer of the Company’s Progressive Leasing operating segment from January 2015 to April 2016.

Matt Sewell (46)	Vice President, Financial Reporting and Principal Accounting Officer since December 2020. Previously, Mr. Sewell served as Director of Financial Reporting of the Company from October 2016 through November 2020. Prior to joining the Company, Mr. Sewell served as Director of Financial Reporting of Novelis Inc. from June 2014 to October 2016.

Trevor Thatcher (46)	Chief Operations Officer since December 2020. Previously, Mr. Thatcher served as Vice President of Operations of the Company’s Progressive Leasing operating segment from February 2015 through November 2020.

Composition, Meetings and Committees of the Board of Directors

Our Board of Directors is currently comprised of seven directors, each of whose terms expire at the Annual Meeting. Each of our directors will continue to hold office until the expiration of his or her term and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal from office or death.

Our Corporate Governance Guidelines include categorical standards adopted by our Board of Directors to determine director independence that meet the listing standards of the New York Stock Exchange (the “NYSE”). Our Corporate Governance Guidelines also require that at least a majority of our Board of Directors be “independent” under the rules of the NYSE. Our Board of Directors has affirmatively determined that all of our directors are “independent” in accordance with NYSE listing requirements and the requirements of our Corporate Governance Guidelines, other than Mr. Michaels, our President and Chief Executive Officer, and Mr. Doman, our Chief Innovation Officer.

Our Board of Directors currently has three standing committees consisting of an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. From time to time, our Board of Directors may establish ad-hoc committees at its discretion. Our Board of Directors has adopted a charter for each of its standing committees, copies of which are available on the Investor Relations section of our website located at http://investor.progleasing.com. The current members of each committee are identified in the table below:

Director	Audit Committee(1)	Compensation Committee	Nominating and Corporate Governance Committee
Kathy T. Betty		Member	(Chair)
Douglas C. Curling	Member	(Chair)
Cynthia N. Day	(Chair)	Member
Ray M. Robinson		Member	Member
James P. Smith(2)	Member		Member
Number of Meetings in Fiscal Year 2020	9	10	5
(1)

All members of the Audit Committee have been designated as financially literate and two of the three members of the Audit Committee have been designated as an “audit committee financial expert” as defined by regulations of the Securities and Exchange Commission.

(2)

James P. Smith joined our Board of Directors in May 2021. In connection therewith, Mr. Smith was appointed as a member of the Audit Committee and the Nominating and Corporate Governance Committee and Kathy Betty no longer serves on the Audit Committee and Douglas Curling no longer serves on the Nominating and Corporate Governance Committee.

Meetings

Our Board of Directors held 18 meetings during 2020. The non-management and independent members of our Board of Directors also met frequently in executive session, without management present, during which Mr. Ray Robinson, the Chairman of our Board of Directors, acted as chair for these meetings. The number of meetings held by each of our committees in 2020 is shown in the table above. Each of our directors that held office during 2020 attended 75% or more of the total of all meetings of our Board of Directors and the committees on which he or she served during 2020 that occurred during the time when he or she served as a director.

In addition, between formally scheduled meetings, our Board of Directors held frequent informational meetings in connection with the latest developments regarding the COVID-19 pandemic as well as the Spin-Off in order to provide oversight and facilitate additional communication with senior management. During these additional meetings, our Board of Directors discussed the impact of the COVID-19 pandemic and the Spin-Off, as applicable, on the Company’s operational performance, business continuity and strategy, stakeholder engagement, employees, customers, regulators and vendors. The Company’s committees also monitored developments regarding both the COVID-19 pandemic and the Spin-Off in between regularly scheduled meetings and, in addition to the meetings of our Board of Directors and its committees, individual directors each made themselves available for consultation with management on an ad hoc basis with respect to the COVID-19 pandemic, the Spin-Off and other matters throughout the year.

It is our policy that directors are expected to attend the annual meeting of shareholders in the absence of a scheduling conflict or other valid reason. In 2020, due to the COVID-19 pandemic, all of our directors telephonically attended the 2020 Annual Meeting of Shareholders held on June 18, 2020, except for Messrs. John Robinson and Ray Robinson who attended in person.

Committees

Audit Committee. The function of the Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibility relating to: (i) the integrity of the Company’s financial statements; (ii) the financial reporting process and the systems of internal accounting and financial controls; (iii) the performance of the Company’s internal audit function and independent auditors; (iv) the independent auditors’ qualifications and independence; (v) the Company’s compliance with ethics policies (including oversight and approval of related party transactions and reviewing and discussing certain calls to the Company’s ethics hotline and the Company’s investigation of and response to such calls) and legal and regulatory requirements; (vi) the adequacy of the Company’s policies and procedures to assess, monitor and manage business risks including financial, regulatory and cybersecurity risks and its corporate compliance programs, including receiving quarterly reports related to such risks and programs; and (vii) the adequacy of the Company’s information security and privacy program and cybersecurity initiatives. The Audit Committee is directly responsible for the appointment, compensation, retention, and termination of our independent auditors, who report directly to the Audit Committee, and for recommending to our Board of Directors that the board recommend to our shareholders that the shareholders ratify the retention of our independent auditors. In connection with its performance of these responsibilities, the Audit Committee regularly receives reports from and holds discussions with Company management, leaders from the Company’s internal audit department, leaders from the Company’s legal department, and the independent auditors. Many of those discussions are held in executive session with the Audit Committee.

Each member of the Audit Committee satisfies the independence requirements of the NYSE and SEC rules applicable to audit committee members. Our Board of Directors has designated all members of the Audit Committee as financially literate and two of the three members of the Audit Committee as an “audit committee financial expert” as defined by SEC regulations.

Compensation Committee. The purpose of the Compensation Committee is to assist our Board of Directors in fulfilling its oversight responsibilities relating to: (i) executive and director compensation; (ii) equity compensation plans and other compensation and benefit plans; and (iii) other significant human resources matters.

The Compensation Committee has the authority to review and approve performance goals and objectives for the named executive officers in connection with the Company’s compensation programs, and to evaluate the performance of the named executive officers, in light of such performance goals and objectives and other matters, for compensation purposes. Based on such evaluation and other matters, the Compensation Committee determines the compensation of the named executive officers, including our President and Chief Executive Officer. The Compensation Committee also has the authority to approve grants of equity incentives and to consider from time to time, and recommend to our Board of Directors, changes to director compensation.

Each member of the Compensation Committee satisfies the independence requirements of the NYSE applicable to compensation committee members and is a non-employee director under Rule 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to assist our Board of Directors in fulfilling its responsibilities relating to: (i) board and committee membership, organization, and function; (ii) director qualifications and performance; (iii) management succession; and (iv) corporate governance. The Nominating and Corporate Governance Committee from time to time identifies and recommends to our Board of Directors individuals to be nominated for election as directors and develops and recommends to our Board of Directors for adoption corporate governance principles applicable to the Company.

Each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE.

Assessment of Director Candidates and Required Qualifications

The Nominating and Corporate Governance Committee is responsible for considering and recommending to our Board of Directors nominees for election as director at our annual meeting of shareholders and nominees to fill any vacancy on our Board of Directors. Our Board of Directors, after taking into account the assessment provided by the Nominating and Corporate Governance Committee, is responsible for considering and recommending to our shareholders nominees for election as director at our annual meeting of shareholders. In accordance with our Corporate Governance Guidelines, both the Nominating and Corporate Governance Committee and our Board of Directors, in evaluating director candidates, consider the experience, talents, skills and other characteristics of each candidate and our Board of Directors as a whole in assessing potential nominees to serve as director.

We believe that, at a minimum, a director should have the highest moral character and personal integrity, demonstrated accomplishment in his or her field and the ability to devote sufficient time to carry out the duties of a director. To help ensure the ability to devote sufficient time to board matters, no director may serve on the board of more than four other public companies while continuing to serve on our Board of Directors, and no director that serves as chief executive officer of another company may serve on the board of more than two other public companies while continuing to serve on our Board of Directors, unless our board determines in its business judgment that such simultaneous service will not impair the director’s ability to serve on our Board of Directors, and that such simultaneous service is otherwise in the best interests of the shareholders.

In addition to these minimum qualifications, our Board of Directors may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular board seat. These factors may include a candidate’s professional and educational background, reputation, industry knowledge and business experience and the relevance of those characteristics to us and our Board of Directors. In addition, candidates will be evaluated on their ability to complement or contribute to the mix of talents, skills and other characteristics needed to maintain the effectiveness of our Board of Directors and their ability to fulfill the responsibilities of a director and of a member of one or more of the standing committees of our Board of Directors. While our Board of Directors does not have a specific policy regarding diversity among directors, diversity of race, ethnicity, gender, age, cultural background and professional experience is considered in evaluating candidates for membership on our Board of Directors.

No person may be nominated for election to our Board of Directors or appointed to fill a vacancy on the Board of Directors if he or she will be age 75 or older upon his or her election or appointment, unless a waiver is granted by our Board of Directors. A director is required to offer his or her resignation immediately in the event the director, or any of his or her respective affiliates or associates, takes any action (including encouraging or supporting others) to (i) nominate, propose or vote in favor of any candidate to serve on our Board of Directors (other than the nominees proposed by our Board of Directors) or oppose for election any nominee proposed by our Board of Directors or (ii) solicit proxies with respect to any of our securities within the meaning of the Exchange Act and the rules thereunder (other than any proxy solicitation in favor of a matter approved by our Board of Directors).

In determining whether to nominate an incumbent director for re-election, the Nominating and Corporate Governance Committee and our Board of Directors evaluate each incumbent’s continued service, in light of these collective requirements. When the need for a new director arises (whether because of a newly created seat or vacancy), the Nominating and Corporate Governance Committee and our Board of Directors proceed to identify a qualified candidate or candidates and to evaluate the qualifications of each candidate identified. Final candidates are generally interviewed by one or more members of the Nominating and Corporate Governance Committee or other members of our Board of Directors before a decision is made.

Shareholder Recommendations and Nominations for Election to the Board

Our Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. Any shareholder wishing to nominate a candidate for director at the next annual shareholders’ meeting must submit a proposal as described under “Additional Information – Shareholder Proposals for 2022 Annual Meeting of Shareholders” and otherwise comply with the advance notice provisions and information requirements contained in our bylaws. The shareholder submission should be sent to the President of PROG Holdings, Inc. at 256 W. Data Drive, Draper, Utah 84020.

Shareholder nominees are evaluated under the same standards as other candidates for board membership described above in “– Assessment of Director Candidates and Required Qualifications.” In addition, in evaluating shareholder nominees for inclusion with the Board of Director’s slate of nominees, the Nominating and Corporate Governance Committee and our Board of Directors may consider any other information they deem relevant, including (i) the factors described in “– Assessment of Director Candidates and Required Qualifications,” (ii) whether there are or will be any vacancies on our Board of Directors, (iii) the size of the nominating shareholder’s holdings in the Company, (iv) the length of time such shareholder has owned such holdings and (v) any statements by the nominee or the shareholder regarding proposed changes in our operation.

Board Leadership Structure

We currently separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles. The Chairman is responsible for leading our Board of Directors in its duty to oversee the management of our business and affairs. The Chief Executive Officer is responsible for oversight of our day-to-day operations and business affairs, including directing the business conducted by our employees, managers and officers.

Our Chief Executive Officer serves on our Board of Directors, which we believe helps to serve as a bridge between management and our Board of Directors, ensuring that both groups act with a common purpose. We believe that Mr. Steve Michaels’ presence on our Board of Directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors.

Our Board of Directors does not have a formal policy on whether the Chairman and Chief Executive Officer roles should be separated or combined but, instead, makes that determination from time to time employing its business judgment. Our Board of Directors, however, does believe that if the Chairman and Chief Executive Officer roles are combined, or if the Chairman is not an independent director, that our Board of Directors should appoint an independent Lead Director to serve as the leader and representative of the independent directors in interacting with the Chairman and Chief Executive Officer and, when appropriate, our shareholders and the public. Our Board of Directors has determined that Mr. Ray Robinson, who serves as our Chairman, is independent under NYSE listing requirements. As a result, our Board of Directors has not designated a Lead Director.

Board of Directors and Committee Evaluations

Our Board of Directors and each of its committees conduct an annual evaluation, which includes a qualitative assessment by each director of the performance of our Board of Directors and the committee or committees on which the director sits. In 2020, our Board of Directors also engaged a third-party legal advisor to facilitate our board self-evaluation process and board and committee reviews. The results of the evaluation and any recommendations for improvement were reported to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee oversees the evaluation process.

Board and Committee Role in Risk Oversight

Risk Oversight Generally

As part of its risk oversight role, our full Board of Directors periodically receives reports from management, external professional advisors and others regarding various types of risks faced by the Company and the Company’s risk mitigation efforts related to such risks. Senior management is responsible for day-to-day risk management, while our Board of Directors oversees planning for and responding to risks, as a whole, through its committees and independent directors. Although our Board of Directors has ultimate responsibility with respect to risk management oversight, primary responsibility for certain areas has been delegated, as appropriate, to its committees.

For example, the Audit Committee is charged with, among other matters, overseeing risks attendant to the integrity of our financial statements; our financial reporting process; systems of internal accounting and financial controls; and performance of our internal audit function and independent auditors. The Audit Committee considers the steps management has taken to monitor and control such risks, including our risk assessment and risk management policies. The Audit Committee also considers issues relating to our legal and regulatory compliance obligations, including consumer protection laws.

Likewise, the Compensation Committee considers risks that may be implicated by our compensation programs. During 2020, our Compensation Committee, aided by its independent third-party compensation consultant, reviewed our compensation policies and practices and determined that they do not encourage excessive or unnecessary risk taking, and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.

ESG Oversight

Our Board of Directors oversees our Environmental, Social and Governance (“ESG”) initiatives and matters at an enterprise-wide level, including ESG strategy and ESG risk assessment, all as reported up from management and applicable committees of the Board of Directors from time to time. While we believe our ESG efforts benefit from the engagement of the full Board of Directors, efficiently managing the breadth and diversity of ESG initiatives and matters requires delegation to appropriate committees of the Board of Directors as developments may warrant. For example, our Nominating and Corporate Governance Committee is often charged with monitoring and considering investor priorities and preferences with respect to ESG issues and discussing them with the Board of Directors and management.

Environmental Considerations

During 2020, our Board of Directors oversaw and received reports from management regarding steps undertaken by the Company to proactively and positively impact the environment, including programs to reduce waste and encourage recycling, and reduce energy consumption. Those steps and accomplishments included:

•	Implementing a comprehensive waste audit program at the Company’s former Woodhaven manufacturing facilities, which applied to all materials used in its manufacturing processes;

•

Adopting waste-reduction programs at those facilities that required the re-use or recycling of scrap material, including paper, plastic, foam, fabric, wood, metal and cardboard, resulting in the recycling of approximately 10 million pounds of materials annually;

•	Reducing the amount of material the Woodhaven manufacturing facilities sent to landfills by more than 90% since 2009;

•

Encouraging employees to bring certain waste to our facilities, to facilitate the recycling of those materials, which resulted in the recycling of thousands of plastic bottles over the last several years;

•	Using foam in the manufacturing of bedding and furniture products at the Woodhaven facilities that contained soy-based polyols, instead of those derived from fossil fuels;

•

Replacing metal halide lighting with more energy efficient Versabay lighting, and using skylight panels in approximately 600,000 square feet of Woodhaven’s manufacturing space, to further reduce energy demand; and

•	Providing recycling containers at the Company’s headquarters and call center buildings, through which we recycle aluminum, cardboard, paper and plastic.

Social Considerations

During 2020, the Company’s philanthropic initiatives were carried out through its foundation and various matching gift and similar assistance programs, including “ProgReach,” a program designed to provide meaningful, sustainable and transformative impacts in the communities where our customers and employees live and work, including through providing needed services to the underserved. We believe these initiatives help build stronger communities where our customers and employees live and work, and improve the lives of underserved youth, among other benefits. At the start of 2020, the Company established a goal of contributing 1% of its annual, consolidated pre-tax profits to these types of initiatives, and we are pleased to report that, by year end, we had well exceeded that goal.

In recent years, the Company’s social responsibility initiatives have included:

•	Participating in a national partnership with the Boys and Girls Clubs of America, under which we committed $5 million of funding and other resources;

•	Completing more than 40 Boys and Girls Clubs’ teen center makeovers, including donating $20,000 of merchandise to each of those teen centers;

•

Serving as the primary sponsor of the Boys and Girls Clubs’ National Keystone Conference, a character and leadership development event that brought together 2,500 club members and advisors from around the country;

•	Providing financial support and internship programs to 20 students of Morehouse College, a historically black college, through 2021, underwritten by a gift of $1 million;

•

Sponsoring Cristo Rey Jesuit High School – which provides students of limited economic means with four years of college preparatory classes and professional work experience – and hiring Cristo Rey students to work at the Company’s former corporate headquarters, through the school’s Corporate Work Study Program;

•

Donating millions of dollars to local, regional and national charities, and enabling employees to volunteer for non-profit organizations during paid workdays, including volunteering for foodbanks, veterans centers and other high impact civic and community-focused groups;

•

Partnering with Habitat for Humanity and contributing merchandise to the Warrick Dunn Charities’ and Kurt Warner’s First Things First Foundation’s “Home for the Holidays” program, which assists single parents in becoming first-time homeowners; and

•

Matching employee donations to not-for profit organizations within the areas of arts and culture, health and human services, civic and community concerns, and education, on a dollar-for-dollar basis, up to $1,000 per employee.

In addition, during 2020, when our in-person volunteering activities were curtailed significantly due to the COVID-19 pandemic, the Company took the following actions in response to the pandemic:

•	We donated 250 laptop computers to help children successfully transition to at-home learning;

•	We donated 555 mattresses for use by organizations that assist homeless individuals;

•

We utilized the manufacturing facilities of our former Aaron’s Business operating segment to produce and donate approximately 150,000 masks and 40,000 gowns for healthcare and other front-line workers; and

•	We made substantial monetary donations to assist with vaccine and other pandemic-relief efforts.

With respect to human capital management, we believe in being an inclusive workplace for all of our employees and are committed to having a diverse workforce that is representative of our customers, and the communities in which we operate our businesses. A variety of perspectives enriches our culture, leads to innovative solutions for our business and enables us to better meet the needs of a diverse customer base and reflects the communities we serve. Our aim is to develop inclusive leaders and an inclusive culture, while also recruiting, developing, mentoring, training, and retaining a diverse workforce, including a diverse group of management-level employees. As of December 31, 2020, based on responses received from employees who disclosed this information, approximately 50% of our total workforce is female, 36% of management (which we define as manager-level employees and higher) is female, 40% of our total workforce is comprised of people of color and 26% of management is comprised of people of color. Our diversity and inclusion initiatives include:

•

Providing executive, monetary and other support to our Employee Business Resource Groups, which provide educational and motivational events and mentorship experiences for our employees and support the Company’s objectives related to developing associates and creating diversity awareness, and which include the Black Inclusion Group or “B.I.G.”, an organization created to enrich professional and leadership development for African-American employees, and Women in Leadership, or “W.I.L.”, an organization created to inspire female employees to develop their leadership abilities, take advantage of career growth opportunities, and increase their knowledge of the Company for organizational and personal success;

•	Developing unconscious bias training for employees across the Company; and

•	Implementing a talent review process that is designed to utilize a multi-factor approach to understanding the talents of our employees and the potential they have to be future leaders of the Company.

We believe in offering career opportunities, resources, programs and tools to help employees grow and develop, as well as competitive wages and benefits. Our efforts in these areas include:

•

Offering platforms, including our Learning and Development portal and other on-line and in-person professional growth and development training, to help employees develop their skills and grow their careers at the Company;

•	Providing management development training to all of our management-level employees in 2020, including compliance, ethics and leadership training;

•	Conducting monthly feedback sessions between our employees and their supervisors on their collaboration and development;

•	Providing employees with recurring training on critical issues such as compliance, ethics and integrity and information security;

•

Gathering engagement feedback from our employees on a regular basis and responding to that feedback in a variety of ways, including personal, one-on-one interactions, team meetings, leadership communications, and town hall meetings with employees, led by senior executives;

•	Offering a tuition reimbursement program that provides eligible employees up to $1,500 per year for courses related to current or future roles at the Company;

•	Offering health benefits for all eligible employees, including our eligible hourly employees;

•	Providing confidential counseling for employees through our Employee Assistance Program;

•	Providing paid parental leave – maternity, paternity and adoption;

•	Providing paid time off;

•	Matching employees’ 401(k) plan contributions of up to 4% of eligible pay after one year of service; and

•	Offering an employee stock purchase program for eligible employees.

All of our employees earn more than the federal minimum wage. The average wage of a full-time hourly employee of the Company as of December 31, 2020 was $16.77, with approximately 99% of those employees earning an average hourly wage of $15 or more. The average total compensation and benefits for a full-time hourly employee of the Company at December 31, 2020 was approximately $39,000 including wages, bonuses and benefits, such as paid time off.

We strive to help associates maintain job stability so they are encouraged to stay with the Company and positioned to grow their skills and knowledge on the job. The annualized voluntary employee turnover rate for the Company as a whole, excluding the Aaron’s Business operating segment, was about 28% for 2020, and our annualized involuntary turnover rate was about 12%. In an effort to reduce employee turnover, we engage in quarterly surveys with employees, conduct interviews to help identify any issues before they cause an employee to leave the Company, and review exit interview data, hotline calls and root cause analysis to help deter turnover.

Governance Considerations

We believe our directors and other senior leaders should have diverse business and professional experiences, skills, talents and expertise. We also strongly believe that diversity of race, ethnicity, gender, age and cultural backgrounds help strengthen our Company and drive increased shareholder value. While our Corporate Governance Guidelines do not prescribe precise diversity standards, they do include a “Rooney Rule” policy confirming our Board of Directors’ commitment to including in any pool of candidates for membership to our Board of Directors highly qualified candidates who would bring racial, ethnic, and/or gender diversity to the Board of Directors if chosen. We believe our Board of Directors is comprised of individuals with diverse business and professional experiences, skills, talents and expertise, as well as racial, age and gender diversity. As of May 2021, the age of our directors ranged from 48 to 73, and our directors were comprised of five men and two women, and two of our directors were African-American.

In addition, we also believe that new ideas and fresh perspectives are critical to a forward-looking and strategic Board of Directors, as is the institutional knowledge and deep understanding of the Company’s business and industries that longer-tenured directors offer. Our Corporate Governance Guidelines therefore do not contain established term limits, but do provide for a general policy that directors may not stand for election after reaching the age of 75 without the approval of our Board of Directors. As a result of our ongoing director refreshment efforts, we have added two new directors to our Board of Directors during the last 12 months and four of our seven directors have served on our Board of Directors for less than six years. This has resulted in a balanced range of tenures, ensuring both continuity and fresh perspectives among our director nominees.

Oversight of Cybersecurity and Data Privacy

During 2020, members of our Board of Directors received presentations from management regarding trends in cybersecurity risks and risk mitigation initiatives and plans. In addition, our Board of Directors reviewed our cybersecurity-related investments, initiatives, key benchmarks and risk mitigation plans with management.

Senior management has developed a program designed to detect, identify, classify and mitigate cybersecurity and other data security threats, as part of our efforts to protect and maintain the confidentiality and security of customer, employee and vendor information, and non-public information about our Company. That program is based in-part on, and its maturity is measured using, the U.S. Department of Commerce’s National Institute of Standards and Technology (NIST) Cybersecurity Framework. Our program classifies potential threats by risk levels and we typically prioritize our threat mitigation efforts based on those risk classifications, while focusing on maintaining the resiliency of our systems. In recent years, we have increased our investments in our ability to detect, identify, and mitigate cybersecurity and other data privacy risks within our environment. In the event we identify a potential privacy or data security issue, we have defined procedures for responding to such issues, including procedures that address when and how to engage with Company management, our Board of Directors, other stakeholders and law enforcement, when responding to such issues. We have a dedicated team of employees overseeing our cybersecurity and data privacy initiatives, led by our Chief Information Security Officer, in consultation with internal and external attorneys and other professional advisors. We also have an Enterprise Information Security Committee comprised of a cross-functional group of senior executives and other employees that meets on a regular basis to provide oversight with respect to our cybersecurity and data privacy risk detection, classification and mitigation efforts. Prior to the Spin-Off, our Vice President of Enterprise Risk and Security regularly provided updates to the Audit Committee of our Board of Directors, and periodically to our Board of Directors, regarding the status and effectiveness of our cybersecurity and data privacy programs. Going forward, our Chief Information Security Officer will provide these updates. Some of the other steps we have taken to detect, identify and attempt to mitigate data security and privacy risks include:

•	Adopting and periodically reviewing and updating information security and privacy policies;

•	Conducting targeted audits and penetration tests throughout the year, using both internal and external resources;

•	Complying with the Payment Card Industry Data Security Standard;

•	Engaging an industry-leading, nationally-known third party to independently evaluate our information security maturity on a regular basis;

•

Adopting a vendor risk management program, which includes receiving the results of cybersecurity and data privacy audits conducted on those vendors, classifying vendor, service provider or business partner risk based on several factors and evaluating and monitoring related risk mitigation efforts;

•	Providing security and privacy training and awareness to all of our employees;

•	Maintaining cyber liability insurance; and

•

Implementing additional and enhanced security and other risk-mitigation measures specifically designed to accommodate and respond to a significant portion of our workforce moving to work-from-home environments due to the COVID-19 pandemic.

We also understand the importance of collecting, storing, using, sharing and disposing of personal information in a manner that complies with all applicable laws. To facilitate compliance with those laws, we have privacy policies in place regarding our treatment of customer data, as well as policies relating to the protection of employee and vendor data. Our policies provide explanations of the types of information we collect, how we use and share information, and generally describe the measures we take to protect the security of that information. Our policies also describe how customers may initiate inquiries and raise concerns regarding the collection, storage, sharing and use of their personal data. In addition, our employees also must complete mandatory training to understand the behaviors and technical requirements necessary to safeguard information resources at the Company.

Compensation Committee Interlocks and Insider Participation

For the year ended December 31, 2020, the Compensation Committee consisted of Mses. Betty and Day and Messrs. Curling and Ray Robinson, each of whom our Board of Directors determined was independent in accordance with NYSE listing requirements.

No member of the Compensation Committee during 2020 is or was formerly an officer or employee of the Company or any of its subsidiaries or was a related person in a related person transaction with the Company required to be disclosed under applicable SEC rules.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to file with the SEC certain reports of beneficial ownership of the Company’s common stock. Based solely on a review of information furnished to us, the Company believes that its directors, officers and more than 10% shareholders complied with all applicable Section 16(a) filing requirements during the year ended December 31, 2020, except that the Form 4s for Messrs. Doman, Fentress, Garner, Michaels, Sewell and Wakefield in December 2020 were filed late due to information regarding the adjustment of their equity awards in connection with the Spin-Off not being available within two business days after the date of the Spin-Off because such adjustment was based on the volume-weighted-average trading price of our common stock on each of the first three trading days following the Spin-Off. See “Compensation Discussion and Analysis – Treatment of Outstanding Long-Term Incentive Awards at the Spin-Off.”

NON-MANAGEMENT DIRECTOR COMPENSATION IN 2020

The compensation program for our non-employee directors is designed to fairly compensate them for the effort and responsibility required to serve on the board of a company of our size and scope as well as to align our directors’ interests with those of our shareholders more generally. Directors who are employees of the Company receive no compensation for their service on our Board of Directors.

Our non-employee directors receive an annual cash retainer of $75,000 and an annual award of restricted stock units having a value of $125,000, which generally vests one year following the grant date, which grant date is generally the date of the annual meeting of shareholders. Our Chairman, Mr. Ray Robinson, also receives a cash retainer of $100,000, paid quarterly in $25,000 installments, in recognition of the additional duties he performs by serving as our Chairman. Non-employee directors serving as the chairperson of the Audit, Compensation, and Nominating and Corporate Governance Committees also receive an additional annual retainer of $20,000, $15,000 and $10,000, respectively, for their service in these roles and the additional time commitments required. In response to the impact of the COVID-19 pandemic on the Company, our non-employee directors agreed to take a 20% reduction in their annual cash retainer beginning April 2020 and continuing through June 2020 until the Company’s operations stabilized.

The following table shows compensation earned by our non-employee directors during 2020. As discussed above, Ms. Barrett and Messrs. Ehmer and Harris departed our Board of Directors effective as of the Spin-Off on November 30, 2020 in order to serve on the board of directors of The Aaron’s Company. As a result, the amounts shown below reflect the shortened period of their service to the Company during 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Kelly H. Barrett(2), (3), (10)	65,000	125,000	190,000
Kathy T. Betty(2), (4)	81,250	125,000	206,250
Douglas C. Curling(2), (5)	86,250	125,000	211,250
Cynthia N. Day(2), (6)	91,250	125,000	216,250
Walter G. Ehmer(2), (7), (10)	65,000	125,000	190,000
Hubert L. Harris(2), (8), (10)	65,000	125,000	190,000
Ray M. Robinson(2), (9)	171,250	125,000	296,250

(1)	Represents the grant date fair value of stock awards pursuant to Financial Accounting Standards Board Codification Topic 718.
(2)

As of December 31, 2020, each of the non-executive directors held 2,881 units of restricted stock subject to vesting, which was the number of units of restricted stock granted to them in June 2020 after taking into account the conversion of their equity awards in connection with the Spin-Off.

(3)	Includes $12,500 in fees earned for services in the fourth quarter of 2020 which will be paid in 2021.
(4)	Includes $21,250 in fees earned for services in the fourth quarter of 2020 which will be paid in 2021.
(5)	Includes $22,500 in fees earned for services in the fourth quarter of 2020 which will be paid in 2021.
(6)	Includes $23,750 in fees earned for services in the fourth quarter of 2020 which will be paid in 2021.
(7)

Includes $12,500 in fees earned for services in the fourth quarter of 2020 which will be paid in 2021 that Mr. Ehmer deferred under the Company’s Nonqualified Deferred Compensation Plan and $52,500 in compensation Mr. Ehmer deferred under the Company’s Nonqualified Deferred Compensation Plan.

(8)	Includes $12,500 in fees earned for services in the fourth quarter of 2020 which will be paid in 2021.
(9)	Includes $43,750 in fees earned for services in the fourth quarter of 2020 which will be paid in 2021.
(10)	Departed our Board of Directors on November 30, 2020 in connection with the Spin-Off to join the board of directors of The Aaron’s Company.

Stock Ownership Guidelines

Under our stock ownership guidelines, each director is expected to own or acquire shares of our common stock and common stock equivalents (including restricted stock and restricted stock units) having a value of at least $400,000 prior to the later of January 31, 2020 or four years from when the director first joined our Board of Directors. As of December 31, 2020, each of our directors is currently in compliance with this requirement.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The purpose of this Compensation Discussion & Analysis section (this “CD&A”) is to provide information regarding our executive compensation philosophy, objectives and decisions for our “named executive officers” (“NEOs”) and to explain how and why the Compensation Committee of our Board of Directors made its compensation decisions for 2020. As described in more detail below, on November 30, 2020, we successfully completed the spin-off of our former Aaron’s Business operating segment to our shareholders (the “Spin-Off”), which is now a standalone publicly-traded company operating as The Aaron’s Company, Inc. The Spin-Off resulted in a number of leadership changes at the Company. Accordingly, our list of NEOs – which is determined pursuant to rules prescribed by the SEC – expanded significantly in 2020 and consisted of the following individuals:

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Steven A. Michaels, who had previously served as the Company’s Chief Financial Officer (through July 30, 2020) and Chief Executive Officer of the Company’s Progressive Leasing operating segment (through November 30, 2020), was appointed our new Chief Executive Officer effective as of December 1, 2020;

•

Blake W. Wakefield, who had previously served as President and Chief Revenue Officer of the Company’s Progressive Leasing operating segment (through November 30, 2020), was appointed our new President effective as of December 1, 2020. Mr. Wakefield subsequently resigned as the Company’s President effective as of April 1, 2021 and, in connection therewith, Mr. Michaels was named President and Chief Executive Officer;

•

Curtis L. Doman, who had previously served as Chief Innovation Officer of the Company’s Progressive Leasing operating segment (through November 30, 2020), was appointed our new Chief Innovation Officer effective as of December 1, 2020;

•

Brian J. Garner, who had previously served as Senior Vice President of Finance and Accounting of the Company’s Progressive Leasing operating segment (through November 30, 2020), was appointed our new Chief Financial Officer effective as of December 1, 2020;

•

Marvin A. Fentress, who had previously served as General Counsel and Chief Compliance Officer of the Company’s Progressive Leasing operating segment (through November 30, 2020), was appointed our new General Counsel and Corporate Secretary effective as of December 1, 2020;

•

John W. Robinson III, our former President and Chief Executive Officer, retired effective as of November 30, 2020 and was appointed Non-Executive Chairman of The Aaron’s Company effective as of December 1, 2020;

•

Douglas A. Lindsay, who had previously served as Chief Executive Officer of our former Aaron’s Business operating segment, departed the Company on November 30, 2020 to become Chief Executive Officer of The Aaron’s Company effective as of December 1, 2020;

•

C. Kelly Wall, who had previously served as our Interim Chief Financial Officer, departed the Company on November 30, 2020 to become Chief Financial Officer of The Aaron’s Company effective as of December 1, 2020; and

•	Ryan K. Woodley, who had had previously served as Chief Executive Officer of the Company’s Progressive Leasing operating segment, retired effective as of July 30, 2020.

Executive Summary

2020 was a pivotal year for the Company. We successfully completed the Spin-Off and established two standalone publicly-traded companies, each with improved strategic focus, market-leading positions, the ability to generate strong free cash flows, well-capitalized balance sheets and the potential to unlock substantial value creation opportunities. Furthermore, each company is led by an outstanding management team as demonstrated not only by their execution of the Spin-Off in under 12 months, but by doing so in the middle of the COVID-19 pandemic while, at the same time, producing strong financial results during the year. We are proud of all the Company achieved in 2020.

In particular, we note the outstanding accomplishments of our former Chief Executive Officer, Mr. John Robinson, who after serving in that role for the past six years, retired upon completing the Spin-Off. During Mr. Robinson’s tenure:

•	consolidated annualized revenues grew from $2.7 billion to more than $4.2 billion;

•

the Company deepened its talent pool significantly, particularly within its former Aaron’s Business operating segment, where highly relevant experience and capabilities were added to the management team through external hires;

•	the Company’s share price rose from $22.09 to $53.34; and

•	over $387 million of capital was returned to shareholders in the form of dividends and share buybacks.

Mr. Robinson also led the execution of the Spin-Off in a manner designed to position both PROG Holdings and The Aaron’s Company for future success. Mr. Robinson worked closely with the Company’s Board of Directors and the Compensation Committee to implement an orderly succession plan whereby Mr. Michaels would become Chief Executive Officer of PROG Holdings and Mr. Lindsay would become Chief Executive Officer of The Aaron’s Company.

Lastly, under Mr. Robinson’s leadership and direction, the Company and its segments demonstrated a commitment to supporting and strengthening the communities we serve. We believe continuing to prioritize industry leadership in environmental, social and governance (“ESG”) issues, responsibly serving our customers and working to improve the communities where our customers and employees live and work will be a vital part of our success in the future. We thank Mr. Robinson for his leadership on these critically important issues and for his many other contributions to the Company. We wish him well in his future endeavors.

During 2020, and against the backdrop of both the pandemic and the Spin-Off, the Compensation Committee addressed numerous complex compensation, executive retention and succession matters. With the assistance of our independent compensation consultant, we initiated and oversaw a number of actions to ensure our executive compensation programs properly reflected and took into account the pandemic and the Spin-Off and continued to serve the long-term best interests of our shareholders. For example:

•

Temporary Compensation Reductions During the Height of the Pandemic – As the pandemic began to surge across the United States during the first quarter of 2020, the Company focused on aggressively protecting liquidity and tightly managing cash flows and operating expenses. As part of this effort, members of our senior management team voluntarily reduced their base salaries by 20%, and members of our Board of Directors voluntarily reduced their annual cash retainer by 20%, in each case beginning April 2020, which continued through June 2020 until the Company’s operations stabilized.

•

Actions Designed to Drive a Successful Spin-Off – The Compensation Committee also worked hard to structure appropriate compensation in an environment where executives would be changing titles and roles (and even employers), operational metrics would be difficult to measure, and there would be an enhanced need to use the compensation program to retain executives during a time of uncertainty and change. These actions, among others, were designed to ensure that both PROG Holdings and The Aaron’s Company would retain and motivate qualified and experienced management teams and included the following:

•	Creating Spin-Off Bonus and Retention Program – The Compensation Committee established a special bonus and retention program for select executives who were key to the success of the Spin-Off.

•

Modifying 2020 Incentive Compensation Program – Because the Spin-Off was successfully completed on November 30, 2020, which was very late in the 2020 performance cycle, the Compensation Committee determined that it would be appropriate to exercise discretion under the Company’s 2020 Incentive Compensation Program and base its 2020 incentive compensation decisions on ten months of actual performance (i.e., January through October 2020), together with an estimate of November and December 2020 performance based on the Company’s then-latest available outlook. (We note that, based on actual performance at year end, the compensation received by management was in-line with the amounts it would have received had the Compensation Committee based its 2020 incentive compensation decisions on 12 months of actual performance.)

•

Approving Treatment of Equity Awards Granted Prior to the Spin-Off – The Compensation Committee adopted a two-fold approach to the treatment of outstanding long-term incentive awards in connection with the Spin-Off in order to promote the dual objectives of aligning the management teams of both companies with the performance of their post Spin-Off businesses while also maintaining management focus on the execution of both businesses leading up to the Spin-Off.

•

Executing Leadership Succession Plans and Establishing New Pay Ranges for Executive Officers – The Compensation Committee, together with the Board of Directors, implemented an orderly succession plan whereby Mr. Michaels would become Chief Executive Officer of PROG Holdings and Mr. Lindsay would become Chief Executive Officer of The Aaron’s Company. Furthermore, in light of the Spin-Off, the go-forward profiles of both PROG Holdings and The Aaron’s Company changed dramatically. Accordingly, the Compensation Committee established new pay ranges for the two new executive teams that reflected their new peers, industry norms and size.

Shareholder feedback is an important factor in how we approach and evaluate our executive compensation programs. Last year, our shareholders cast an advisory vote on our executive compensation practices, with the result that approximately 98% of the total votes cast approved the compensation of our NEOs. We believe our executive compensation programs for 2020 continued to be aligned properly with our business goals and culture and, importantly, further strengthened the relationship between pay and performance.

More details regarding our compensation philosophy, objectives and decisions for 2020 are set forth below. We hope our shareholders will agree that our 2020 executive compensation programs established appropriate incentives and rewards for creating long-term shareholder value. We sincerely welcome the feedback of our shareholders and look forward to continuing to serve them during 2021.

Objectives of Our Executive Compensation Programs

The primary objectives of our executive compensation programs are to:

•	attract, motivate, and retain quality executive leadership;

•	align the incentive goals of our executive officers with the interests of our shareholders;

•	motivate the individual performance of each executive officer;

•	improve our overall performance; and

•	support achievement of our business plans and long-term goals.

To accomplish these objectives, the Compensation Committee considers a variety of factors when approving compensation programs, including the amount of base salary, short-term incentive awards and long-term incentive awards made to our NEOs. In making these decisions, the Compensation Committee takes into account our financial and business results, individual performance against our expectations and external market and competitive data. A more complete description of the annual process for establishing our executive compensation programs is described below.

Our Strong Compensation Governance Practices

In addition to linking pay with performance and working to help ensure our executive compensation programs continue to serve the long-term interests of our shareholders, we believe we employed strong compensation and governance principles and policies during 2020, while avoiding problematic or disfavored practices, as noted below:

What We Do		What We Don’t Do
✓	Independent Compensation Committee assisted by an independent consultant

×   No repricing or cash buyouts of stock options without shareholder approval

×   No excise or other tax gross-ups on change-in-control payments

×   No hedging or pledging of Company stock

×   No excessive perquisites or other benefits

×   No single-trigger severance benefits upon a change-in-control

×   No payment of dividends on unearned or unvested shares

×   No guaranteed incentive payments

✓	We annually assess the Company’s compensation policies to ensure that the features of our program do not encourage undue risk
✓	As of December 31, 2020, all executives were “at will” employees, with the elimination of employment agreements for all NEOs in connection with the Spin-Off
✓	Pay mix that emphasizes performance-based compensation over fixed compensation (approximately 89% performance-based for CEO and approximately 77% for all other NEOs through the date of the Spin-Off)
✓	Pay mix that emphasizes long-term, equity-based incentives over short-term cash incentives
✓	Incentive plans that utilize multiple measures, including growth, profitability, and returns
✓	Reasonable incentive plan targets and ranges, with capped incentive payouts
✓	Double-trigger equity vesting acceleration upon a change of control
✓	Meaningful stock ownership requirements
✓	Formal claw-back policy to recoup performance-based compensation from our senior executives, including NEOs, under certain prescribed acts of misconduct

2020 Compensation Process and Actions

Role of the Compensation Committee. The Compensation Committee is comprised solely of directors that our Board of Directors has determined to be independent under applicable standards of both the SEC and NYSE. Its role is to oversee executive and outside director compensation, benefit plans and policies, including equity compensation plans and other forms of compensation, and other significant human capital matters.

More specifically, the Compensation Committee reviews and discusses proposed compensation for NEOs, evaluates their performance, and sets their compensation. In addition, the Compensation Committee approves all equity awards for NEOs and other executive officers.

Due to the pandemic and the Spin-Off, 2020 was a year of extraordinary volatility and change. Accordingly, the Compensation Committee was very engaged throughout the year and, with the assistance of its independent compensation consultant, oversaw a number of actions designed to ensure our executive compensation programs continued to serve the long-term best interests of our shareholders, including the following:

•

Taking Compensation Reductions During the Height of the Pandemic – As the pandemic began to surge across the United States during the first quarter of 2020, the Company focused on aggressively protecting liquidity and tightly managing cash flows and operating expenses. As part of this effort, members of our senior management team voluntarily reduced their base salaries by 20%, and members of our Board of Directors voluntarily reduced their annual cash retainer by 20%, in each case beginning April 2020, which continued through June 2020 until the Company’s operations stabilized.

•

Developing and Overseeing Compensation Structures to Drive a Successful Spin-Off – The Compensation Committee took a number of steps to structure appropriate compensation in an environment where executives would be changing titles and roles (and even employers), operational metrics would be difficult to measure for the Company, and there would be an enhanced need to use the compensation program to retain executives during a time of uncertainty and change. These actions, among others, were designed to help ensure that each company would retain qualified and experienced management teams and included the following:

•	Creating Spin-Off Bonus and Retention Program – The Compensation Committee established a special bonus and retention program for select executives who were key to the success of the Spin-Off.

•

Modifying 2020 Incentive Compensation Program – Because the Spin-Off was successfully completed on November 30, 2020, which was very late in the 2020 performance cycle, the Compensation Committee determined that it would be appropriate to exercise discretion under the Company’s 2020 Incentive Compensation Program and base its 2020 incentive compensation decisions on ten months of actual performance (i.e., January through October 2020) and an estimate of November and December 2020 performance based on the Company’s then-latest available outlook. (We note that, based on actual performance at year end, the compensation received by management was in-line with the amounts it would have received had the Compensation Committee based its 2020 incentive compensation decisions on 12 months of actual performance.)

•

Approving Treatment of Equity Awards Granted Prior to the Spin-Off – The Compensation Committee adopted a two-fold approach to the treatment of outstanding long-term incentive awards in connection with the Spin-Off in order to promote the dual objectives of aligning the management teams of both companies with the performance of their post Spin-Off businesses while also maintaining management focus on the execution of both businesses leading up to the Spin-Off.

•

Establishing New Pay Ranges for Executive Officers of Both Companies – The Compensation Committee established pay ranges for executive officers of both PROG Holdings and The Aaron’s Company that reflected the new companies’ peers, industry norms and respective sizes. As part of this extensive process, the Compensation Committee, aided by its compensation consultant, developed new and updated peer groups for each company. The Compensation Committee also conducted a review of its compensation philosophy and executive compensation programs to assess whether both would continue to be properly aligned with each company’s respective business goals, culture and, importantly shareholder feedback and interests. Based upon this review, the Compensation Committee determined that the pay ranges established for both companies’ executive officers were appropriate to drive each company’s initial strategy, resonate culturally and align pay with performance.

The Compensation Committee has the ability under its executive compensation programs to use discretion to make adjustments to, among other facets of its programs, the calculation of financial performance metrics for the purpose of calculating executive compensation payouts. The Compensation Committee believes that discretion is an important tool that it can use to align pay outcomes with management’s performance and shareholder outcomes when there are extraordinary or non-operational factors (such as the COVID-19 pandemic) that may distort the pay-for-performance relationship or otherwise unfairly penalize management when unforeseen events arise. See “ – Compensation Committee’s Use of Discretion During 2020.”

Role of Management. The Compensation Committee considered the input and recommendations of Mr. John Robinson in his capacity as the Company’s Chief Executive Officer for the first 11 months of the year. In addition, with respect to the Compensation Committee’s establishment of new pay ranges for the executive officers of PROG Holdings and The Aaron’s Company effective after the Spin-Off, the Compensation Committee considered the input and recommendations of Mr. Michaels and Mr. Lindsay, respectively. Although management and other invitees at Compensation Committee meetings may participate in discussions and provide input, all votes and final decision-making on NEO compensation are solely the responsibility of the Compensation Committee, and those final deliberations and votes are conducted in executive sessions in which no executive officer participates.

Role of Independent Compensation Consultant. The Compensation Committee has the authority to retain independent consultants and other advisors. During 2020, the Compensation Committee retained the services of Exequity LLP which reported directly to the Compensation Committee but worked with management at the direction of the Compensation Committee. The Compensation Committee assessed the independence of the advisors, including the potential for conflicts of interest as required by the SEC and NYSE listing standards, and concluded that Exequity was appropriately independent and free from potential conflicts of interest.

Although the specific services of the independent consultant vary from year to year, the following are the services generally provided by the independent consultant:

•	providing information on trends and related legislative, regulatory, and governance developments;

•	reviewing and recommending any changes to the benchmarking peer group for the consideration and approval of the Compensation Committee;

•	conducting competitive assessments of executive compensation levels and incentive program designs;

•	consulting on compensation for outside directors;

•	conducting a review of our compensation programs from a risk assessment perspective;

•	reviewing compensation tally sheets on our executive officers;

•	assisting with review and disclosures regarding the executive compensation programs; and

•	reviewing the Compensation Committee’s annual calendar and related governance matters.

Representatives from Exequity attended all of the meetings of the Compensation Committee pertaining to 2020 executive compensation decisions, and also participated in executive sessions as requested by the Compensation Committee.

Role of Benchmarking. The Compensation Committee uses compensation market data as a reference for understanding the competitive positioning of each element of our compensation program and of total compensation. Market data informed compensation-related decisions as we set pay levels for our NEOs at the beginning of 2020, and again later in the year as we established pay ranges for executive officers of both PROG Holdings and The Aaron’s Company that reflected the new companies’ peers, industry norms and respective sizes. As part of this extensive process, the Compensation Committee developed new and updated comparator peer groups for each company.

In referencing these market studies, the Compensation Committee does not manage total compensation for our NEOs within a prescribed competitive position or percentile of the compensation market. Rather, the Compensation Committee reviews compensation for each NEO relative to market data and considers other internal and external factors when exercising its business judgment as to compensation decisions.

With respect to compensation decisions at the beginning of 2020, the Compensation Committee referenced a market study that was conducted by Exequity in 2019. The peer group used in that study was proposed by Exequity and approved by the Compensation Committee and included companies representing a blend of retail and consumer finance companies similar in size in terms of revenues and market capitalization. Peer group data was sourced from the most recently filed proxy statements for each peer company. In addition, the Compensation Committee also reviews general industry survey data as a secondary reference. Survey data was sourced from Aon’s 2019 Total Compensation Management (TCM) Survey: U.S. Executive and Senior Management.

Peer Group Prior to the Spin-Off
Ally Financial Inc.	Encore Capital Group, Inc.	Santander Consumer USA Holdings Inc.
Big Lots, Inc.	Enova International, Inc.	Sleep Number Corporation
Burlington Stores, Inc.	FirstCash, Inc.	SLM Corporation
Conn’s, Inc.	Foot Locker, Inc.	Synchrony Financial
Credit Acceptance Corporation	Green Dot Corporation	Tractor Supply Company
CURO Group Holdings Corp.	OneMain Holdings, Inc.	Wayfair Inc.
Designer Brands Inc.	Rent-A-Center, Inc.	Williams-Sonoma, Inc.
DICK’S Sporting Goods, Inc.	RH
Discover Financial Services	Sally Beauty Holdings, Inc.

As described above, the Compensation Committee believed the Spin-Off created a unique opportunity to focus on a new set of peers for the Company that would better reflect the asset light, FinTech business model that PROG Holdings would be executing against following the Spin-Off. Accordingly, the Compensation Committee engaged Exequity to conduct a comprehensive review of potential new peers for the Company. In October 2020, Exequity presented a new peer group to the Compensation Committee that, among other changes, removed retailers and was weighted heavily towards consumer finance companies and IT service companies that would approximate PROG Holdings in terms of key size metrics following the Spin-Off. Following the Spin-Off, the Compensation Committee approved the new peer group for PROG Holdings which is listed below. The new peer group formed the basis of an updated benchmarking study, along with general industry survey data also provided to the Compensation Committee by Exequity. The updated benchmarking study was used in connection with the compensation decisions regarding the Company’s new management team following the Spin-Off.

Peer Group Following the Spin-Off
Ally Financial Inc.	Euronet Worldwide, Inc.	OneMain Holdings, Inc.
Black Knight, Inc.	FirstCash, Inc.	PRA Group, Inc.
Credit Acceptance Corporation	Genpact Limited	Santander Consumer USA Holdings Inc.
Discover Financial Services	Green Dot Corporation	SLM Corporation
Encore Capital Group, Inc.	Jack Henry & Associates, Inc.	Synchrony Financial
Enova International, Inc.	LendingTree, Inc.	WEX Inc.
ePlus inc.	Navient Corporation

Components of Our 2020 Executive Compensation Programs

Primary Components. The three primary components of each NEO’s total direct compensation for 2020 were as follows:

Component	Terms and Objectives
Base Salary

•   Fixed amount of compensation for performing day-to-day job responsibilities intended to reflect the scope of an executive’s role. Provides a regular stream of income and security.

•   Typically reviewed annually for potential adjustment based on factors such as market levels, individual performance and scope of responsibility. However, as the COVID-19 pandemic began to surge across the United States during the first quarter of 2020, the Company focused on aggressively protecting liquidity and tightly managing cash flows and operating expenses. As part of this effort, the senior management team voluntarily reduced their base salaries by 20%, beginning April 2020, which continued through June 2020 until the Company’s operations stabilized.

Annual Cash Incentive Award

•   Variable performance-based award opportunity based on achievements with respect to challenging financial and operational performance goals.

•   Motivate executives to improve financial and operational performance year-over-year.

•   Reward executive officers who deliver targeted financial and operational results.

Long-Term Equity Incentive Award

•   To balance long-term performance and retention, long-term equity incentive awards for 2020 were allocated as follows: 50% performance shares, 25% stock options, and 25% time-based restricted stock awards.

•   Aligns executive interests with shareholders.

•   Motivate executive officers to achieve superior business results over long-term.

•   Enhance alignment between management and shareholder interests.

•   Support stock ownership requirements.

These components are designed to be competitive with employers with whom we compete for executive talent and to support our compensation program objectives. The Compensation Committee does not set a prescribed mix or allocation for each component, but rather focuses on total direct compensation when making compensation decisions for our executives. In making these decisions, the Compensation Committee also considers the following related factors: objective measurements of business performance, the accomplishment of strategic and financial initiatives, the development and retention of management talent, enhancement of shareholder value, and external market, competitive and benchmarking data as discussed above.

Total direct compensation for our executive officers emphasizes variable and performance-based compensation more so than for our other employees. This reflects our philosophy that performance-based compensation opportunities – linked to strategic, financial, operating and stock price performance – should increase as overall responsibility increases.

Spin-Off Bonus and Retention Program. In recognition of the unique and transformational nature of the Spin-Off, the Compensation Committee added a bonus and retention program as an additional component to its 2020 executive compensation program. This program was designed to incentivize select executives most closely connected to the Spin-Off to achieve two primary objectives:

•	Successfully and timely complete the Spin-Off; and

•	Help ensure that both PROG Holdings and The Aaron’s Company would be well positioned for successful operations and equipped with personnel and resources to drive performance following the Spin-Off.

Compensation Outcomes for 2020

Base Salaries

The Compensation Committee views base salaries as fixed compensation. Therefore, it historically has considered and approved base salaries for executive officers once annually at the beginning of the year and adjusted them in the interim only in rare instances as necessary to ensure they remain appropriate, competitive and reflective of an executive’s position, including any change in responsibilities. As described below, due to the Spin-Off and the fact that a number of executives changed positions and responsibilities throughout the year (sometimes more than once), 2020 was an anomaly with respect to the Compensation Committee’s historic practice of approving base salaries once on an annual basis.

Messrs. Robinson, Michaels, Woodley, Doman and Lindsay

At the start of 2020, the Compensation Committee made no changes to the base salaries of Messrs. Robinson (the Company’s President and Chief Executive Officer) and Woodley (Chief Executive Officer of the Company’s Progressive Leasing operating segment). However, the Compensation Committee adjusted the base salaries for each of Messrs. Michaels (the Company’s Chief Financial Officer and President of Strategic Operations), Doman (Progressive Leasing’s Chief Innovation Officer) and Lindsay (President of the Company’s Aaron’s Business operating segment) in order to align to the competitive market. Their base salaries at the start of 2020 were therefore set by the Compensation Committee as follows:

Named Executive Officer		1/1/20 Base Salary
John W. Robinson III	$	800,000
Steven A. Michaels	$	675,000(1)
Ryan K. Woodley	$	600,000
Douglas A. Lindsay	$	650,000(2)
Curtis L. Doman	$	525,000(3)

(1)	Adjusted from 2019 base salary of $625,000.
(2)	Adjusted from 2019 base salary of $600,000.
(3)	Adjusted from 2019 base salary of $475,000.

Messrs. Woodley, Michaels and Wall

In order to commence and facilitate succession planning in preparation for the Spin-Off, on July 31, 2020, Mr. Woodley stepped down from his role as Chief Executive Officer of the Company’s Progressive Leasing operating segment. See “ – Compensation Arrangements with Certain Former Executive Officers.” Mr. Michaels was appointed to succeed Mr. Woodley and the Compensation Committee, with the assistance of its independent compensation consultant, determined it was appropriate for Mr. Michaels’ base salary to remain at his then current level.

Mr. Wall, who at the start of 2020 was the Company’s Senior Vice President, Finance and Treasurer, was named Interim Chief Financial Officer of the Company on July 31, 2020 upon Mr. Michaels assuming his new role at Progressive Leasing. Because Mr. Wall was not an executive officer of the Company at the beginning of the year, his base salary had been determined by management of the Company and not the Compensation Committee. However, in light of his promotion and designation as a new executive officer of the Company, the Compensation Committee reviewed and increased Mr. Wall’s annual base salary from $320,000 to $500,000.

In making these base salary decisions for Messrs. Michaels and Wall, the Compensation Committee reviewed base salary levels across the Company’s then-peer group and considered each officer’s new roles and responsibilities in order to align to the competitive market.

Messrs. Michaels, Wakefield, Doman, Garner and Fentress

At the start of 2020, although they held senior positions within the Company’s Progressive Leasing operating segment, Messrs. Wakefield, Garner and Fentress were not executive officers of the Company. Accordingly, their base salaries were determined by management of the Company at the beginning of the year, not the Compensation Committee. The base salaries at the start of 2020 for Messrs. Wakefield, Garner and Fentress were $530,000, $315,000 and $400,000, respectively.

In November 2020, in preparation for the Spin-Off that month, the Compensation Committee, with the assistance of its independent compensation consultant, conducted a comprehensive review of Mr. Michaels’ base salary, as well as the base salaries of his management team who would become executive officers of the Company following the Spin-Off, in light of their change in titles and expanded roles and responsibilities and in order to align to the competitive market. In particular, the Compensation Committee believed it was appropriate that their compensation take into account their transition from managing a business unit to running a highly complex public company and the expanded responsibilities such a transition brings. Accordingly, the Compensation Committee approved their new base salaries as set forth below, effective as of the date of the Spin-Off.

Named Executive Officer		12/1/20 Base Salary
Steven A. Michaels	$	900,000
Blake W. Wakefield	$	600,000
Curtis L. Doman	$	550,000
Brian J. Garner	$	475,000
Marvin A. Fentress	$	425,000

Annual Cash Incentive Awards

Annual cash incentive awards provide the opportunity to earn cash awards based on the achievement of performance targets determined by the Compensation Committee at the beginning of the year. The amount earned will vary based on the degree to which the performance target is achieved, subject to the Compensation Committee’s review.

Messrs. Robinson, Michaels, Woodley, Doman and Lindsay

The Compensation Committee approved “target” cash award opportunities (which we define as a percentage of annual base salary) for each of Messrs. Robinson, Michaels, Woodley, Doman and Lindsay at the beginning of the year. These target awards were based on prevailing market practice and a review of Company and individual performance. For 2020, the Compensation Committee determined that Mr. Robinson’s target opportunity would be 125% of his base salary and the target opportunity for Messrs. Michaels, Woodley, Doman and Lindsay would be 100% of their respective base salaries.

As leaders responsible for performance across the entire Company at the start of 2020 (i.e., the Company’s Progressive Leasing and Vive operating segments as well as its former Aaron’s Business operating segment), the Compensation Committee believed it was appropriate that the cash incentive award opportunity for Messrs. Robinson and Michaels be determined by Company-wide performance using the following two metrics and weightings:

•	Consolidated Adjusted EBITDA (80% of the award); and

•	Strategic Initiatives (20% of the award)

Similarly, the Compensation Committee determined that the cash incentive award opportunity for Messrs. Woodley, Doman and Lindsay should be driven by the performance of the operating segment(s) over which they were most responsible – Progressive Leasing and Vive for Messrs. Woodley and Doman and the Aaron’s Business for Mr. Lindsay. In order to align management focus and help ensure greater consistency among the Company’s different operating segments, the Compensation Committee made the determination to utilize the same metrics and weightings for Messrs. Woodley, Doman and Lindsay as those used to measure Messrs. Robinson’s and Michaels’ performance (i.e., Adjusted EBITDA (80% of the award) and Strategic Initiatives (20% of the award)).

The Compensation Committee selected Adjusted EBITDA as one of its key performance metrics for the 2020 cash incentive award program because it is used by management to monitor and assess the Company’s financial performance. It is also widely used by investors for valuation and for comparing the Company’s performance against the performance of others in its industry. Accordingly, the Compensation Committee assigned it a significant weighting of 80%. Furthermore, the Compensation Committee determined that Adjusted EBITDA would be calculated consistently with the way in which our publicly disclosed non-GAAP Adjusted EBITDA measures are calculated, subject to certain other adjustments. See Appendix A for additional information regarding non-GAAP financial measures, including GAAP to non-GAAP reconciliations. For a comprehensive discussion of our GAAP financial results, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

The Compensation Committee weighted the remaining portion of the annual cash incentive award toward the Company’s key strategic initiatives. The Compensation Committee believes this metric emphasizes the importance of recognizing progress in areas beyond financial results that support the Company’s business strategy and values and are critical to creating sustained shareholder value in the future. For 2020, these operational metrics focused on compliance-related goals, including information security and related compliance training as well as the development and implementation of various processes to further improve compliance monitoring and procedures.

Messrs. Woodley, Michaels and Wall

As described above, in order to commence and facilitate succession planning in connection with the Spin-Off, on July 31, 2020, Mr. Woodley stepped down from his role as Chief Executive Officer of the Company’s Progressive Leasing operating segment and Mr. Michaels succeeded Mr. Woodley. See “ – Compensation Arrangements with Certain Former Executive Officers.” As it had done with Mr. Michaels’ base salary, the Compensation Committee determined, with the assistance of its independent compensation consultant, to leave Mr. Michaels’ target annual incentive award unchanged at $675,000, but that the actual payout amount of his annual incentive award would be on a weight-adjusted basis, reflecting the time spent in each of his management positions during the year.

In connection with Mr. Wall being named the Company’s Interim Chief Financial Officer upon Mr. Michaels’ assuming his new role at Progressive Leasing, the Compensation Committee raised his target annual incentive award from $144,000 to $300,000 and determined it would be appropriate to weight-adjust Mr. Wall’s award based on the time spent in each of his two management positions during the year and the incentive award amount assigned to each such position.

In making these cash award decisions for Messrs. Michaels and Wall, the Compensation Committee reviewed market data for the peer group and considered each officer’s new roles and responsibilities.

Messrs. Wakefield, Garner and Fentress

As described above, Messrs. Wakefield, Garner and Fentress were not executive officers of the Company at the start of 2020. Accordingly, their annual cash incentive award opportunities were determined by management of the Company at the beginning of the year, not the Compensation Committee and were as follows:

•	Mr. Wakefield – Target Opportunity: 150% of base salary

•	Mr. Garner – Target Opportunity: 50% of base salary

•	Mr. Fentress – Target Opportunity: 75% of base salary

In order to align management focus across their Progressive Leasing and Vive operating segments, it was determined by management of the Company that the cash incentive award opportunities for Messrs. Wakefield, Garner and Fentress should be driven by the same performance metrics and weightings as Messrs. Woodley and Doman (i.e., Adjusted EBITDA (80% of the award) and Strategic Initiatives (20% of the award)).

Performance Goals and Results

The Compensation Committee established goals for each of the performance measures in the annual incentive program, including a threshold, target, and maximum performance goal that corresponded to a threshold, target, and maximum incentive payout level. For the Adjusted EBITDA measure, the payout range was from 25% to 200% of target and, for the Strategic Initiative measure, the payout range was from 0% to 125% of target (based on the number of compliance-related goals achieved).

The Compensation Committee’s performance goals were established prior to the decision by the Company’s Board of Directors to execute the Spin-Off and, therefore, assumed a 12-month performance period. In November 2020, when it became apparent that the Spin-Off could be completed as early as the end of that month, the Compensation Committee, in accordance with its authority under its 2020 compensation programs, determined it would be appropriate to exercise its discretion and base its review of management’s performance against ten months of actual performance and an estimate of November and December performance using the Company’s then-latest available outlook. See “ – Compensation Committee’s Use of Discretion During 2020.”

The following tables summarize the performance goals, performance results, and related incentive payout levels as a percentage of target for each NEO:

Company: Robinson and Michaels
($ Million)	Weight	Plan Performance Range					Performance and Payout
Metric		Threshold	Target Zone(1)			Maximum	Year Ending(2) 12/31/2020	% of Target	Payout Calculation
Consolidated Adjusted EBITDA	80%	$419	$451	-	$460	$492	$546	120%	200%
Strategic Initiatives	20%		8 Projects			10 Projects	9 Projects	100%	112.5%
Payout		25%	100%			200%			182.5%

Company: Wall
($ Million)	Weight	Plan Performance Range					Performance and Payout
Metric		Threshold	Target Zone(1)			Maximum	Year Ending(2) 12/31/2020	% of Target	Payout Calculation
Consolidated Adjusted EBITDA	80%	$419	$451	-	$460	$492	$546	120%	200%
Strategic Initiatives	20%		4 Projects			5 Projects	5 Projects	125%	125%
Payout		25%	100%			200%			185%

Progressive Leasing and Vive: Michaels, Wakefield, Doman, Garner, Fentress and Woodley
($ Million)	Weight	Plan Performance Range					Performance and Payout
Metric		Threshold	Target Zone(1)			Maximum	Year Ending(2) 12/31/2020	% of Target	Payout Calculation
Progressive and Vive Adjusted EBITDA	80%	$297	$322	-	$329	$351	$355	109.1%	200%
Strategic Initiatives	20%		4 Projects			5 Projects	4 Projects	100%	100%
Payout		25%	100%			200%			180%

Aaron’s Business: Lindsay
($ Million)	Weight	Plan Performance Range					Performance and Payout
Metric		Threshold	Target Zone(1)			Maximum	Year Ending(2) 12/31/2020	% of Target	Payout Calculation
Aaron’s Business Adjusted EBITDA	80%	$116	$129	-	$132	$143	$191	147.1%	200%
Strategic Initiatives(3)	20%		4 Projects			5 Projects	5 Projects	125%	125%
Payout		25%	100%			200%			185%

(1)	If performance falls anywhere within this range then payout is at 100% of target.
(2)	Estimated performance as described above.
(3)	Maximum payout for the Strategic Initiatives metric is 125%.

Based on the above performance results and incentive calculations, the tables below show the final annual cash incentive awards paid to our executives for 2020 performance. As discussed above, because certain executive officers who departed the Company prior to the end of 2020 in connection with the Spin-Off are deemed under SEC rules to remain NEOs of the Company for the entire year, the tables below as well as elsewhere in this CD&A may refer to such former officers as the “Former Executive Officers.”

Executive Officers at 12/31/20	Award Earned under Annual Incentive Plan(1), (2)
Steven A. Michaels	$1,208,400
Blake W. Wakefield	$1,431,000
Curtis L. Doman	$928,900
Brian J. Garner	$283,500
Marvin A. Fentress	$540,000

(1)	Calculated on total annual base salary paid for 2020.
(2)	Mr. Michaels’ awards were weight-adjusted based on his multiple positions during the year.

Former Executive Officers	Award Earned under Annual Incentive Plan(1), (2)
John W. Robinson III	$1,825,000
Ryan K. Woodley	$626,600
Douglas A. Lindsay	$1,184,800
C. Kelly Wall	$382,000

(1)	Calculated on total annual base salary paid for 2020. Mr. Woodley’s award was calculated pro rata based on his July 30, 2020 resignation date.
(2)	Mr. Wall’s awards were weight-adjusted based on his multiple positions during the year.

Spin-Off Bonus and Retention Program

In light of the varied challenges in executing the Spin-Off coupled with the COVID-19 pandemic, the Compensation Committee believed it was beneficial to the Company and its shareholders to provide a special incentive award program for select executives key to the success of the Spin-Off and to recognize the work required to accomplish this challenging goal in under a year. The Spin-Off incentive award program was also structured to retain executives beyond the Spin-Off to help guide both PROG Holdings and The Aaron’s Company as they transitioned to operating independently and drive shareholder value. Under the program, the Compensation Committee approved awards for Mr. Wall and Mr. Wakefield. Mr. Wall received a $250,000 cash bonus and Mr. Wakefield received restricted stock awards with a grant date fair value of $1.5 million that vests pro rata over a three-year period assuming continued employment, among other conditions. The Compensation Committee also approved a cash bonus pool of up to $4.4 million to be administered by Mr. John Robinson and awarded to select executives whose performance in executing the Spin-Off and smoothly transitioning the two new companies was deserving of special merit.

Long-Term Incentive Equity Awards

The Company’s long-term incentive (“LTI”) equity awards are intended to:

•	reward the achievement of business objectives that the Compensation Committee believes will benefit our shareholders;

•	align the interests of our senior management with those of our shareholders; and

•	assist with retaining our senior management to ensure continuity of leadership.

Beyond these objectives, the Compensation Committee also considers market design practices, equity dilution, accounting expense, and other internal considerations when deciding on the structure and size of equity awards.

In establishing its 2020 LTI program, the Compensation Committee acknowledged that the Company was operating in a highly competitive and rapidly changing industry and that it was likely the Company would be considering a number of strategic alternatives during the year to enhance long-term shareholder value, including the Spin-Off. Because the Company was in such a state of transition, the Compensation Committee believed setting multi-year performance targets was not appropriate at the time. Accordingly, the Compensation Committee established 12-month performance metrics and goals for 2020 with three-year ratable vesting, which would allow it to assess progress and developments in the Company’s businesses while at the same time ensuring that such metrics and goals remained rigorous and aligned with the long-term best interests of our shareholders.

Award Type and Mix

In light of the above considerations and, in particular, to balance performance and retention incentives in a very uncertain near-term environment, the Compensation Committee granted performance shares, time-based restricted stock awards and stock options.

The graphic below depicts the 2020 equity award mix as of November 30, 2020, the date of the Spin-Off:

Equity Award	Objective	Provisions
Performance Shares	• Focus participants on the fundamentals of growing our business and increasing the level of our earnings over the long term. • One-year performance period ensures greater validity in our forecasts.

•   Number of performance shares earned based on one-year Company performance.

•   Earned awards are subject to additional time-based vesting, with vesting occurring in three equal increments following the first, second, and third anniversaries of the grant.

Stock Options	• Aligns executives with shareholders, with the value of an award realized only if the stock price appreciates following the date of grant.	• Pro rata annual three-year vesting, with vesting occurring in three equal increments following the first, second, and third anniversaries of the grant.
Restricted Stock	• Addresses competitive concerns with a focus on retaining our key executives needed to realize our long-term performance objectives.	• Pro rata annual three-year vesting, with vesting occurring in three equal increments following the first, second, and third anniversaries of the grant.

Target Awards

Messrs. Robinson, Michaels, Woodley, Doman and Lindsay

As it did with respect to setting base salaries and annual target cash incentive award opportunities, the Compensation Committee approved target LTI equity award opportunities for Messrs. Robinson, Michaels, Woodley, Doman and Lindsay at the start of 2020. Mr. Robinson’s target award was set at $5.2 million pursuant to the terms of his employment agreement with the Company. Target LTI awards for the Company’s other executive officers at the beginning of the year – Messrs. Michaels, Woodley, Doman and Lindsay – were set in the same manner as their base salaries and annual target cash incentive opportunities. The Compensation Committee, working with its independent compensation consultant, reviewed general award levels across our peer group and considered each officer’s responsibilities in order to align to the competitive market. Based on this analysis, the Compensation Committee authorized LTI equity target awards for Messrs. Michaels, Woodley, Doman and Lindsay having the following dollar values:

•	Mr. Michaels: $1,525,000

•	Mr. Woodley: $2,400,000

•	Mr. Lindsay: $1,475,000

•	Mr. Doman: $1,575,000

LTI awards generally are converted to a target number of performance shares and time-based restricted stock by dividing the allocable portion of the grant date award value by the Company’s closing stock price on the date of grant. To determine the number of options to grant, the allocable portion of the grant date award value was divided by the estimated fair value of an option, as determined for benchmarking purposes using the Black-Scholes valuation methodology.

The LTI target awards that were granted to our executive officers at the beginning of 2020 are set forth in the tables below, expressed in terms of both dollar value and share amounts:

LTI Value(1) (at Target)

Named Executive Officer	Stock Options (25%)	+	Restricted Stock (25%)	+	Performance Shares (50%)	=	2020 LTI Value at Target
John W. Robinson III	$1,300,000		$1,300,000		$2,600,000		$5,200,000
Steven A. Michaels	$381,250		$381,250		$762,500		$1,525,000
Ryan K. Woodley	$600,000		$600,000		$1,200,000		$2,400,000
Douglas A. Lindsay	$368,750		$368,750		$737,500		$1,475,000
Curtis L. Doman	$393,750		$393,750		$787,500		$1,575,000

LTI Shares (at Target)

Named Executive Officer	Stock Options (25%)	+	Restricted Stock (25%)	+	Performance Shares (50%)	=	2020 LTI Shares at Target
John W. Robinson III	86,010		30,450		60,900		177,360
Steven A. Michaels	25,230		8,940		17,880		52,050
Ryan K. Woodley	39,720		14,070		28,110		81,900
Douglas A. Lindsay	24,420		8,640		17,280		50,340
Curtis L. Doman	26,070		9,240		18,450		53,760

(1)

The LTI dollar value of the target awards presented in the table above differ from the aggregate grant date fair values for our NEOs’ LTI awards as reported in the 2020 Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal Year 2020 Table due to different dates used to value the awards (February 25, 2020) versus the date on which the awards were granted (March 6, 2020).

For reasons similar to those described above with respect to their cash incentive award opportunity, the Compensation Committee believed it was important to judge the performance of Messrs. Robinson and Michaels against the Company’s performance on a consolidated basis. Accordingly, the Compensation Committee approved the following three metrics and weightings for Messrs. Robinson and Michaels with respect to their performance share grant:

•	Consolidated Adjusted Revenue (60% of the award);

•	Consolidated Adjusted Pre-Tax Income (20% of the award); and

•	Return on Capital (20% of the award).

Likewise, the Compensation Committee determined that the target performance share grants for Messrs. Woodley, Doman and Lindsay should be driven by the performance of their respective operating segment(s) – Progressive Leasing and Vive for Messrs. Woodley and Doman and the Aaron’s Business for Mr. Lindsay. In order to align management focus and help ensure greater consistency among the Company’s different operating segments, the Compensation Committee made the determination to utilize only Adjusted Revenue (weighed at 70% of the award) and Adjusted Pre-Tax Income (weighed at 30% of the award) as the performance metrics for Messrs. Woodley, Doman and Lindsay.

The Compensation Committee chose Adjusted Revenue as its most heavily weighted performance measure because it reflects the Company’s (and with respect to Messrs. Woodley, Doman and Lindsay, their respective operating segment’s) top-line growth, which the Compensation Committee believes is a strong indicator of our ability to increase profitability, cash flow and improve stock price performance. Adjusted Pre-Tax Income was also considered important because it reflects the Company’s (and with respect to Messrs. Woodley, Doman and Lindsay, their respective operating segment’s) core performance. Lastly, Return on Capital was selected by the Compensation Committee for Messrs. Robinson and Michaels because it measures the efficiency with which management of the consolidated organization invests the Company’s capital to generate returns.

See Appendix A for additional information regarding non-GAAP financial measures, including GAAP to non-GAAP reconciliations. For a comprehensive discussion of our GAAP financial results, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Messrs. Woodley, Michaels and Wall

As described above, in order to commence and facilitate succession planning in connection with the Spin-Off, on July 31, 2020, Mr. Woodley stepped down from his role as Chief Executive Officer of the Company’s Progressive Leasing operating segment. See “ – Compensation Arrangements with Certain Former Executive Officers.” Mr. Michaels succeeded Mr. Woodley and, as a result, the Compensation Committee raised his LTI target award from $1,525,000 to $2,250,000, which resulted in a prorated additional restricted stock award valued on the date of grant at $300,000.

In connection with Mr. Wall being named the Company’s Interim Chief Financial Officer upon Mr. Michaels’ assuming his new role at Progressive Leasing, the Compensation Committee raised his target LTI target award from $192,000 to $500,000, which resulted in a prorated additional restricted stock award valued on the date of grant at $128,000.

As it did with their base salaries and cash incentive awards, in making these LTI award determinations for Messrs. Michaels and Wall, the Compensation Committee reviewed market data for the peer group and considered each officer’s new roles and responsibilities.

Messrs. Wakefield, Garner and Fentress

As described above, Messrs. Wakefield, Garner and Fentress were not executive officers of the Company at the start of 2020. Accordingly, their target LTI equity award opportunities were determined by management of the Company at the beginning of the year, and were as follows:

•	Mr. Wakefield: $1,590,000

•	Mr. Garner: $315,000

•	Mr. Fentress: $800,000

With respect to the portion of Messrs. Wakefield’s, Garner’s and Fentress’s LTI equity award opportunities that were performance share grants, as it did with respect to their annual cash incentive award opportunity, management of the Company determined that the number of performance shares earned by Messrs. Wakefield, Garner and Fentress should be driven by the same performance metrics and weightings as Messrs. Woodley and Doman (Adjusted Revenue (weighed at 70% of the award) and Adjusted Pre-Tax Income (weighed at 30% of the award)).

Performance Goals and Results.

The Compensation Committee established goals for each of the performance measures applicable to performance shares, including a threshold, target, and maximum performance goal that corresponded to a threshold, target, and maximum number of shares that could be earned. The number of shares that could be earned ranged from 25% to 200% of target. Payouts for results between these levels are interpolated, with scales that vary by business segment. If the results are less than threshold, then no shares would be earned.

Because the Compensation Committee’s performance goals were established prior to the decision by the Company’s Board of Directors to execute the Spin-Off and, therefore, assumed a 12-month performance period, when it became apparent to the Compensation Committee that the Spin-Off was going to be completed by the end of November, the Compensation Committee determined it would be appropriate to exercise its discretion and base its review of management’s performance against ten months of actual performance and an estimate of November and December performance based on the Company’s then-latest available outlook. See “ – Compensation Committee’s Use of Discretion During 2020.” As described above, this was the same approach the Compensation Committee took with respect to determining management’s annual cash incentive award payouts.

The following tables summarize the performance goals, performance results, and related earning levels as a percent of target for each NEO:

Company: Robinson, Michaels and Wall
($ Millions)		Plan Performance Range					Performance and Payout
Metric	Weight	Threshold	Target Zone(1)			Maximum	Year Ending 12/31/20(2)	% of Target	Payout Calculation
Consolidated Adjusted Revenue(3)	60%	$4,054	$4,246	-	$4,289	$4,481	$4,212	98.7%	92.6%
Consolidated Adjusted Pre-Tax Income	20%	$331	$356	-	$363	$388	$460	128.0%	200%
Consolidated Return on Capital(4)	20%	10.8%	12.6%	-	12.8%	14.6%	19.3%	165.2%	200%
Payout		25%	100%			200%			135.6%

Progressive Leasing and Vive: Michaels, Wakefield, Doman, Garner, Fentress and Woodley
($ Millions)		Plan Performance Range					Performance and Payout
Metric	Weight	Threshold	Target Zone(1)			Maximum	Year Ending 12/31/20(2)	% of Target	Payout Calculation
Progressive Adjusted Revenue(5)	70%	$2,465	$2,637	-	$2,664	$2,823	$2,539	95.8%	63.2%
Progressive Adjusted Pre-Tax Income	30%	$248	$270	-	$273	$293	$329	112.3%	200%
Payout		25%	100%			200%			104.2%

Aaron’s Business: Lindsay
($ Millions)		Plan Performance Range					Performance and Payout
Metric	Weight	Threshold	Target Zone(1)			Maximum	Year Ending 12/31/20(2)	% of Target	Payout Calculation
Aaron’s Business Revenue	70%	$1,496	$1,593	-	$1,641	$1,738	$1,743	107.8%	200%
Aaron’s Business Adjusted Pre-Tax Income(6)	30%	$54	$60	-	$61	$67	$127	208%	200%
Payout		25%	100%			200%			200%

(1)	If performance falls anywhere within this dollar range, then payout is at 100% of target.
(2)	Estimated performance as described above.
(3)	Further adjusted to remove provision for credit losses at Vive, excluding the change in allowance for loan losses.
(4)	Return on Capital: Adjusted Net Operating Profit after Tax divided by the Sum of Average Net Debt and Average Equity. Net debt is equal to total debt less cash and cash equivalents.
(5)

Consolidation of Progressive and Vive, further adjusted to remove the effect of provision for credit losses at Vive, excluding the change in allowance for loan losses. The Compensation Committee also approved an upward adjustment of $70 million as discussed in more detail in “ – Compensation Committee’s Use of Discretion During 2020.”

(6)	Further adjusted for intercompany interest income.

Based on the above performance results and incentive calculations, the tables below show the final LTI awards earned by our executives for 2020 performance. As discussed above, because certain executive officers who departed the Company prior to the end of 2020 in connection with the Spin-Off are deemed under SEC rules to remain NEOs of the Company for the entire year, the tables below as well as elsewhere in this CD&A may refer to such former officers as “Former Executive Officers.”

Current Executive Officers	Award Earned under Long-Term Incentive Plan(1)
Steven A. Michaels	$1,458,378
Blake W. Wakefield	$1,628,739
Curtis L. Doman	$1,304,389
Brian J. Garner	$323,436
Marvin A. Fentress	$820,762

Former Executive Officers	Award Earned under Long-Term Incentive Plan(1)
John W. Robinson III(2)	$4,968,208
Ryan K. Woodley(2)	$1,987,069
Douglas A. Lindsay	$1,796,813
C. Kelly Wall	$227,491

(1)

Calculated as the grant date fair value of stock options, restricted shares, and performance shares granted on February 23, 2020 and March 6, 2020 for NEOs. The performance shares are based on the number of shares earned based on the payout percentages disclosed in the tables above.

(2)	See “ – Compensation Arrangements with Certain Former Executive Officers” for further details on treatment of LTI Awards with Messrs. Robinson and Woodley.

Values reflected above do not necessarily reflect the value that will ultimately be realized. While the LTI awards earned by the above executives were based on 2020 performance, they are subject to vesting conditions over a three-year period, such as continued employment. See “Executive Compensation – Summary Compensation Table.”

Treatment of Outstanding Long-Term Incentive Awards at the Spin-Off

The Compensation Committee adopted a two-fold approach to the treatment of outstanding LTI awards in connection with the Spin-Off in order to promote the dual objectives of aligning the management teams of both companies with the performance of their post Spin-Off businesses while also maintaining management focus on the execution of both businesses leading up to the Spin-Off. In general, the goal of all Spin-Off-related equity award adjustments was to preserve the intrinsic value, immediately prior to the Spin-Off, of the outstanding award. Except for awards held by Mr. John Robinson, the vesting schedule for all outstanding awards was not impacted by the Spin-Off and continued employment with or service to PROG Holdings or The Aaron’s Company was not deemed to be a separation of employment or service.

The table below describes the treatment of each type of outstanding equity award to our NEOs at the Spin-Off and how that treatment aligned with the Compensation Committee’s objectives. Except as noted below, the adjustments preserved the same general terms and conditions and vesting schedule as the original awards. For purposes of the table below, “PRG” refers to PROG Holdings and “AAN” refers to The Aaron’s Company.

Outstanding Award Type	Spin-Off Treatment	How Treatment Aligned with Objectives
Stock Option Awards

•   Replaced with an adjusted option to purchase PRG common stock (or AAN common stock in the case of Former Executive Officers, except for Mr. Woodley who received an adjusted option to purchase PRG common stock).

•   Adjusted to preserve the ratio of the exercise price to the fair market value of the stock subject to the option by adjusting the number of shares purchasable and the exercise price, by reference to the volume-weighted-average trading price of PRG (or AAN) common stock trading “regular way” on the closing date of the Spin-Off and the simple average of the volume-weighted-average trading price of the PRG (or AAN) common stock on each of the first three trading days following the closing date of the Spin-Off.

•   Promote management focus on stock price performance of the employee’s post-Spin-Off business.

•   Adjustment aligned the interest of employees with their post Spin-Off company for the full term of the option.

Unvested Restricted Stock and Unearned Performance Share Awards Granted in 2020

•   Replaced with adjusted PRG awards (AAN awards in the case of Former Executive Officers, except for Mr. Woodley who received an adjusted PRG award), each of which will generally preserve the value of the original award immediately prior to the Spin-Off.

• Helps to align management with the interests and performance of post-Spin-Off business where he would serve. • Promote focus on long-term performance and retention.

Unvested Restricted Stock and Earned Performance Share Awards Granted Prior to 2020

•   Holders had a choice to receive a replacement award denominated in either PRG or both PRG and AAN equity (for Former Executive Officers, except for Mr. Woodley, a choice to receive a replacement award denominated in either AAN or both AAN and PRG equity). Adjusted by reference to the ratio of one share of PRG common stock distributed in the Spin-Off for every two shares of AAN common stock in the Spin-Off.

• Incentivize management to set up both post-Spin-Off companies for success by providing a choice to receive common stock where he would serve or to receive equity in both companies.

Compensation Arrangements with Certain Former Executive Officers

As discussed above, during 2020 we were able to successfully complete the Spin-Off. In under 12 months, we were able to establish two standalone publicly-traded companies with outstanding leadership teams. To help ensure a smooth and seamless transition of the leadership teams during both the process of separating the two companies as well as for a sufficient period following the Spin-Off, the Compensation Committee believed it was important to retain two key executives – Mr. Robinson and Mr. Woodley – on a transitional basis following their employment with the Company. Accordingly, the Company entered into the following agreements with Messrs. Robinson and Woodley in order to achieve this objective. Furthermore, with respect to Mr. Robinson, the Compensation Committee believed it was important to recognize his exemplary leadership and the results the Company achieved during his time serving as the Company’s President and Chief Executive Officer, many of which are described above in the “Executive Summary” section of this CD&A. Mr. Robinson led the efforts to execute the Spin-Off and did so in a highly effective manner designed to position both PROG Holdings and The Aaron’s Company for future success while also delivering exceptionally strong business results during the height of the COVID-19 pandemic. Accordingly, the Compensation Committee believes it made the decisions below regarding Mr. Robinson’s and Mr. Woodley’s compensation arrangements consistent with its pay-for-performance philosophy.

John W. Robinson III

Pursuant to our agreement with Mr. Robinson, upon the completion of the Spin-Off, Mr. Robinson retired as the Company’s President and Chief Executive Officer and his employment agreement with the Company was mutually terminated by the parties. To help support and guide The Aaron’s Company as it transitioned to a newly public company, Mr. Robinson agreed to serve as the Non-Executive Chairman of The Aaron’s Company immediately following the Spin-Off. In connection with these arrangements, Mr. Robinson received his annual cash incentive award for 2020 as if he had remained employed with the Company after the completion of the Spin-Off and all of his equity awards fully vested. The Committee determined that it was appropriate to accelerate the vesting of all of Mr. Robinson’s outstanding equity awards in recognition of the results the Company achieved during Mr. Robinson’s time serving as the Company’s President and Chief Executive Officer, including the significant value Mr. Robinson created for the Company’s shareholders.

Ryan K. Woodley

Mr. Woodley retired as the Chief Executive Officer of the Company’s Progressive Leasing operating segment effective as of July 30, 2020 in order to implement an orderly succession plan whereby Mr. Michaels would become the Company’s Chief Executive Officer upon the completion of the Spin-Off. Under our agreement with Mr. Woodley, Mr. Woodley agreed for a 12-month period to provide coaching, consulting and assistance with respect to onboarding Mr. Michaels as well as assistance to the Company regarding legal and regulatory matters. During this 12-month period, Mr. Woodley will be paid at the rate of $200,000 annually, continue to participate in the Company’s benefit plans, and remain eligible to receive an annual cash incentive award (pro-rated based on his July 30, 2020 resignation date) for 2020. Our agreement with Mr. Woodley also provided that Mr. Woodley’s equity awards will be administered in accordance with their respective plan and award documents and that the amount of Mr. Woodley’s 2020 performance-based equity awards will be calculated pro rata based on his July 30, 2020 resignation date.

Messrs. Lindsay and Wall

Effective as of the Spin-Off, Messrs. Lindsay and Wall departed the Company and became the Chief Executive Officer and the Chief Financial Officer of The Aaron’s Company, respectively. Neither Mr. Lindsay nor Mr. Wall received any severance payments or other benefits from the Company in connection with their departure.

Compensation Committee’s Use of Discretion During 2020

The Compensation Committee has the ability under its charter and executive compensation programs to use discretion to make adjustments to, among other facets of its programs, the calculation of financial performance metrics for the purpose of calculating executive compensation payouts. The Compensation Committee believes that discretion is an important tool that it can use to align pay outcomes with management’s performance and shareholder outcomes when there are extraordinary or non-operational factors that may distort the pay-for-performance relationship or otherwise unfairly penalize management when unforeseen events arise.

The Compensation Committee made several such adjustments during the course of 2020, including adjustments relating to the Spin-Off. Because management’s 2020 performance goals were established by the Compensation Committee prior to the decision by the Company’s Board of Directors to execute the Spin-Off and, therefore, the goals assumed a 12-month performance period, when it became apparent to the Compensation Committee that the Spin-Off was going to be completed by the end of November, the Compensation Committee determined it would be appropriate to exercise its discretion and base its review of management’s performance against ten months of actual performance and an estimate of November and December performance based on the Company’s then-latest available outlook. In addition, expenses incurred in executing the Spin-Off were excluded from applicable performance targets because they had not been factored into such targets when they were originally established by the Compensation Committee at the beginning of the year (when the Spin-Off had not yet been approved by the Company’s Board of Directors).

The Compensation Committee also believed it would be appropriate to exercise its discretion with respect to Progressive Leasing’s revenue target for 2020, which, as discussed above, is used to calculate awards of performance shares for Progressive Leasing’s management team and was established prior to the onset of the COVID-19 pandemic in the United States. However, as the pandemic began to sweep across the United States, the Compensation Committee closely monitored the impact of the pandemic on the Company’s results, including management’s ability to achieve the performance goals the Compensation Committee had established before the impact of the of the pandemic was known. The Compensation Committee had regular dialogue with the Company’s management team regarding their efforts and challenges in addressing the pandemic, including possibly lowering performance targets that could be impacted. After considerable deliberation, the Compensation Committee determined to maintain the performance metrics established at the beginning of the year and exercise its discretion at the end of the performance period, particularly given the difficulty of forecasting in the then-currently existing environment. Accordingly, at a meeting of the Compensation Committee in early November, the Compensation Committee approved an upward adjustment of $70 million to Progressive Leasing’s 2020 revenue, which resulted in a performance share award of 104.2% of target versus 78.8% of target on an unadjusted basis. The Compensation Committee believed the unprecedented circumstances of the COVID-19 pandemic warranted this adjustment (and the corresponding equity awards to Progressive Leasing’s management team) because many of Progressive’s POS partners were required to close their locations and/or showrooms for a portion of the first and second quarters of 2020, as many parts of the United States, especially those in densely populated metropolitan areas, were placed under extended stay-at-home orders during that period of time, and other Progressive POS partners who were not required to close their store locations and/or showrooms voluntarily did so in order to protect the health and safety of their employees and customers, all of which unfavorably impacted Progressive’s revenues due to no fault of the Progressive management team. Specifically, during March through May 2020, the percentage of locations of Progressive Leasing’s POS partners that temporarily closed ranged from a peak of approximately 50% in April to a low of approximately 35% in May. In addition, the Committee took into consideration the fact that, even after many of the POS partners’ store and/or showroom locations reopened, the volume of customer traffic and related transactions at those locations remained depressed for a considerable portion of 2020, as many customers chose to avoid physical store locations due to fears associated with the pandemic. Furthermore, not only did Progressive Leasing otherwise meet its other financial performance objective for the year (e.g., Pre-Tax Income of $321 million) notwithstanding such extraordinarily challenging conditions, its management team took decisive actions to respond to the pandemic, which not only protected employees and customers, but enhanced the resilience of the business as well. These actions included transitioning nearly the entire workforce to remote, work-from-home environments; allowing customers to defer making payments; working with customers in other ways to help them mitigate the economic challenges they faced from the pandemic; and working closely with POS partners to continue to provide best-in-class service as many of them were forced to close their locations and/or showrooms and transition to curb-side and e-commerce only service models and, as they reopened their showrooms, working with them under significantly modified operations and processes. The Compensation Committee also believed its use of discretion in this instance would have a positive impact on maintaining and improving management and employee engagement and retention during 2021, which the Compensation Committee believed was critically important as the Company transitioned to operating independently after the Spin-Off.

In short, the Committee believes the Company’s management teams performed remarkably well during 2020 and the Committee is especially proud of management’s strong execution of the Spin-Off and their extraordinary efforts to safeguard employees and customers and advance the Company’s long-term trajectory during the pandemic. In light of these factors, the Committee believes it was appropriate to exercise our discretion in determining 2020 executive compensation.

Executive Compensation Policies

Stock Ownership Guidelines. The Compensation Committee has adopted stock ownership guidelines to further align the interests of senior executives with our shareholders. The table below summarizes the guidelines in place immediately prior to the Spin-Off that applied to our NEOs. As of November 30, 2020, all of our executive officers satisfied these guidelines.

Feature	Provision
Required levels

5x base salary: Chief Executive Officer

3x base salary:

•   President, Progressive Leasing;

•   Chief Executive Officer, Progressive Leasing;

•   Chief Innovation Officer, Progressive Leasing

2x base salary: Chief Executive Officer, Aaron’s Business

Shares counted toward guidelines

Stock owned outright

Shares held in retirement accounts

Unvested time-based restricted stock units and restricted stock awards

Earned but unvested performance shares

“In the money” value of vested but unexercised stock options

The table below summarizes the guidelines in place immediately after the Spin-Off that applied to NEOs.

Feature	Provision
Required levels	5x base salary: Chief Executive Officer 3x base salary: • President • Chief Innovation Officer • Chief Financial Officer 2x base salary • General Counsel
Shares counted toward guidelines

Stock owned outright

Shares held in retirement accounts

Unvested time-based restricted stock units and restricted stock awards

Earned but unvested performance shares

“In the money” value of vested but unexercised stock options

Clawback Policy. The Compensation Committee has adopted a policy that provides that annual incentive and equity awards to our executive officers may be recouped if we restate our consolidated financial statements. Under this policy, covered employees including our NEOs may be required to repay to the Company the difference between the amount of incentives and awards received and the amount that would have been payable under the restated financial statements.

Securities Trading Policy. As part of our Insider Trading Policy, all of our officers and directors are prohibited from trading any interest or position relating to the future price of our securities. These prohibited transactions include trading in puts, calls, short sales, or hedging transactions, but do not generally prohibit other purchases and sales of our common stock made in compliance with the limitations contained in our Insider Trading Policy. Pledging of Company securities is prohibited under our Insider Trading Policy.

Tally Sheets. The Compensation Committee reviews tally sheets for select executives. These tally sheets provide a comprehensive view of target, actual, and contingent executive compensation payouts under a variety of termination and performance scenarios. The tally sheets allow the Compensation Committee to understand the cumulative effect of prior pay decisions and stock performance, as well as the retentive ability of existing LTIs, severance, and change-in-control arrangements. The tally sheets are intended to facilitate the Compensation Committee’s understanding of the nature and amounts of total compensation under our executive compensation program and to assist the Compensation Committee in its overall evaluation of our program.

Executive Benefits and Perquisites

Our executive compensation program also provides certain benefits and perquisites to our NEOs. The value of these benefits and perquisites represents a small portion of an NEO’s overall total compensation opportunity and does not materially influence the Compensation Committee’s decisions with respect to the salary and incentive elements of the compensation of our NEOs. The Compensation Committee periodically reviews the perquisites and other personal benefits that we provide to senior management to ensure they remain in the best interests of the Company and its shareholders.

Healthcare Benefits. Our NEOs receive a full range of standard benefits, including the medical, dental, vision, life and voluntary disability coverage available to our employees generally.

Retirement Plans. Our NEOs participate on the same basis as other employees in our 401(k) Retirement Savings Plan, which we refer to as our 401(k) Plan, for all full-time employees. Employees with at least one year of service who meet certain eligibility requirements are eligible for a Company match.

Our 401(k) Plan uses a safe harbor formula that allows employees to contribute up to 75% of their annual compensation with 100% matching by the Company on the first 3% of compensation and an additional 50% match on the next 2% of compensation. All matching by the Company is immediately vested under the new plan formula and any prior contributions will continue to vest under the preceding vesting schedule.

Under the Company’s Nonqualified Deferred Compensation Plan, which we refer to as the Deferred Compensation Plan, a select group of management or highly compensated employees are eligible to elect to defer up to 75% of their base salary and up to 75% of their annual bonus on a pre-tax basis. Should they so elect, the Company will make discretionary matching contributions under the same formula that applies for our 401(k) Plan, with the benefit not exceeding the 401(k) Plan statutory limit.

Perquisites. Prior to the Spin-Off, our NEOs could use the Company’s aircraft from time to time for non-business use. Incremental operating costs associated with such personal use was paid by the Company. The amount of income attributed to each NEO for income tax purposes from personal aircraft use was determined by the Standard Industry Fare Level method, and the executives are responsible for paying the tax on this income. The aggregate incremental cost to the Company of such use by each NEO, if any, is included under the “All Other Compensation” column of “Executive Compensation – Summary Compensation Table.” After the Spin-Off, the Company no longer owns any aircraft and, therefore, this perquisite was discontinued. In order to ease the burden on Mr. Michaels and his family moving to the Company’s Salt Lake City, Utah headquarters from the Company’s prior headquarters in Atlanta, Georgia, the Compensation Committee approved up to $250,000 in relocation assistance for Mr. Michaels. In addition, the Compensation Committee agreed to reimburse Mr. Michaels for commuting expenses for himself and his family prior to their permanent relocation to the Salt Lake City area. Mr. Michaels will be provided tax relief to the extent these arrangements result in imputed income. The Compensation Committee believes the benefits of these arrangements with Mr. Michaels outweigh the relatively minor cost associated with them.

Severance Arrangements. It has been our practice to utilize an executive severance plan and other severance and change-in-control arrangements for select executives to provide these senior leaders certain benefits in the event their employment is terminated by us without cause or after a change in control of the Company. We believe these arrangements assist us in hiring executives and in retaining key leaders who are critical to the ongoing stability of our business. We further believe they foster objectivity should they be asked to evaluate proposals that may result in the loss of their employment. During 2020, our NEOs following the Spin-Off were subject to executive severance plan and other severance and change-in-control arrangements for select executives to provide these senior leaders certain benefits in the event their employment is terminated by us without cause or after a change in control of the Company. With the Spin-Off now completed and in connection with their new roles, we expect to enter into updated severance and change-in-control arrangements with our executives that will be reflective of current market practices. See “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”

Policy on Compensation Tax Deductibility

When setting executive compensation, we consider many factors, such as attracting and retaining executives and providing appropriate performance incentives. We also consider the after-tax cost to the Company in establishing our executive compensation programs, both individually and in the aggregate, but tax deductibility is not our sole consideration. Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to public companies for annual compensation over $1 million (per individual) paid to their chief executive officer, chief financial officer and the next three most highly compensated executive officers (as well as certain other officers who were covered in years after 2016). The Tax Act of 2017 eliminated most of the exceptions from the $1 million deduction limit, except certain arrangements that were in place as of November 2, 2017. As a result, most of the compensation payable to any of our NEOs in excess of $1 million annually will not be fully deductible. Furthermore, the Compensation Committee expects in the future to authorize compensation in excess of $1 million to our NEOs that will not be fully deductible when it believes doing so is in the best interests of the Company and its shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors and available through the Company’s website, http://investor.progleasing.com. The Compensation Committee is composed of four independent members of the board as defined under the listing standards of the New York Stock Exchange and under the Compensation Committee’s charter. The Compensation Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to executive and director compensation.

In keeping with its responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in the Company’s Form 10-K/A, dated April 29, 2021 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement related to the Company’s 2021 Annual Meeting of Shareholders and in the Annual Report on Form 10-K for the year ended December 31, 2020.

This report is respectfully submitted by the Compensation Committee of the Board of Directors.

The Compensation Committee

Douglas C. Curling (Chair)

Kathy T. Betty

Cynthia N. Day

Ray M. Robinson

This report shall not be deemed to be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing

EXECUTIVE COMPENSATION

Summary Compensation Table

This Summary Compensation Table sets forth select compensation information for our NEOs for the years in which each executive served in that capacity. For further information regarding how our NEOs were determined and the Compensation Committee’s objectives and decisions with respect to our compensation programs, please refer to the CD&A above.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3)($)	All Other Compensation(4) ($)		Total ($)
Steven A. Michaels(5) Chief Executive Officer	2020 2019 2018	647,404 625,000 613,462	— — —	1,453,939 1,056,510 1,054,843	304,526 354,971 391,006	1,208,400 604,900 635,700	111,724 26,031 34,784	(6),(7), (8)	3,725,993 2,667,412 2,729,795
Blake Wakefield(9) President	2020	501,039	—	2,727,426	401,436	1,431,000	23,642	(6),(7)	5,084,543
Curtis L. Doman(10) Chief Innovation Officer	2020 2019 2018	485,649 475,000 463,462	— — —	989,725 1,071,139 1,070,439	314,665 359,672 395,968	928,900 463,300 486,200	12,210 12,010 11,810	(6)	2,731,149 2,381,121 2,427,879
Brian Garner(11) Chief Financial Officer	2020	323,827	—	243,603	79,834	283,500	5,900	(12)	936,664
Marvin A. Fentress(13) General Counsel, Corporate Secretary	2020	400,196	—	618,910	201,852	540,000	13,722	(6)	1,774,680
John W. Robinson III(14) Former Chief Executive Officer	2020 2019 2018	701,538 800,000 784,615	— — —	3,930,067 3,900,960 3,900,368	1,038,141 1,311,159 1,444,438	1,825,000 967,900 1,016,300	9,683 1,171 6,317		7,504,429 6,981,190 7,152,038
Douglas A. Lindsay(14) Former Chief Executive Officer, Aaron’s Business	2020 2019 2018	560,577 600,000 584,615	— — —	1,502,064 1,014,250 1,015,145	294,749 340,866 375,127	1,083,317 542,800 610,100	25,199 12,010 25,418	(6), (7)	3,465,906 2,509,926 2,610,405
C. Kelly Wall(14), (15), (16) Former Interim Chief Financial Officer	2020	354,923	229,167	307,005	48,535	350,442	22,800	(6), (7)	1,312,872
Ryan K. Woodley(17) Former Chief Executive Officer, Progressive Leasing	2020 2019 2018	410,066 600,000 574,616	— — —	1,507,649 1,802,569 1,802,024	479,420 605,331 666,893	626,600 585,300 602,900	11,894 11,740 11,540	(6)	3,035,629 3,604,940 3,657,973

(1)

Represents the aggregate grant date fair value of awards of time-based restricted shares and performance shares recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718. See Note 12 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for a discussion of the assumptions used in calculating these amounts. For the time-based restricted shares, the fair value is calculated using the closing stock price on the date of grant. For performance shares, the fair value is also the closing stock price on the date of grant, multiplied by the number of shares that were earned on the performance condition achieved in 2020. We caution that the amounts reported above for equity-related awards and, therefore, total compensation, may not represent the amounts that each executive actually realizes from the awards. Whether, and to what extent, an executive realizes value will depend on a number of factors, including stock price and, with respect to the Company’s Long-Term Incentive Award Program, continued employment.

(2)

Represents the grant date fair value of awards of stock options recognized by the Company as required by the Financial Accounting Standards Board Codification Topic 718. The Company determines the fair value of stock options on the grant date using a Black-Scholes-Merton option pricing model that incorporates expected volatility, expected option life, risk-free interest rates, and expected dividend yields. See Note 12 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, for a discussion of the assumptions used in calculating these amounts. We caution that the amounts reported above for equity-related awards and, therefore, total compensation, may not represent the amounts that each executive actually realizes from the awards. Whether, and to what extent, an executive realizes value will depend on a number of factors, including stock price and, with respect to Company’s Long-Term Incentive Award Program, continued employment.

(3)	Reflects the value of the cash bonus earned under the Company’s Annual Cash Incentive Award Program.
(4)

We provide a limited number of perquisites to our NEOs and value those perquisites based on their aggregate incremental cost to the Company. Prior to the Spin-Off, our NEOs could use the Company’s aircraft from time to time for non-business use. We calculated the incremental cost of Company aircraft use based on the average variable operating costs to the Company. Variable operating costs include fuel costs, maintenance fees, positioning costs, catering costs, landing/ramp fees, and the amount, if any, of disallowed tax deductions associated with the personal use of Company aircraft. The total annual variable operating costs are divided by the annual number of flight hours flown by the aircraft to derive an average variable cost per flight hour. This average variable cost per flight hour is then multiplied by the flight hours flown for personal use to derive the incremental cost to the Company. This method excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries and benefits and hangar expenses. Aggregate incremental cost, if any, of travel by the executive’s family or other guests when accompanying the executive is also included. After the Spin-Off, the Company no longer owned any aircraft and, therefore, this perquisite was discontinued.

(5)

Mr. Michaels was appointed the Company’s Chief Executive Officer effective as of December 1, 2020 in connection with the Spin-Off. Prior to that, Mr. Michaels served as Chief Executive Officer of the Company’s Progressive Leasing operating segment since July 31, 2020. Prior to that, Mr. Michaels had served as the Company’s Chief Financial Officer and President of Strategic Operations.

(6)

Includes matching contributions in the amount of $11,400 made by the Company to Messrs. Michaels’, Wakefield’s, Doman’s, Fentress’, Lindsay’s, Wall’s and Woodley’s account, as applicable, in connection with the Company’s 401(k) Plan.

(7)

Includes matching contributions in the amount of $11,400 made by the Company to Messrs. Michaels’, Wakefield’s, Lindsay’s and Wall’s account, as applicable, in connection with the Company’s Nonqualified Deferred Compensation Plan. These amounts are also included in the Nonqualified Deferred Compensation section below.

(8)	Includes $85,293 of commuting and relocation expenses reimbursed by the Company.
(9)

Mr. Wakefield was appointed the Company’s President effective as of December 1, 2020 in connection with the Spin-Off. Mr. Wakefield was not an NEO for the fiscal years ended December 31, 2018 or December 31, 2019. Mr. Wakefield resigned as the Company’s President effective as of April 1, 2021.

(10)

Mr. Doman was appointed the Company’s Chief Innovation Officer effective as of December 1, 2020 in connection with the Spin-Off. Prior to that, Mr. Doman served as Chief Innovation Officer of the Company’s Progressive Leasing operating segment.

(11)

Mr. Garner was appointed the Company’s Chief Financial Officer effective as of December 1, 2020 in connection with the Spin-Off. Mr. Garner was not an NEO for the fiscal years ended December 31, 2018 or December 31, 2019.

(12)	Includes matching contributions in the amount of $5,359 made by the Company to Mr. Garner’s account in the Company’s 401(k) plan.
(13)

Mr. Fentress was appointed the Company’s General Counsel and Corporate Secretary effective as of December 1, 2020 in connection with the Spin-Off. Mr. Fentress was not an NEO for the fiscal years ended December 31, 2018 or December 31, 2019.

(14)

Messrs. Robinson, Lindsay and Wall resigned from the Company effective as of November 30, 2020 in connection with the Spin-Off. Salary and non-equity incentive plan compensation amounts in the tables above reflect the cash amounts paid to these NEOs during 2020, prorated for the service with the Company prior to the Spin-Off (January 1, 2020 through November 30, 2020).

(15)	Mr. Wall was appointed the Company’s Interim Chief Financial Officer effective as of July 31, 2020. Mr. Wall was not an NEO for the fiscal years ended December 31, 2018 or December 31, 2019.
(16)

Reflects a $250,000 cash bonus paid to Mr. Wall during 2020 in connection with the Company’s Spin-Off Bonus and Retention Program, prorated for the service with the Company prior to the Spin-Off (January 1, 2020 through November 30, 2020).

(17)	Mr. Woodley resigned as Chief Executive Officer of the Company’s Progressive Leasing operating segment effective as of July 31, 2020.

Grants of Plan-Based Awards in Fiscal Year 2020

As described in the CD&A above, our Compensation Committee granted cash incentive awards, performance share awards, stock options, and restricted stock awards to our NEOs during 2020. Set forth below is information regarding awards granted in 2020. See “ – Outstanding Equity Awards at 2020 Fiscal Year End” for a description of the conversion of awards that were granted prior to the Spin-Off and the number of awards outstanding on December 31, 2020.

Name	Grant Date	Potential Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven A. Michaels		167,000	666,000	1,232,000
	3/6/2020				4,470	17,880	35,760				621,688
	3/6/2020							8,940			310,844
	3/6/2020								25,230	34.77	304,526
	7/31/2020							5,751			300,087
Blake Wakefield		199,000	795,000	1,471,000
	2/25/2020				4,658	18,630	37,260				795,501
	2/25/2020							9,330			398,391
	2/25/2020								26,550	42.70	401,436
	7/31/2020							28,749			1,500,123
Curtis L. Doman		129,000	516,000	955,000
	3/6/2020				4,613	18,450	36,900				641,507
	3/6/2020							9,240			321,275
	3/6/2020								26,070	34.77	314,665
Brian Garner		39,000	158,000	291,000
	2/25/2020				923	3,690	7,380				157,563
	2/25/2020							1,860			79,422
	2/25/2020								5,280	42.70	79,834
Marvin A. Fentress		75,000	300,000	555,000
	2/25/2020				2,348	9,390	18,780				400,953
	2/25/2020							4,710			201,117
	2/25/2020								13,350	42.70	201,852
John W. Robinson III		250,000	1,000,000	1,850,000
	3/6/2020				15,225	60,900	121,800				2,117,493
	3/6/2020							30,450			1,058,747
	3/6/2020								86,010	34.77	1,038,141
Douglas A. Lindsay		160,000	640,000	1,185,000
	3/6/2020				4,320	17,280	34,560				600,826
	3/6/2020							8,640			300,413
	3/6/2020								24,420	34.77	294,749
C. Kelly Wall		52,000	207,000	382,000
	2/25/2020				563	2,250	4,500				96,075
	2/25/2020							1,140			48,678
	2/25/2020								3,210	42.70	48,535
	7/31/2020							2,454			128,050
Ryan K. Woodley		87,000	348,000	644,000
	3/6/2020				7,028	28,110	56,220				977,385
	3/6/2020							14,070			489,214
	3/6/2020								39,720	34.77	479,420

(1)

Represents the amounts that could be earned under the Company’s Annual Cash Incentive Award Program based on performance against pre-determined goals for Adjusted EBITDA and Strategic Initiatives. The performance goals for Messrs. Michaels and Robinson were measured on a Company-wide basis. The performance goals for Messrs. Wakefield, Doman, Garner, Fentress and Woodley were measured on a Progressive Leasing and Vive operating segments basis. The performance goals for Mr. Lindsay were measured on an Aaron’s Business operating segment basis. The performance goals for Mr. Wall were measured in accordance with the time spent in positions held by Mr. Wall during the year at the Company-wide level and Aaron’s Business operating segment level, as applicable. The amounts actually earned are included in the non-equity incentive plan compensation column of the Summary Compensation Table.

(2)

Represents performance shares granted under the Company’s Long-Term Incentive Award Program. Performance metrics for Messrs. Michaels, Robinson, and Wall were consolidated Company Adjusted Revenue, Adjusted EBITDA and Return on Capital. Performance metrics for Messrs. Wakefield, Doman, Garner, Fentress and Woodley were Adjusted EBITDA and Adjusted Pre-Tax Income for the Company’s Progressive Leasing and Vive operating segments. Performance metrics for Mr. Lindsay were Adjusted EBITDA and Adjusted Pre-Tax Income for the Aaron’s Business operating segment. The threshold number of shares represents 25% of target, and the maximum number of shares represents 200% of target. Any awards earned vest in three approximately equal increments over a three-year period on March 7, 2021, 2022 and 2023. Based on the Company’s performance for the year, performance shares were earned at 135.6% of target for Mr. Michaels, 104.2% of target for Mr. Wakefield, 104.2% of target for Mr. Doman, 104.2% of target for Mr. Garner, 104.2% of target for Mr. Fentress, 135.6% of target for Mr. Robinson, 200% of target for Mr. Lindsay, 135.6% of target for Mr. Wall and 104.2% of target for Mr. Woodley.

(3)

Includes time-based restricted stock granted to each of our NEOs under the Company’s Long-Term Incentive Award Program, that are expected to vest in three approximately equal increments over a three-year period on each of March 7, 2021, 2022 and 2023.

(4)

Includes stock options granted under the Company’s Long-Term Incentive Award Program that are expected to vest in three approximately equal increments over a three-year period on each of March 7, 2021, 2022 and 2023.

(5)

Represents the aggregate grant date fair value of awards recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718. See Note 12 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of the assumptions used in calculating these amounts.

2015 Equity and Incentive Plan

General. The purpose of the Company’s 2015 Equity and Incentive Plan, as amended and restated (the “Equity Plan”) is to promote the long-term growth and profitability of the Company and our subsidiaries by providing employees, directors, consultants, advisors and other persons who work for us and our subsidiaries with incentives to maximize shareholder value and otherwise contribute to our continued success. In addition, we believe the Equity Plan is a critical component to help us attract, retain and reward the best talent and align their interests with our shareholders.

Administration of the Equity Plan. Our Board of Directors may appoint the Compensation Committee or such other committee consisting of two or more members (in each case, the “Committee”) to administer the Equity Plan, and our Board of Directors has currently designated the Compensation Committee to serve this function. The Committee has the right to select the persons who receive awards under the Equity Plan, to set the terms and conditions of such awards (including the term, exercise price, vesting conditions, and the consequences of termination of employment), and to interpret and administer the Equity Plan. Subject to the express provisions of the Equity Plan, the Committee is authorized and empowered to do all things that the Committee in its discretion determines to be necessary or appropriate in connection with the administration and operation of the Equity Plan.

Types of Awards. The Equity Plan provides for the grant of non-qualified stock options (“NQSOs”), incentive stock options (“ISOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance shares, performance units, annual incentive awards and other stock-based awards to eligible participants. ISOs may only be granted to employees of the Company or its subsidiaries.

Shares Available for Issuance. The aggregate number of shares that will be available for issuance pursuant to awards granted under the Equity Plan is 8,566,816 shares (the “Share Pool”), subject to adjustment as described in the Equity Plan, of which 3,126,340 shares remain available for issuance as of April 15, 2021. The shares issued by the Company under the Equity Plan will be authorized but unissued shares or shares currently held (or subsequently acquired) as treasury shares, including shares purchased on the open market or in private transactions.

If shares awarded under the Equity Plan are not issued, or are reacquired by the Company, as a result of a forfeiture of restricted stock or a restricted stock unit, or the termination, expiration or cancellation of an NQSO, ISO, SAR, performance share or performance unit, or the settlement of an award in cash in lieu of shares, that number of shares will be added back to the Share Pool. If the exercise price of an option, or the purchase price and/or tax withholding obligation under any award is satisfied by the Company retaining shares or by the participant tendering shares (either by actual delivery or attestation), the number of shares so retained or tendered shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further awards under the Equity Plan. To the extent a SAR is settled in shares of common stock, the gross number of shares subject to such SAR shall be deemed delivered for purposes of determining the Share Pool and shall not be available for further awards under the Equity Plan. Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options shall not be added back to the Share Pool.

Amendment and Termination. Our Board of Directors or the Committee may amend or terminate the Equity Plan in whole or in part at any time, but the amendment or termination cannot adversely affect any rights or obligations with respect to an award previously granted without the affected participant’s written consent. The Company must obtain the approval of the shareholders before amending the Equity Plan to the extent required by Section 422 of the Internal Revenue Code or the rules of the NYSE or other applicable law.

The Committee may amend an outstanding award agreement in a manner not inconsistent with the terms of the Equity Plan, but the amendment will not be effective without the participant’s written consent if the amendment is materially adverse to the participant. The Committee cannot amend outstanding awards, without shareholder approval, to reduce the exercise price of outstanding awards, or cancel outstanding options or SARs in exchange for cash, another award or stock option or SAR with an option exercise price or SAR price that is less than the option exercise price or SAR price of the original stock option or SAR.

Employee Stock Purchase Plan

The purpose of the Company’s ESPP is to encourage ownership of our common stock by eligible employees of the Company and certain of our subsidiaries and to help such employees provide for their future security and to encourage them to remain in the employment of the Company and its subsidiaries’. Specifically, the ESPP provides eligible employees of the Company and certain of our subsidiaries an opportunity to use payroll deductions to purchase shares of our common stock on periodic purchase dates at a discount. The Compensation Committee believes that the ESPP is a valued benefit for our eligible employee base. For a summary of the material terms of the ESPP, please see “Proposal 4 – Amendment to the PROG Holdings, Inc. Employee Stock Purchase Plan.”

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table provides additional information on equity awards held by our NEOs, including both unexercised and unvested awards, as of December 31, 2020, after giving effect to the adjustments made in connection with the Spin-Off as discussed in the CD&A above. See “Compensation Discussion and Analysis – Treatment of Outstanding Long-Term Incentive Awards at the Spin-Off.”

	Option Awards						Stock Awards
Name of Executive	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)			Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Steven A. Michaels	5,134		—		27.46	2/18/2024
	8,237		—		26.98	4/15/2024
	27,324		—		25.87	3/10/2025
	41,796		—		20.88	2/26/2026
	33,762		—		25.07	2/24/2027
	17,088	(2)	8,544	(2)	43.59	3/2/2028
	6,548	(3)	13,096	(3)	49.97	2/21/2029
			27,356	(4)	32.07	3/6/2030
							2,689	(5)	144,856	5,324		286,804
							4,705	(6)	253,458	8,366		450,676
							9,693	(7)	522,162	26,289	(8)	1,416,188
							6,235	(7)	335,879
Blake Wakefield	—		8,012	(9)	43.59	3/2/2028
	6,148	(3)	12,295	(3)	49.97	2/21/2029
			28,788	(4)	39.39	2/25/2030
							2,526	(5)	136,076	5,047		271,882
							4,423	(6)	238,267	7,758		417,923
							10,116	(7)	544,949	21,048	(8)	1,133,856
							31,172	(10)	1,679,236
Curtis L. Doman	17,306	(2)	8,652	(2)	43.59	3/2/2028
	6,636	(3)	13,271	(3)	49.97	2/21/2029
			28,267	(4)	32.07	3/6/2030
							2,732	(5)	147,173	5,449		293,538
							4,770	(6)	256,960	8,368		450,784
							10,018	(7)	539,670	20,845	(8)	1,122,920
Brian Garner	1,767		—		25.07	2/24/2027
	1,518	(11)	1,518	(11)	43.59	3/2/2028
	1,399	(3)	2,797	(3)	49.97	2/21/2029
			5,725	(4)	39.39	2/25/2030
							487	(5)	26,235	964		51,931
							1,019	(6)	54,894	1,772		95,458
							2,016	(7)	108,602	4,169	(8)	224,584
Marvin A. Fentress	13,879		—		29.70	2/6/2025
	24,717		—		20.88	2/26/2026
	19,972		—		25.07	2/24/2027
	8,501	(2)	4,250	(2)	43.59	3/2/2028
	3,264	(3)	6,527	(3)	49.97	2/21/2029
			14,475	(4)	39.39	2/25/2030
							1,344	(5)	72,401	2,675		144,102
							2,342	(6)	126,164	4,117		221,783
							5,107	(7)	275,114	10,609	(8)	571,507
John W. Robinson III	—		—		—	—	—	—	—	—		—
Douglas A. Lindsay	—		—		—	—
							2,390	(5)	128,749	4,818		259,546
							4,160	(6)	224,099	6,498		350,047
C. Kelly Wall	—		—		—	—
							320	(5)	17,238	634		34,154
							560	(6)	30,167	998		53,762
Ryan K. Woodley	29,146	(2)	14,572	(2)	43.59	10/1/2021
	11,166	(12)	11,166	(12)	49.97	10/1/2021
			14,356	(13)	32.07	10/1/2021
							4,597	(5)	247,640	9,175		494,257
							4,011	(5)	216,073	7,043		379,406
							5,085	(5)	273,929	6,175	(14)	332,656

(1)	Reflects award value based on a share price of $53.87, the closing price of our common stock on December 31, 2020.
(2)	These options vest in three equal increments on each of March 7, 2019, 2020 and 2021.
(3)	These options vest in three equal increments on each of March 7, 2020, 2021 and 2022.
(4)	These options vest in three equal increments on each of March 7, 2021, 2022 and 2023.
(5)	These restricted shares vested on March 7, 2021.
(6)	One-half of these restricted shares vested on March 7, 2021 and the remaining one-half are scheduled to vest on March 7, 2022.
(7)	These restricted shares vest in three equal increments on each of March 7, 2021, 2022 and 2023.

(8)

Amounts shown reflect performance shares that at grant date were subject to meeting specific performance goals and service periods, which, based on the Company’s performance, are reflected at the achieved award level. Performance shares earned vest in three equal increments on each of March 7, 2021, 2022 and 2023.

(9)	These options vested on March 7, 2021.
(10)	These restricted shares vest in three equal increments on each of July 31, 2021, 2022 and 2023.
(11)	These options vest in two equal increments on each of March 7, 2020 and 2021.
(12)	These options vest in two equal increments on each of March 7, 2020 and 2021.
(13)	These options vested on March 7, 2021.
(14)

Amounts shown reflect performance shares that at grant date were subject to meeting specific performance goals and service periods, which, based on the Company’s performance, are reflected at the achieved award level. These performance shares vested on March 7, 2021.

Options Exercised and Stock Vested in Fiscal Year 2020

The following tables provide additional information for our NEOs regarding (i) stock option exercises during 2020, including the number of shares acquired upon exercise and the value realized and (ii) the number of shares acquired upon the vesting of stock awards, each before payment of any applicable withholding tax and broker commissions.

Prior to the Spin-Off (through 11/30/2020)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Steven A. Michaels	—	—	26,275	853,925
Blake Wakefield	35,300	857,305	27,493	886,842
Curtis L. Doman	105,990	3,427,528	29,487	951,566
Brian Garner	—	—	4,913	160,213
Marvin Fentress	—	—	15,302	492,077
John W. Robinson III(3)	490,349	12,986,370	110,307	3,553,615
Douglas A. Lindsay	—	—	18,593	618,379
C. Kelly Wall	—	—	3,851	124,072
Ryan K. Woodley	152,910	4,464,250	45,929	1,490,087

Following the Spin-Off
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Steven A. Michaels	—	—	—	—
Blake Wakefield	—	—	—	—
Curtis L. Doman	—	—	—	—
Brian Garner	—	—	—	—
Marvin Fentress	—	—	—	—
John W. Robinson III(3)	—	—	71,839	3,982,036
Douglas A. Lindsay	—	—	—	—
C. Kelly Wall	—	—	—	—
Ryan K. Woodley	—	—	—	—

(1)	Reflects the value of options exercised based on the difference between the closing price of the Company’s common stock on the day of exercise and the applicable exercise price.
(2)	Reflects the value of shares that vested based on the closing price of the Company’s common stock on the applicable vesting date.
(3)

As discussed in the CD&A above, in connection with the Spin-Off, the Company entered into a transition agreement with Mr. Robinson, pursuant to which Mr. Robinson retired as the Company’s President and Chief Executive Officer. In connection with his transition, Mr. Robinson agreed to serve as the Non-Executive Chairman of the board of directors of The Aaron’s Company. The transition agreement provided that all unvested stock options, restricted stock awards and performance shares granted by the Company to him would fully vest as promptly as practicable following the completion of the Spin-Off. These awards were converted at the time of the Spin-Off as discussed in the CD&A. See “Compensation Discussion and Analysis – Treatment of Outstanding Long-Term Incentive Awards at the Spin-Off” and “Compensation Discussion and Analysis – Compensation Arrangements with Certain Former Executive Officers.” The awards and value shown in the table above represent the accelerated vesting of Mr. Robinson’s post-conversion awards.

Pension Benefits

We do not provide defined benefit pension plans for our named executive officers.

Nonqualified Deferred Compensation as of December 31, 2020

Effective July 1, 2009, the Company implemented the Deferred Compensation Plan, an unfunded, nonqualified deferred compensation plan open to a select group of management, highly compensated employees and non-employee directors. On a pre-tax basis, eligible employees can defer receipt of up to 75% of their base salary and up to 75% of their incentive pay compensation, and eligible non-employee directors can defer receipt of up to 100% of their cash director fees. In addition, the Company elected to make restoration matching contributions on behalf of eligible employees to compensate for certain limitations on the amount of matching contributions an employee can receive under the Company’s tax-qualified 401(k) plan.

Compensation deferred under the plan is recorded as a deferred compensation liability, which is recorded in accounts payable and accrued expenses in the consolidated balance sheets. The deferred compensation plan liability was $1.7 million and $1.5 million as of December 31, 2020 and 2019, respectively. Liabilities under the plan are recorded at amounts due to participants, based on the fair value of participants’ selected investments, which consist of equity and debt “mirror” funds. The obligations are unsecured general obligations of the Company and the participants have no right, interest or claim in the assets of the Company, except as unsecured general creditors. The Company has established a rabbi trust to fund obligations under the plan, primarily with Company-owned life insurance (“COLI”) policies in prior years. All of the previously existing COLI policies were transferred to The Aaron’s Company as part of the Spin-Off and the remaining assets in the rabbi trust include cash and money market funds. The value of the assets within the rabbi trust was $2.0 million and $1.5 million as of December 31, 2020 and 2019, respectively, and is included in prepaid expenses and other assets in the consolidated balance sheets. Gains and losses related to changes in the cash surrender value of the COLI policies were recorded within (loss) earnings from discontinued operations in the consolidated statements of earnings through the Spin-Off, as plan participants and the related assets and liabilities primarily were attributable to employees of The Aaron’s Company. Benefits paid to employees of the Company were not material during the years ended December 31, 2020, 2019 and 2018.

Effective January 1, 2018 the Company implemented a discretionary match within the nonqualified Deferred Compensation Plan. The match allows eligible employees to receive 100% matching by the Company on the first 3% of contributions and 50% on the next 2% of contributions for a total of a 4% match. The annual match is not to exceed $11,000, $11,200 and $11,400 for an individual employee for 2018, 2019 and 2020, respectively, and is subject to a three-year cliff vesting schedule. Deferred compensation expense related to the Company’s matching contributions was not significant during the years ended December 31, 2020, 2019 and 2018.

The following table provides information on accounts of and compensation deferred by our NEOs pursuant to the Deferred Compensation Plan.

Name of Executive	Named Executive Officer Contributions in 2020	Company Contributions in 2020(2)	Aggregate Earnings (Loss) in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31, 2020
Steven A. Michaels	$13,104	$11,400	$128,472	$—	$900,315
Blake Wakefield	25,052	11,400	12,239	—	84,648
Curtis L. Doman(1)	—	—	—	—	—
Brian Garner(1)	—	—	—	—	—
Marvin Fentress(1)	—	—	—	—	—
John W. Robinson III(1)	—	—	—	—	—
Douglas A. Lindsay	91,511	11,400	20,862	—	205,140
C. Kelly Wall	55,300	11,400	18,954	—	147,792
Ryan K. Woodley(1)	—	—	—	—	—

(1)	Messrs. Robinson, Woodley, Doman, Garner and Fentress did not participate in the Deferred Compensation Plan during 2020.
(2)

The Company’s discretionary match is calculated and allocated in the first quarter of 2021 based on contributions made in 2020. Also included in the Other Compensation column of the Summary Compensation Table.

Potential Payments Upon Termination or Change-in-Control

Following the Spin-Off, we were not a party to any employment agreements with our NEOs. However, it has been our practice to utilize an executive severance plan and other severance and change-in-control arrangements for select executives to provide these senior leaders certain benefits in the event their employment is terminated by us without cause or after a change in control of the

Company. We believe these arrangements assist us in hiring executives and in retaining key leaders who are critical to the ongoing stability of our business. We further believe they foster objectivity should they be asked to evaluate proposals that may result in the loss of their employment. The Spin-Off did not constitute a change-in-control for purposes of our executive severance plan and other severance and change-in-control arrangements, including our equity awards.

The discussion below is focused on the amount of compensation that would be payable to each of our NEOs who remained with the Company following the Spin-Off and assumes various hypothetical termination and change-in-control situations occurred on December 31, 2020. It does not include our former NEOs who departed the Company prior to December 31, 2020 in connection with the Spin-Off (e.g., Messrs. Robinson, Woodley, Lindsay and Wall). See “Compensation Discussion and Analysis – Arrangements with Certain Former Executive Officers.”

Arrangements for Mr. Michaels. In February 2019, we entered into a severance and change-in-control agreement with Mr. Michaels when he was serving in his former capacity as our Chief Financial Officer and President of Strategic Operations. With the Spin-Off now completed and in connection with his new role as our President and Chief Executive Officer, we expect to enter into a new severance and change-in-control agreement with Mr. Michaels that will be reflective of his new position and current market practices. However, because SEC rules require us to disclose and assume various hypothetical termination and change-in-control situations occurred on December 31, 2020, the following discussion describes Mr. Michaels’ severance and change-in-control agreement that was effective as of such date and the table below reflects the amount of compensation that would have been payable to Mr. Michaels thereunder as of such date. As of December 31, 2020, Mr. Michaels’ severance and change-in-control agreement had a term of three years and automatically renewed for one-year periods thereafter unless either party gave notice not to extend the term. Under the agreement, if Mr. Michaels’ employment is terminated by the Company during the two-year period following a change-in-control (as defined in the agreement) other than for cause (as defined in the agreement), disability or death, or if employment is terminated by Mr. Michaels for good reason (as defined in the agreement), Mr. Michaels will receive (i) severance payments in a lump sum amount equal to two times the sum of (x) his annual salary plus (y) his target bonus; (ii) a lump sum cash bonus payment based on the average annual bonus earned by him over the two years prior to the year in which the termination occurs, pro-rated based on the number of days in the year in which termination occurs that lapse prior to termination; (iii) a lump sum cash payment equal to his accrued, unused vacation time; and (iv) a lump sum payment in an amount equal to 24 months’ worth of his monthly COBRA premiums for continued coverage under the Company’s group health insurance plan, in each case, payable on the 60th day following termination. In the event Mr. Michaels’ employment is terminated by the Company other than for cause, disability or death, or Mr. Michaels terminates his employment for good reason, in the absence of a change-in-control, or more than two years following a change in control, Mr. Michaels is entitled to (i) continued salary for 24 months following termination plus bonus payments in an amount equal to one-twelfth of his target bonus in each of the 24 months following termination, payable no less frequently than on a monthly basis beginning on the 60th day following termination; and (ii) a lump sum cash payment in an amount equal to his accrued, unused vacation time, payable on the sixtieth day following termination. Pursuant to Mr. Michaels’ equity award agreements, all unvested stock options, restricted stock awards and earned performance shares would immediately vest in the event of termination of his employment due to death or disability. However, performance shares that have not been earned at the time of termination of employment due to death or disability would not vest immediately but, rather, would vest pro rata at the earned amount that is determined at the end of the performance period applicable to those performance shares. In the event of termination of his employment for any other reason not in connection with a change-in-control of the Company (as defined in the award agreement), all unvested equity awards are forfeited. In the event of a change-in-control of the Company, all outstanding unvested stock options, restricted shares and performance shares will vest upon a termination of Mr. Michaels’ employment by the Company without cause (as defined in the award agreement) or by Mr. Michaels for good reason (as defined in the award agreement) during the following 24 month period.

Arrangements for Messrs. Doman, Wakefield, Garner and Fentress. Prior to the Spin-Off, Messrs. Doman, Wakefield, Garner and Fentress were subject to our Executive Severance Pay Plan, which provided them with select benefits in the event their employment was terminated by us without cause or after a change-in-control of the Company. With the Spin-Off now completed and in connection with their new roles with the Company, we expect to enter into new severance arrangements with each of Messrs. Doman, Garner and Fentress that will be reflective of their new positions and current market practices. However, because SEC rules require us to disclose and assume various hypothetical termination and change-in-control situations occurred on December 31, 2020, the following discussion assumes Messrs. Doman, Wakefield, Garner and Fentress continue to be subject to our Executive Severance Pay Plan and the table below reflects the amount of compensation that would have been payable to each of them thereunder as of such date. Under the terms of our Executive Severance Plan, if an executive’s employment is terminated by the Company during the two-year period following a change-in-control (as defined in the Plan) other than for cause (as defined in the Plan), or disability or death, the executive will receive (i) severance payments in a lump sum amount equal to two times the sum of (x) the executive’s annual salary plus (y) the executive’s target bonus; (ii) a lump sum cash bonus payment based on the executive’s target bonus for the year in which termination occurs, pro-rated based on the number of days in the year in which termination occurs that lapse prior to termination; and (iii) a lump sum payment in an amount equal to 24 months’ worth of his monthly COBRA premiums for continued coverage under the Company’s group health insurance plan, in each case, payable on the 60th day following termination. In the event the executive’s employment is terminated by the Company other than for cause, disability or death, in the absence of a change-in-control, or more than two years following a change in control, the executive will be entitled to (i) a lump sum payment in the amount of 12 months’ salary plus executive’s target bonus and (ii) a lump sum payment in an amount equal to 12 months’ worth of his monthly COBRA premiums for continued coverage under the Company’s group health insurance plan, in each case with respect to clauses (ii) and (iii), payable on the 60th day following termination. While our Executive Severance Pay Plan does not accelerate unvested equity or cash awards in the event of termination, the award agreements for Messrs. Doman, Wakefield and Fentress do contain acceleration provisions in certain instances. For these members of the management team, all outstanding unvested stock options, restricted shares and earned performance shares immediately vest in the event of termination of employment due to death or disability. With respect to performance shares that have not been earned at the time of a termination of employment due to death or disability, those performance shares will not vest immediately, but rather, will vest pro rata at the earned amount that is determined at the end of the performance period applicable to those performance shares. In the event of termination for any other reason not in connection with a change-in-control (as defined in the award agreement), all unvested equity awards are forfeited. In the event of a change-in-control, all outstanding unvested stock options, restricted shares and performance shares would vest upon a termination by the Company without cause (as defined in the award agreement) or by the executive for good reason (as defined in the award agreement) during the following 24 month period.

The table below reflects the amount of compensation that would be payable to each of our NEOs who remained with the Company following the Spin-Off and assumes various hypothetical termination and change-in-control situations occurred on December 31, 2020. It does not include our former NEOs who departed the Company prior to December 31, 2020 in connection with the Spin-Off (e.g., Messrs. Robinson, Lindsay, Wall and Woodley). See “Compensation Discussion and Analysis – Arrangements with Certain Former Executive Officers.” The equity award values presented in this table reflect unvested grants held by the applicable NEO as of December 31, 2020 and are based on the closing market price of PROG Holdings common stock of $53.87 as of December 31, 2020, the last trading day in 2020. The amounts presented in the table below reflect estimates only, and actual payments and benefits to which any particular individual may be entitled upon termination of employment with the Company depend upon a number of factors not reflected in the table.

	Cash Severance	Equity Acceleration	Cash Bonus	Total Value
Steven A. Michaels
Voluntary Resignation/Termination for Cause(1)	$—	$—	$—	$—
Termination due to Death/Disability(2)	$—	$4,145,197	$—	$4,145,197
Termination by Company without Cause(1)	$4,200,000	$—	$—	$4,200,000
Termination by Executive for Good Reason(3)	$4,200,000	$—	$—	$4,200,000
Involuntary or Good Reason Termination after Change-in-Control (CIC)(3), (4)	$4,235,544	$4,145,197	$620,300	$9,001,041

Curtis L. Doman
Voluntary Resignation/Termination for Cause(1)	$—	$—	$—	$—
Termination due to Death/Disability(2)	$—	$3,568,013	$—	$3,568,013
Termination by Company without Cause(1)	$1,119,396	$—	$—	$1,119,396
Termination by Executive for Good Reason(3)	$—	$—	$—	$—
Involuntary or Good Reason Termination after CIC(3), (4)	$1,679,095	$3,568,013	$550,000	$5,797,108

Blake W. Wakefield[5]
Voluntary Resignation/Termination for Cause(1)	$—	$—	$—	$—
Termination due to Death/Disability(2)	$—	$6,670,148	$—	$6,670,148
Termination by Company without Cause(1)	$1,519,995	$—	$—	$1,519,995
Termination by Executive for Good Reason(3)	$—	$—	$—	$—
Involuntary or Good Reason Termination after CIC(3), (4)	$2,279,993	$6,670,149	$900,000	$9,850,142

Brian J. Garner
Voluntary Resignation/Termination for Cause(1)	$—	$—	$—	$—
Termination due to Death/Disability(2)	$—	$671,148	$—	$671,148
Termination by Company without Cause(1)	$972,061	$—	$—	$972,061
Termination by Executive for Good Reason(3)	$—	$—	$—	$—
Involuntary or Good Reason Termination after CIC(3), (4)	$1,458,092	$671,148	$475,000	$2,604,240

Marvin A. Fentress
Voluntary Resignation/Termination for Cause(1)	$—	$—	$—	$—
Termination due to Death/Disability(2)	$—	$1,689,922	$—	$1,689,922
Termination by Company without Cause(1)	$766,145	$—	$—	$766,145
Termination by Executive for Good Reason(3)	$—	$—	$—	$—
Involuntary or Good Reason Termination after CIC(3), (4)	$1,149,218	$1,689,922	$325,000	$3,164,140

(1)

“Cause” generally means such person’s (i) material fraud, malfeasance, gross negligence, or willful misconduct with respect to business affairs of the Company which is, or is reasonably likely to be if such action were to become known by others, directly or materially harmful to the business or reputation of the Company or any subsidiary of the Company; or (ii) conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude.

(2)

“Disability” generally means the executive’s inability, due to physical or mental injury or illness, to perform the essential functions of his position with or without reasonable accommodation for a period of 180 days, whether or not consecutive, occurring within any period of 12 consecutive months.

(3)

“Good Reason” generally means: (i) any material reduction in the executive officer’s base salary; (ii) any material reduction in the executive officer’s authority, duties or responsibilities; (iii) any significant change in the geographic location at which the executive officer must perform his duties; or (iv) any material breach of the executive officer’s employment agreement by the Company.

(4)

“Change in Control” generally means: (i) the acquisition (other than from the Company) by any person of beneficial ownership, of 35% or more of the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors, which we refer to as the Outstanding Company Voting Securities, excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (ii) a majority of the members of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board of Directors before the date of the appointment or election; or (iii) consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company; excluding, however, a transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the Outstanding Company Voting Securities.

(5)	Mr. Wakefield resigned as the Company’s President effective as of April 1, 2021.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth aggregate information as of December 31, 2020 about the Company’s compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2)
Equity Compensation Plans Approved by Shareholders	1,479,319	$37.45	3,645,656
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A
Total	1,479,319	$37.45	3,645,656

(1)

Of the 1,479,319 securities to be issued upon exercise of outstanding options, warrants and rights, 722,828 are options with a weighted average exercise price of $37.45 and the remaining 756,491 are restricted shares and performance shares that do not have an exercise price.

(2)	Includes 75,314 shares of common stock available for future issuance under the ESPP.

CEO Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of the individual identified as our “median” paid employee and the annual total compensation of Steven A. Michaels, our President and Chief Executive Officer (“CEO”).

For 2020, our last completed fiscal year:

•	the annual total compensation of our CEO was $4,960,189 (determined by annualizing Mr. Michaels’ compensation as described below);

•	the annual total compensation of the employee identified as the median paid employee of our Company (other than the CEO) was $49,943; and

•	The ratio between the annual total compensation of our CEO to the annual total compensation of the individual identified at median was estimated to be 100 to 1.

Because Mr. Michaels was promoted to CEO on December 1, 2020, his annual total compensation of $4,960,189 is an annualized amount. For this reason, the annual total compensation disclosed above for purpose of the ratio calculation differs from the total compensation shown for Mr. Michaels’ in the Summary Compensation Table. To annualize Mr. Michaels’ compensation, we adjusted his base salary and annual cash incentive award to reflect the adjustments made to his base salary and annual incentive compensation had he been CEO for the entire 2020 fiscal year. We did not adjust Mr. Michaels’ LTI awards or his other compensation because no adjustments were made to the awards or other compensation in connection with his promotion to CEO effective as of December 1, 2020.

The methodology that we used to identify the median employee is described below. Annual total compensation is calculated in the same manner as the amount set forth in the “Total” column in the Summary Compensation Table (See “Executive Compensation – Summary Compensation Table”). While the methodology involves several assumptions and adjustments, we believe the pay ratio information set forth above constitutes a reasonable estimate, calculated in a manner consistent with the applicable SEC rules. Because other companies may use different methodologies to identify their median employees, the pay ratio set forth above may not be comparable to the pay ratios reported by other companies.

Methodology to Identify Median Employee

•	Date Used to Determine Employee Population. For purposes of identifying the median employee, we selected December 31, 2020 as the date for determining our employee population.

•	Identification Date. We identified our median compensated employee using the population of individuals who were actively employed on December 31, 2020 (excluding the CEO).

•

Pay Data Used. To identify the median employee, we derived compensation information from our payroll records for fiscal year 2020. We used a consistently applied compensation measure, which included total taxable income, or its equivalent. We then annualized compensation for employees hired during 2020.

AUDIT COMMITTEE REPORT

Committee Composition and Skills

The Audit Committee (the “Committee”) is comprised of three non-employee directors. The Company’s Board of Directors (the “Board”) has determined that each member of the Committee meets the independence and financial literacy requirements of the NYSE and the additional, heightened independence criteria that apply to members of the Committee under SEC and NYSE rules. The Board also has determined that each member of the Committee is an “audit committee financial expert,” as defined by the SEC. All of the members of the Committee attended 100% of the meetings of the Committee held during our 2020 fiscal year (“fiscal 2020”). See “Governance – Board of Directors” for highlights of the experience, qualifications and skills of each Committee member.

Responsibilities of the Audit Committee, Management, and the External Auditor

The Committee is responsible for the appointment, compensation, and oversight of Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm. Further, the Committee is responsible for monitoring and overseeing the Company’s financial reporting, internal controls, and internal audit functions, as set forth in the Committee’s charter, which is a written charter adopted by the Company’s Board that outlines the responsibilities and practices of the Committee. The Committee charter is available through the Company’s website, http://investor.progleasing.com.

Regarding its oversight of the Company’s internal audit function, the Committee has reviewed the internal audit plan and staffing of the Company’s internal audit department for fiscal 2020. The Company’s Vice President of Internal Audit reports directly to the Committee, and meets with the Committee in executive session on no less than a quarterly basis to discuss the progress and results of the internal audit and other matters.

The Committee also oversees the Company’s risk function, which includes oversight of management’s establishment of an enterprise risk program to assess, monitor and manage the Company’s risks.

In carrying out that oversight, the Committee receives quarterly reports from the Company’s most senior risk officers and managers on matters such as, any changes to the Company’s risk profile and risks on which management has been devoting attention. During 2020, the Committee also reviewed and discussed with management various risks associated with the effects of the COVID-19 pandemic on internal controls and financial reporting, and steps taken by management to mitigate those risks. In addition, the Committee oversees management’s policies relating to complaints received by the Company regarding accounting, internal controls, or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding accounting or auditing matters.

Finally, the Committee reviews and discusses the Company’s quarterly and annual earnings press releases (including any presentation of non-GAAP information being disclosed), consolidated financial statements (including any presentation of non-GAAP financial information) and disclosures contained in the Company’s quarterly reports on Form 10-Q and annual report on Form 10-K, including those under the heading “Management’s Discussion and Analysis and Financial Condition and Results of Operations” with management, the Company’s internal auditors and EY. During fiscal 2020, the Committee held nine meetings.

Management is responsible for:

•	The presentation and integrity of the Company’s consolidated financial statements;

•	Implementing accounting and financial reporting principles;

•	Establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act);

•	Establishing and maintaining internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act);

•	Evaluating the effectiveness of disclosure controls and procedures;

•	Evaluating the effectiveness of internal controls over financial reporting;

•	Evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting; and

•	Establishing and maintaining the Company’s Enterprise Risk Management program.

EY is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. EY also is responsible for performing an audit of internal controls over financial reporting. The Committee reviewed EY’s Reports of Independent Registered Public Accounting Firm (“Audit Report”) included in the Company’s Annual Report on Form 10-K for fiscal 2020. In 2020, EY’s Audit Report included its communication of critical audit matters and the Audit Committee discussed a draft of the Audit Report with EY prior to its finalization.

Appointment and Oversight of EY

EY has served as the Company’s and its predecessor’s independent registered public accounting firm since 1991.

Prior to retaining EY for fiscal 2020, the Committee considered, among other things:

•	EY’s historical and recent performance on the Company’s audit;

•	EY’s capability, expertise, and relevant industry knowledge;

•	External information on EY’s audit quality and performance, such as reports from the Public Company Accounting Oversight Board (“PCAOB”);

•	EY’s fees and related staffing for the Company’s audit; and

•

EY’s independence and tenure as our auditor, including the benefits and independence risks of having a long-tenured auditor, and the controls and processes of the Company and EY that help ensure EY’s independence.

In addition, during fiscal 2020, the Committee met with representatives of EY’s audit practice, including certain members of EY’s leadership, to discuss EY’s control environment and the results of its audit inspections performed by the PCAOB. The Committee will continue to have such discussions with EY in future years and monitor EY’s results in these areas.

After determining to retain EY for fiscal 2020, the Committee reviewed the terms of EY’s proposed engagement letter, which included proposed fees for fiscal 2020. Throughout fiscal 2020, the Committee, or the Chair of the Committee (pursuant to delegated authority from the Committee), reviewed engagements for additional audit or non-audit services, including services to be performed by EY in connection with the Spin-Off, and the related fees, that were outside the scope of the previously approved fiscal 2020 EY engagement letter.

Discussions with EY

The Committee regularly meets with EY, with and without management present, to discuss, among other matters, the results of its examinations and evaluations of the Company’s internal controls, the overall quality (and not just the acceptability) of the Company’s financial reporting, the critical accounting policies applied by the Company in the preparation of its financial statements, and the clarity of disclosures in the financial statements. The Committee also reviewed and discussed the Company’s assessment and oversight of the effects of the COVID-19 pandemic on internal controls and financial reporting.

In keeping with its responsibilities, the Committee has discussed with EY the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Committee has received the written disclosures and the letter from EY required by the PCAOB regarding EY’s communications with the Committee concerning independence, and has discussed with EY its independence, as well as the overall scope and plans for its audit.

Audited Consolidated Financial Statements

The Committee has reviewed and discussed the Company’s audited, consolidated financial statements for fiscal 2020 with management and EY. Based on these discussions, reports of management and EY, and the Committee’s review of the representations of management, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s written charter, the Committee recommended to the Board that the audited, consolidated financial statements of the Company, for fiscal 2020, be included in the Company’s annual report on Form 10-K for filing with the SEC.

Pre-Approval of Services Performed by EY

The Committee has adopted a policy regarding pre-approval of permitted non-audit services to be provided to the Company by EY. Fees for any permitted non-audit services provided by EY that exceed the pre-approval levels prescribed in the policy must be approved in advance by the Committee Chair or the Committee.

The Audit Committee

Cynthia N. Day (Chair)

Kathy T. Betty

Douglas C. Curling

This report shall not be deemed to be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

AUDIT MATTERS

Fees Billed in the Last Two Fiscal Years

EY served as our independent registered public accounting firm for the years ended December 31, 2020 and 2019 and has been selected by the Audit Committee to continue as our independent registered public accounting firm for the current fiscal year. The following table sets forth the fees for services provided by our independent auditors in each of the last two fiscal years.

	Year Ended December 31,
	2020	2019
Audit Fees(1)	$4,838,678	$2,824,450
Audit-Related Fees(2)	25,000	584,410
Tax Fees(3)	1,963,296	972,375
All Other Fees(4)	7,200	7,200

TOTAL	$6,834,174	$4,388,435

(1)

Includes fees associated with the annual audit of the consolidated financial statements, internal control over financial reporting, reviews of the quarterly reports on Form 10-Q, assistance with and review of documents filed with the SEC, accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards, debt covenant letters and the audit report in the franchise disclosure document. The audit fees in 2020 also includes services performed by EY associated with the Spin-Off, including the separate carve-out audits and quarterly reviews of The Aaron’s Company and review of the Company’s Form 10 filings. Included in the fees reflected above, the Company reimbursed EY for out of pocket expenses that were incurred while performing these audit services totaling $578 and $67,437 in 2020 and 2019, respectively.

(2)	Includes fees associated with certain due diligence efforts regarding strategic initiatives in 2020 and 2019.
(3)	Includes fees for tax compliance, tax due diligence efforts, tax advice and tax planning services, as well as fees for tax services provided in connection with the Spin-Off.
(4)	Includes fees associated with the Company’s online accounting research subscription.

Approval of Auditor Services

The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to the Company by its independent auditors. To help fulfill this responsibility, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). Under the Pre-Approval Policy, all auditor services must be pre-approved by the Audit Committee either (i) before the commencement of each service on a case-by-case basis (specific pre-approval) or (ii) by description in sufficient detail in the Pre-Approval Policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration (general pre-approval).

Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Audit Committee or its Chair. The Pre-Approval Policy describes the audit, audit-related and tax services that have received general pre-approval. These general pre-approvals allow the Company to engage the independent auditors for the enumerated services for individual engagements up to the fee levels prescribed in the Pre-Approval Policy. The annual audit engagement for the Company is subject to the specific pre-approval of the Audit Committee. Any engagement of the independent auditors pursuant to a general pre-approval must be reported to the Audit Committee at its next regular meeting. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The Pre-Approval Policy does not delegate to management the Audit Committee’s responsibility to pre-approve services performed by the independent auditors.

All of the services performed by EY during the year ended December 31, 2020 and 2019 were approved by the Audit Committee in accordance with the Pre-Approval Policy.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Unless otherwise noted, the following table sets forth information as of April 15, 2021, with respect to the beneficial ownership, as defined in Section 13(d) under the Exchange Act, of our outstanding common stock by (i) each person known by us to beneficially own 5% or more of the outstanding shares of our common stock, (ii) each of our current directors, (iii) each of our NEOs listed in the Summary Compensation Table (contained in “Executive Compensation – Summary Compensation Table”), and (iv) all of our current executive officers and directors as a group. Except as otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class(2)
BlackRock Inc. 55 East 52nd Street New York, NY 10055	7,812,344	(3)	11.5%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	7,101,212	(4)	10.5%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	5,910,834	(5)	8.7%
Steven A. Michaels	259,680	(6)	*
Curtis L. Doman	216,837	(7)	*
Brian Garner	20,600	(8)	*
Marvin Fentress	142,090	(9)	*
Kathy T. Betty	39,698	(10)	*
Douglas C. Curling	16,680	(10)	*
Cynthia N. Day	21,568	(10)	*
Ray M. Robinson	24,793	(10)	*
James P. Smith	—	(11)	*
John W. Robinson III	152,676	(12)	*
Douglas A. Lindsay	16,347	(13)	*
C. Kelly Wall	1,697	(14)	*
Ryan K. Woodley	51,843	(15)	*
Blake Wakefield	107,851	(16)	*

All current executive officers and directors as a group (a total of 15 persons)	830,593	(17)	1.23%

*	Less than 1%.
(1)	Unless otherwise stated, the address for each beneficial owner is c/o PROG Holdings, Inc., 256 W. Data Drive, Draper, Utah 84020.
(2)

Percentages for executive officers and directors are based on (i) 67,701,826 shares of common stock outstanding at April 15, 2021 plus (ii) for each named person or group, options exercisable by such person or group within 60 days thereafter, and any restricted stock units, restricted stock awards, and performance share units, that vest for each named person within 60 days thereafter.

(3)

As of December 31, 2020, based on information provided in a Schedule 13G/A filed with the SEC on January 27, 2021 by BlackRock, Inc. (“BlackRock”), in which BlackRock reported that it has sole voting power with respect to 7,673,869 shares of our common stock and sole power to dispose of, or direct the disposition of, 7,812,344 shares of our common stock.

(4)

As of December 31, 2020, based on information provided in a Schedule 13G filed with the SEC on February 10, 2021 by The Vanguard Group (“Vanguard”), in which Vanguard reported that it has sole voting power with respect to 0 shares of our common stock, shared voting power with respect to 79,806 shares of our common stock, sole power to dispose of, or direct the disposition of, 6,964,758 shares of our common stock, and shared power to dispose of, or direct the disposition of, 136,454 shares of our common stock.

(5)

As of December 31, 2020, based on information provided in a Schedule 13G filed with the SEC on February 16, 2021 by T. Rowe Price Associates, Inc. (“T. Rowe Price”), in which T. Rowe Price reported that it has sole voting power with respect to 1,636,115 shares of our common stock and sole power to dispose of, or direct the disposition of, 5,910,834 shares of our common stock.

(6)

Amounts represent (i) 59,149 shares of common stock held by Mr. Michaels, (ii) 164,100 shares of common stock issuable upon the exercise of options that are currently exercisable and (iii) 36,431 restricted stock awards which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting.

(7)

Amounts represent (i) 128,331 shares of common stock held by Mr. Doman, (ii) 22,000 shares of common stock held by an LLC controlled by Mr. Doman, (iii) 48,653 shares of common stock issuable upon the exercise of options that are currently exercisable and (iv) 17,853 restricted stock awards which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting.

(8)

Amounts represent (i) 4,438 shares of common stock held by Mr. Garner, (ii) 9,509 shares of common stock issuable upon the exercise of options that are currently exercisable and (iii) 6,653 restricted stock awards which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting.

(9)

Amounts represent (i) 50,313 shares of common stock held by Mr. Fentress, (ii) 82,672 shares of common stock issuable upon the exercise of options that are currently exercisable and (iii) 9,105 restricted stock awards which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting.

(10)	Amounts include 2,881 restricted stock units vesting on May 8, 2021.
(11)

Mr. Smith was appointed to our Board of Directors effective May 10, 2021. Mr. Smith holds no options exercisable within 60 days of April 15, 2021 and no restricted stock units, restricted stock awards, and performance share units, that vest within 60 days of April 15, 2021.

(12)

Amount represents Mr. Robinson’s ownership as of December 1, 2020, and includes (i) 80,837 shares of common stock held by Mr. Robinson, (ii) 25,170 restricted stock awards that vest within 60 days of December 1, 2020 and (iii) 46,669 performance share units that vest within 60 days of December 1, 2020.

(13)	Amount represents Mr. Lindsay’s ownership as of December 1, 2020.
(14)	Amount represents Mr. Wall’s ownership as of December 1, 2020.
(15)	Amount represents Mr. Woodley’s ownership as of July 30, 2020.
(16)

Amount represents Mr. Wakefield’s ownership as of March 31, 2021 as a result of Mr. Wakefield’s departure from the Company on April 1, 2021, and includes (i) 18,008 shares of common stock held by Mr. Wakefield, (ii) 1,073 shares of common stock held in a 401(k) plan account, (iii) 827 shares of common stock held by Mr. Wakefield’s spouse, (iv) 29,904 shares of common stock issuable upon the exercise of options that are currently exercisable and (v) 58,039 restricted stock awards which are entitled to voting and dividend rights as described in the related award agreement though still subject to vesting.

(17)

The group information is as of April 15, 2021. The group excludes Messrs. Robinson, Lindsay and Wall since their ownership information is as of December 1, 2020. The group excludes Mr. Woodley since his ownership information is as of July 30, 2020. The group excludes Mr. Wakefield since his ownership information is as of March 31, 2021.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions

The charter of the Audit Committee provides that the Audit Committee shall review and ratify all transactions to which the Company is a party and in which any director or executive officer has a direct or indirect material interest, apart from their capacity as director or executive officer of the Company. To assist with this review process, the Audit Committee has adopted a policy on related party transactions that provides procedures for the review, and approval or ratification, of certain transactions involving related parties. This policy applies to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds or may be expected to exceed $100,000 in any fiscal year and a related party has a direct or indirect material interest. Under the policy, a related party includes (i) any person who is or was, since the beginning of the last fiscal year, a director, executive officer or nominee for election as a director, (ii) a greater than 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of either of the foregoing persons or (iv) any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position in which such person has a 5% or greater beneficial ownership interest. Related party transactions are referred to the Audit Committee, or if there are not a sufficient number of directors on the Audit Committee without interests in the transaction, by the disinterested directors serving on our Board of Directors, for approval, ratification, or other action.

In addition, our Company’s Code of Business Conduct provides that conflict of interest situations involving directors or executive officers must receive the prior review and approval of the Audit Committee. Our Code of Business Conduct sets forth various examples of when conflict of interest situations may arise, including when an officer or director, or members of his or her family: receive improper personal benefits as a result of his or her position in or with the Company; have certain relationships with competing businesses or businesses with a material financial interest in the Company, such as suppliers or customers; or receive improper gifts or favors from such businesses.

Related Party Transactions

Since January 1, 2020, there has not been, nor is there any proposed related party transactions in which we were or will be a party required to be disclosed under SEC rules, other than the compensation arrangements and other agreements and transactions which are described in the “Executive Compensation” section of this Proxy Statement and the transactions described below.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and certain of our officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Georgia law, for certain liabilities to which they may become subject as a result of their service to the Company.

ADDITIONAL INFORMATION

Shareholder Proposals for 2022 Annual Meeting of Shareholders

We currently anticipate that the 2022 Annual Meeting of Shareholders will be held on or around May 24, 2022. In accordance with the provisions of Rule 14a-8(e) of the Exchange Act, if the date of the 2022 Annual Meeting of Shareholders is changed by more than thirty days from the date of the 2021 Annual Meeting of Shareholders, the deadline for submitting proposals to be presented at the 2022 Annual Meeting of Shareholders will be a reasonable time before the Company begins to print and mail its proxy materials for the 2022 Annual Meeting of Shareholders. As such, proposals of shareholders intended to be presented at the 2022 Annual Meeting of Shareholders and to be included in our proxy statement in accordance with the provisions of Rule 14a-8 must be received by January 11, 2022 to be eligible for inclusion in the Company’s Proxy Statement and form of proxy for that meeting.

Other shareholder proposals not made in accordance with the provisions of Rule 14a-8 must be submitted to our Board of Directors in compliance with the Company’s bylaws between 90 to 120 days prior to the date of the 2022 Annual Meeting of Shareholders in order to be considered timely, which we currently anticipate will be held on or around May 24, 2022. Any such shareholder proposals must also be accompanied by the following information: (i) the full text in writing of the shareholder proposal as it will be proposed; (ii) the purpose or purposes for which the shareholder proposal is desired and a statement that the shareholder proposal is to be considered at the 2022 Annual Meeting of Shareholders; (iii) the names, addresses and number of shares of the Company held of record by the shareholder or shareholders making the proposal (or the number of shares of the Company beneficially owned and represented by a nominee certificate on file with the Company); (iv) the number of shares of the Company that have been solicited with regard to the proposal and the number of shares of the Company whose holders have agreed (in writing or otherwise) to vote in any specific fashion on the proposal; and (v) a written statement by the proponent that it intends to continue ownership of such voting shares through the date of the 2022 Annual Meeting of Shareholders.

Any shareholder desiring to nominate a candidate for election as a director at the 2022 Annual Meeting of Shareholders must submit the nomination in writing by first class registered mail to our President no earlier than the close of business on February 22, 2022, and no later than the close of business on April 23, 2022, unless the date of the 2022 Annual Meeting of Shareholders is not scheduled to be held between May 23, 2022 and August 31, 2022 (in which case any such nomination must be submitted to our President not earlier than the close of business on the one hundred twentieth (120th) day prior to the 2022 Annual Meeting of Shareholders and not later than the close of business on the later of the sixtieth (60th) day prior to the 2022 Annual Meeting of Shareholders or the tenth (10th) day following the day when the date of the 2022 Annual Meeting of Shareholders is first publicly announced by us). Any nomination must also contain the following information about the nominee, to the extent known by the shareholder submitting the nomination: (i) the nominee’s name, address and principal present occupation; (ii) to the shareholder’s knowledge, the total number of shares of our common stock that may be voted for the nominee; (iii) the names and addresses of the shareholders proposing to make the nomination, and the number of shares of our common stock owned by each such shareholder; (iv) the nominee’s age, past employment, education, beneficial ownership of shares of our common stock, past and present financial standing, criminal history (including any convictions, indictments or settlements thereof), involvement in any past or pending litigation or administrative proceedings (including threatened involvement), relationship to and agreements (whether or not in writing) with the shareholders (and their relatives, subsidiaries and affiliates) intending to make the nomination, past and present relationships or dealings with us or any of our subsidiaries, affiliates, directors, officers or agents, plans or ideas for managing our affairs (including, without limitation, any termination of employees, any sales of corporate assets, any proposed merger, business combination or recapitalization, and any proposed dissolution or liquidation); (v) the nominee’s written consent to being named in a proxy statement as a nominee and to serving as director if elected; and (vi) all additional information relating to the nominee that would be required to be disclosed, or otherwise required, pursuant to Sections 13 or 14 of the Exchange Act, and the rules and regulations promulgated thereunder, in connection with any acquisition of shares by the nominee or in connection with the solicitation of proxies by the nominee for his or her election as a director, regardless of the applicability of such provisions of the Exchange Act.

The Company retains discretion to vote proxies it receives with respect to director nominations or any other business proposals received after their respective deadlines for submission as described above. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to such deadlines provided (i) the Company includes in its Proxy Statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue its own proxy statement.

Householding of Annual Meeting Materials

As permitted by the SEC, we will only deliver one copy of our proxy materials, along with separate proxy cards to multiple shareholders who reside at the same address, unless such shareholders have notified us of their desire to receive multiple copies. We will promptly deliver, upon oral or written request, a separate copy of our proxy materials to any shareholder residing at an address to which only one copy was mailed. Shareholders residing at the same address and currently receiving only one copy of our proxy materials may contact us to request multiple copies in the future. Alternatively, shareholders residing at the same address and currently receiving multiple copies of our proxy materials may request that only a single copy be mailed in the future. The Company will promptly deliver additional copies of this Proxy Statement and other proxy materials to any shareholder who contacts the Company’s principal corporate office at 256 W. Data Drive, Draper, Utah 84020 requesting such additional copies; alternatively, you may contact the Company’s proxy solicitor, MacKenzie Partners, Inc. at 1-800-322-2885 or proxy@mackenziepartners.com.

Communicating with the Board of Directors and Corporate Governance Documents

The Company’s security holders and other interested parties may communicate with our Board of Directors, the non-management or independent directors as a group, or individual directors by writing to them in care of the Corporate Secretary, PROG Holdings, Inc., 256 W. Data Drive, Draper, Utah 84020. Correspondence will be forwarded as directed by the writer. The Company may first review, sort, and summarize such communications, and screen out solicitations for goods or services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.

The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, the Company’s Code of Business Conduct, its Code of Ethics for the Chief Executive Officer and the Senior Financial Officers and Employees and its Corporate Governance Guidelines can each be viewed by clicking the “Governance” tab on the Investor Relations area of the Company’s website at http://investor.progleasing.com. You may also obtain a copy of any of these documents without charge by writing to the Corporate Secretary, PROG Holdings, Inc., 256 W. Data Drive Draper, Utah 84020.

Other Action at the Meeting

As of the date of this Proxy Statement, we have no knowledge of any business, other than described herein, and customary procedural matters that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

Moreover, our Board of Directors reserves the right to adjourn or postpone the Annual Meeting for failure to obtain a quorum, for legitimate scheduling purposes, or based on other circumstances that our Board of Directors believes would cause such adjournments or postponements to be in the best interests of our shareholders.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING

What is the purpose of this Proxy Statement?

This Proxy Statement provides information regarding matters to be voted on at the Annual Meeting. Additionally, it contains certain information that the SEC requires us to provide annually to our shareholders. This Proxy Statement is also used by the Board of Directors to solicit proxies to be used at the Annual Meeting so that all shareholders of record have an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person. Our Board of Directors has designated Steven A. Michaels, Brian Garner and Marvin Fentress to vote the shares of common stock represented by proxies at the Annual Meeting.

Who is entitled to vote on the matters discussed in the Proxy Statement?

You are entitled to vote if you were a shareholder of record of our common stock as of the close of business on May 3, 2021, the “record date” for the Annual Meeting, including shares of restricted stock issued pursuant to the PROG Holdings, Inc. 2015 Equity and Incentive Plan, as amended and restated, that are still subject to vesting requirements. A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting. Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

What constitutes a quorum for the Annual Meeting?

The holders of a majority of the outstanding shares of our common stock as of the close of business on the record date must be present, either in person or represented by valid proxy, to constitute a quorum necessary to conduct the Annual Meeting. As of the close of business on the record date, 67,719,308 shares of our common stock were issued and outstanding, including shares of restricted stock still subject to vesting requirements entitled to vote at the Annual Meeting. Shares represented by valid proxies received but marked as abstentions, and shares reflecting broker non-votes, will be counted as present at the Annual Meeting for purposes of establishing a quorum.

How many votes am I entitled to for each share of common stock I hold?

Each share of our common stock represented at the Annual Meeting is entitled to one vote for each director nominee with respect to the proposal to elect directors and one vote for each of the other proposals to be voted on. You are not entitled to cumulate votes with respect to the proposal to elect directors.

What proposals will require my vote?

You are being asked to vote on the following proposals:

•	To elect seven directors to serve for a term expiring at the 2022 Annual Meeting of Shareholders.

•	To vote on a non-binding, advisory resolution approving PROG Holdings’ executive compensation.

•	To ratify the appointment of Ernst & Young LLP as PROG Holdings’ independent registered public accounting firm for 2021.

•	To amend the PROG Holdings, Inc. Employee Stock Purchase Plan.

What vote is required to approve each proposal or elect directors, and how will my vote be counted?

Proposal 1 – Election of Directors

Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each of the nominees for director being considered pursuant to Proposal 1. Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.

If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our Board of Directors which can then choose to accept it, reject it, or take other action our Board of Directors deems appropriate.

Proposal 2 – Advisory Vote on Executive Compensation

Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the non-binding, advisory resolution approving our executive compensation. Assuming a quorum is present, the resolution approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.

Proposal 3 – Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm

Shareholders may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal to appoint EY as PROG Holdings independent registered public accounting firm for 2021. Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2021 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.

Proposal 4 – Amendment to the PROG Holdings, Inc. Employee Stock Purchase Plan

Shareholders may vote “FOR”, “AGAINST,” or “ABSTAIN” with respect to the proposal to amend the PROG Holdings, Inc. Employee Stock Purchase Plan, as amended and restated (the “ESPP”). Assuming a quorum is present, the proposal to amend the ESPP will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.

How does our Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote:

•	“FOR” the election of each of the seven director nominees named in this Proxy Statement to serve for a term expiring at the 2022 Annual Meeting of Shareholders (Proposal 1).

•	“FOR” approval of a non-binding, advisory resolution approving PROG Holdings’ executive compensation (Proposal 2).

•	“FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2021 (Proposal 3).

•	“FOR” the proposal to amend the PROG Holdings, Inc. Employee Stock Purchase Plan (Proposal 4).

How do I vote?

If you are a shareholder of record, then you have four voting options. You may vote:

•	Over the Internet, at the website listed on the enclosed proxy card. If you vote via the Internet, do not return your proxy card.

•	By telephone using the telephone number listed on the enclosed proxy card. If you vote by telephone, do not return your proxy card.

•

By completing, signing, dating and returning a written proxy card. To vote by using a written proxy card, mark your selections on the proxy card, date the proxy card and sign your name exactly as it appears on your proxy card, and return your proxy card by mail in the pre-addressed, postage-paid envelope which will be included with the written proxy card.

•	By attending the Annual Meeting and voting in person.

We encourage you to vote your shares as soon as possible by proxy even if you plan to attend the Annual Meeting to ensure your shares are voted even if you later find you are unable to attend the Annual Meeting. Voting by telephone or over the Internet should be accomplished prior to June 21, 2021 at 11:59 p.m., Eastern time, to ensure your vote is counted. Proxy cards from shareholders who requested a written proxy card will be accepted when received up through the closing of the polls at the Annual Meeting.

If you are a registered holder and you vote your proxy by telephone or over the Internet, or if you complete, sign, date, and return a written proxy card, and no direction is specified as to any matter to be acted upon, the shares represented by your proxy will be voted “FOR” proposals 1, 2, 3 and 4 in this Proxy Statement, and in accordance with the proxy holder’s best judgment as to any other business that may properly come before the Annual Meeting.

If you are a beneficial holder, then please refer to the instructions provided by your broker, bank, or other nominee regarding how to vote.

What is the difference between a shareholder of record and a beneficial holder of shares?

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, Inc., then you are considered a “shareholder of record” with respect to those shares. In this case, this Proxy Statement, the notice of Annual Meeting and the proxy card have been sent directly to you by us.

If your shares are held in “street name” through a broker, bank, or other nominee, then you are considered the “beneficial holder” of the shares held for you. Beneficial holders of shares should refer to the instructions provided by their broker, bank, or other nominee regarding how to vote their shares or to revoke previous voting instructions. The availability of Internet and telephone voting depends on the voting processes of the broker, bank, or other nominee. As the beneficial holder, you have the right to direct your broker, bank, or other nominee how to vote your shares. Beneficial holders may vote in person only if they have a legal proxy to vote their shares from their broker, bank, or other nominee.

I am a beneficial holder. How are my shares voted if I do not return voting instructions?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Under the rules of the NYSE, brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the Annual Meeting. The proposal to ratify the appointment of EY as our independent registered public accounting firm for 2021 is considered a routine matter.

The election of directors, the non-binding, advisory resolution to approve our executive compensation and the proposal to amend the ESPP are not considered routine matters under the rules of the NYSE. If a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, then the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes either for or against the proposal, but will be counted as present for determining whether or not a quorum exists. It is very important that you provide voting instructions to your brokerage firm if you want your shares to be voted at the Annual Meeting on a non-routine matter.

Can I change my mind after I vote?

If you vote by proxy, then you can revoke that proxy at any time before it is voted at the Annual Meeting by giving written notice to the Corporate Secretary of the Company or though one of the following three methods:

•	Vote again using the Internet or by telephone prior to the Annual Meeting.

•	Sign another proxy card with a later date and return it to us prior to the Annual Meeting.

•	Attend the Annual Meeting in person and vote in person.

If you hold your shares in “street name” as a beneficial holder, your bank, broker or other nominee should provide you with instructions on how you may instruct it to vote on your behalf and how you may revoke any voting instructions given.

How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it is raised at the Annual Meeting?

If any matter that is not described in this Proxy Statement should properly come before the Annual Meeting, then Steven A. Michaels, Brian Garner and Marvin Fentress, or any one of them, as proxies will vote the shares represented by valid proxies in accordance with their best judgment. For any such matter that may be properly presented at the Annual Meeting but which is not described in this Proxy Statement, assuming a quorum is present, the matter will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the matter exceed the votes cast against the matter, unless a greater vote is required by law or by our charter. At the time this Proxy Statement was printed, management was unaware of any other matters that might be presented for shareholder action at the Annual Meeting.

Who will tabulate and certify the vote?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the vote, act as the independent inspector of elections for the Annual Meeting, and certify the final vote on all matters considered at the Annual Meeting.

How can I request a written set of proxy materials, including a proxy card, or an additional set of proxy materials for the Annual Meeting?

All shareholders have the ability to access this Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders, a written proxy card and the Annual Report by (i) accessing the materials at www.proxyvote.com or the Investor Relations section of our website located at http://investor.progleasing.com or (ii) requesting a printed set of these materials from us at no charge. To request a printed copy of these materials, please write to us at our principal executive offices located at 256 W. Data Drive, Draper, Utah 84020, Attn. Corporate Secretary.

What happens if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, then abstentions will have no impact on the outcome of the vote with respect to any of the proposals described in this Proxy Statement for consideration at the Annual Meeting.

What do I need to do if I want to attend the Annual Meeting?

Only shareholders, our Board of Directors, board nominees, management of the Company and management’s invited guests are permitted to attend the Annual Meeting. If you are a shareholder of record and wish to attend the Annual Meeting, you must provide valid picture identification, such as a driver’s license or passport, showing a name that matches a name on the Company’s list of record shareholders as of the close of business on May 3, 2021 to be admitted to the Annual Meeting. If you hold your shares through a bank, broker, or other nominee, more commonly known as holding shares in “street name,” and desire to vote at the Annual Meeting, you must inform your bank, broker, or other nominee and request a “legal” proxy from the bank, broker, or nominee. You will need to bring the legal proxy to the Annual Meeting along with valid picture identification. If you do not have a legal proxy, you will not be able to vote at the Annual Meeting. You are, however, still welcome to attend the Annual Meeting, but you must bring your most recent brokerage account statement showing that you owned PROG Holdings common stock as of the close of business on the record date along with valid picture identification to be admitted to the Annual Meeting. You are advised that if you own shares in street name and obtain a legal proxy, any proxy you have previously executed will be revoked, and your vote will not be counted unless you appear at the Annual Meeting and vote in person or legally appoint another proxy to vote on your behalf.

How are proxies solicited and what is the cost?

We bear all expenses incurred in connection with the solicitation of proxies. We have engaged MacKenzie Partners, Inc. to assist with the solicitation of proxies for a fee estimated to be up to $7,000 for the initial solicitation services, plus reimbursement of out-of-pocket expenses.

In addition to solicitation by mail and the Internet, certain officers, directors, and employees of the Company may solicit proxies by telephone, email, facsimile, or in person, although no additional compensation will be paid for such solicitation. The Company may also request banks, brokers, and other nominees to solicit their customers who have a beneficial interest in our common stock registered in their names and will reimburse such banks, brokers, and other nominees for their reasonable out-of-pocket expenses.

* * * * * *

BY ORDER OF THE BOARD OF DIRECTORS

Marvin A. Fentress General Counsel & Corporate Secretary

May 11, 2021

Appendix A

USE OF NON-GAAP FINANCIAL INFORMATION

We use various non-GAAP financial measures to evaluate the performance of our management team, including the named executive officers. For the assessment of the performance of management, the Compensation Committee of our Board of Directors believes certain non-GAAP measures better reflect the operational performance of the business. Adjusted revenues, adjusted EBITDA, adjusted pre-tax income, and return on capital are supplemental measures of the Company’s performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”) and are used to evaluate the performance of our management team. Adjusted revenues, adjusted EBITDA, adjusted pre-tax income and return on capital provide the Compensation Committee, management, and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from one-time transactions that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility of the amount and typically are not budgeted for in setting management performance targets.

Certain incentive metrics have also been adjusted for the change in allowance for loan losses at Vive, as shown in the tables below. Management believes this adjustment is useful to arrive at a metric that gives management and investors an additional, supplemental metric to assess Vive’s underlying operational performance for the period by reflecting Vive loan losses in the period they are written-off instead of when the provision is recognized. The Company’s provision for loan losses requires significant judgement and estimation, including the requirement to forecast macroeconomic conditions, which may lead to significant volatility in Vive’s operating performance. Therefore, in assessing the performance for Vive’s operating results for management incentive purposes, the established targets and actual results are adjusted for the change in allowance for loan losses.

These non-GAAP financial measures should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP revenues, net earnings and diluted earnings per share and the GAAP revenues and earnings before income taxes of the Company’s operating segments. For a comprehensive discussion of our GAAP financial results, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on February 26, 2021. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP measures may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

The Compensation Committee’s performance goals were established prior to the decision by the Company’s Board of Directors to execute the Spin-Off and, therefore, assumed a twelve-month performance period. In November 2020, when it became apparent that the Spin-Off could be completed as early as the end of that month, the Compensation Committee, in accordance with its authority under its 2020 compensation programs, determined it would be appropriate to exercise its discretion and base its review of management’s performance against ten months of actual performance and an estimate of November and December performance using the Company’s then-latest available outlook. Therefore, the 2020 GAAP and non-GAAP metrics noted in the reconciliations below are based on actual results for January 2020 through October 2020 plus estimated results for November and December 2020. Additionally, since the performance goals assumed a twelve-month performance period and did not contemplate the Spin-Off, the December 2020 estimated results assume the Company’s November 30, 2020 Spin-Off of the Aaron’s Business had not occurred. For these reasons, the 2020 GAAP metrics will not agree to the Company’s actual financial results reported in its Form 10-K filed with the SEC on February 26, 2021.

The adjusted EBITDA metrics used for determining management’s 2020 financial performance discussed in this Proxy Statement are calculated as the Company and operating segment earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes restructuring charges related to the Aaron’s Business store closure and repositioning initiatives; expenses incurred related to the Company’s Spin-Off of Aaron’s Business; Aaron’s Business impairment of goodwill; an Aaron’s Business sales and marketing early contract termination fee, net of the related 2020 expense savings from the terminated contract; insurance reimbursements for legal expenses incurred related to the settlement by Progressive Leasing of the FTC matter; and to remove the effect of the change in allowance for loan losses at Vive. The amounts for these non-GAAP adjustments can be found in the adjusted EBITDA table below.

Appendix A

Adjusted EBITDA for Management Incentive Purposes [1]	Year Ended December 31, 2020
(in Thousands)	Progressive Leasing[2]	Aaron’s Business	Vive	Consolidated	Progressive Leasing + Vive[2]
Net Loss - GAAP				$(40,718)
Income Taxes				(61,743)
Earnings (Loss) Before Income Taxes	$299,300	$(387,834)	$(13,928)	(102,462)	$285,372
Interest Expense	11,902	(4,950)	3,860	10,812	15,762
Depreciation & Amortization	31,050	70,743	1,268	103,061	32,318

EBITDA	342,252	(322,041)	(8,800)	11,411	333,452
Restructuring Expenses	—	33,318	—	33,318	—
Separation related costs	5,886	30,114	—	36,000	5,886
Impairment of Goodwill	—	446,893	—	446,893	—
Sales & Marketing contract termination fee[3]	—	14,663	—	14,663	—
Sales & Marketing contract termination expense savings[3]	—	(11,417)	—	(11,417)	—
Insurance recoveries on legal expenses from the FTC matter	(835)	—	—	(835)	(835)
Vive change in allowance	—	—	16,434	16,434	16,434

Adjusted EBITDA - used for management incentive purposes	$347,303	$191,530	$7,634	$546,467	$354,937

(1)	Estimated performance as described above.
(2)	The adjusted EBITDA metric used to evaluate Progressive Leasing for incentive purposes includes the consolidation of Progressive Leasing and Vive.
(3)

The Aaron’s Business operating segment incurred an early termination fee of $14.7 million related to a sales and marketing contract that was canceled in the first quarter of 2020, which resulted in the elimination of $11.4 million of sales and marketing expenses that were budgeted for the second, third, and fourth quarters of 2020.

Appendix A

The adjusted revenue metrics used for determining management’s 2020 financial performance discussed in this Proxy Statement are calculated as the Company and operating segment revenues, less Vive’s provision for credit losses and adjusted for Vive’s change in allowance for loan losses. These adjustments result in the revenue metrics used for management incentive purposes to be based on GAAP revenues less Vive’s loan loss write-offs, which is consistent with how adjusted revenue targets were established by the Compensation Committee for 2020. The Compensation Committee believes the adjusted revenue metric provides a better measure for management incentive purposes than GAAP revenues, as the metric holds management accountable for the ultimately collectability of the Vive loan portfolio. The Compensation Committee also approved an upward adjustment of $70 million for Progressive Leasing as discussed in more detail in “Compensation Discussion and Analysis – Compensation Committee’s Use of Discretion During 2020.”

Adjusted Revenues[1]	Year Ended December 31, 2020
(In Thousands)	Progressive Leasing[2]	Aaron’s Business	Vive	Consolidated	Progressive Leasing + Vive[2]
Revenues - GAAP	$2,443,959	$1,742,872	$40,332	$4,227,163	$2,484,291
Vive provision for credit losses[3]	—	—	(31,969)	(31,969)	(31,969)
Vive change in allowance[3]	—	—	16,434	16,434	16,434
Discretionary adjustment[4]	70,000	—	—	—	70,000

Adjusted Revenues - used for management incentive purposes	$2,513,959	$1,742,872	$24,797	$4,211,628	$2,538,756

(1)	Estimated performance as described above.
(2)	The adjusted revenue metric used to evaluate Progressive Leasing for incentive purposes includes the consolidation of Progressive Leasing and Vive.
(3)	The adjusted revenue metric used to evaluate Progressive Leasing, Vive, and consolidated revenues is reduced by Vive’s provision of credit losses and adjusts for Vive’s change in loan loss allowance.
(4)	The Compensation Committee approved an upward adjustment for Progressive Leasing’s 2020 revenue as described above. This adjustment did not impact the consolidated incentive metrics.

Appendix A

The adjusted pre-tax income metrics used for determining management’s 2020 financial performance discussed in this Proxy Statement are calculated as the Company and operating segment earnings adjusted for amortization expense for the Progressive Leasing acquisition and the Aaron’s Business franchisee acquisitions; restructuring charges related to the Aaron’s Business store closure and repositioning initiatives; expenses incurred related to the Company’s Spin-Off; Aaron’s Business impairment of goodwill; an Aaron’s Business sales and marketing early contract termination fee, net of the related 2020 expense savings; insurance reimbursements for legal expenses incurred related to the Progressive Leasing’s settlement of the FTC matter; to remove the effect of the change in allowance for loan losses at Vive; and Aaron’s Business intercompany interest income, net of third-party interest expense. The amounts for these non-GAAP adjustments can be found in the adjusted pre-tax income table below.

Adjusted Pre-Tax Income[1]	Year Ended December 31, 2020
(in Thousands)	Progressive Leasing[2]	Aaron’s Business	Vive	Consolidated	Progressive Leasing + Vive[2]
Net Loss - GAAP				$(40,718)
Income Taxes				(61,743)

Earnings (Loss) Before Income Taxes	$299,300	$(387,834)	$(13,928)	(102,462)	$285,372
Intangible amortization[5]	21,683	5,839	—	27,522	21,683
Restructuring Expenses	—	33,318	—	33,318	—
Separation related costs	5,886	30,114	—	36,000	5,886
Impairment of Goodwill	—	446,893	—	446,893	—
Sales & Marketing contract termination fee[3]	—	14,663	—	14,663	—
Sales & Marketing contract termination expense savings[3]	—	(11,417)	—	(11,417)	—
Insurance recoveries on legal expenses from the FTC matter	(835)	—	—	(835)	(835)
Vive change in allowance	—	—	16,434	16,434	16,434
Intercompany interest income, net of third-party interest expense[4]	—	(4,950)	—	—	—

Adjusted Pre-tax income - used for management incentive purposes	$326,034	$126,626	$2,506	$460,116	$328,540

(1)	Estimated performance as described above.
(2)	The adjusted pre-tax income metric used to evaluate Progressive Leasing for incentive purposes includes the consolidation of Progressive Leasing and Vive.
(3)

The Aaron’s Business operating segment incurred an early termination fee of $14.7 million related to a sales and marketing contract that was canceled in the first quarter of 2020, which resulted in the elimination of $11.4 million of sales and marketing expenses that were budgeted for the second, third, and fourth quarters of 2020. For purposes of measuring management’s performance compared to the budgeted target, the Compensation Committee determined that both adjustments were appropriate.

(4)

Represents Aaron’s Business intercompany interest income, net of third party interest expense. This adjustment did not impact Progressive Leasing and Vive’s intercompany interest expense nor the consolidated incentive metrics.

(5)

Represents Progressive Leasing’s amortization expense related to intangible assets from the Company’s acquisition of Progressive Leasing and Aaron’s Business amortization expense for franchisee acquisitions.

Appendix A

Consolidated Return on Capital is calculated as adjusted net operating profit after tax (which is defined as operating profit adjusted for certain non-recurring items as shown in the Return on Capital table below) divided by the sum of average net debt (which is defined as total debt less cash and cash equivalents) and average total shareholders’ equity, with the final result being an average of quarterly calculations.

Return on Capital[1]	Three Months Ended

(In Thousands)	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020
Operating (Loss) Profit - GAAP	$(408,895)	$93,442	$145,815	$89,917
Restructuring Expense	22,286	6,991	4,041	—
Impairment of Goodwill	446,893	—	—	—
Insurance recoveries on legal expenses for FTC matter	—	—	(835)	—
Sales & Marketing contract termination fee	14,663	—	—	—
Sales & Marketing contract termination expense savings	—	(3,901)	(3,911)	(3,606)
Separation related costs	—	2,522	8,274	—
Vive change in Allowance for Loan Losses	7,220	(901)	4,722	5,976

Adjusted Operating Profit Before Tax	82,167	98,153	158,106	92,287
Income Taxes	(19,876)	(26,150)	(35,927)	(23,675)

Adjusted Operating Profit After Tax (a)	$62,291	$72,003	$122,179	$68,612

Average Capital[2] (b)	$1,950,143	$1,688,575	$1,481,694	$1,915,202
Return on Capital (c) = (a)/(b)	3.2%	4.3%	8.2%	3.6%
Annual Return on Capital [sum (c)][1]				19.3%

(1)	Estimated performance as described above.
(2)

Average Capital is defined as the sum of the average net debt (debt less cash and cash equivalents) and the average total shareholders’ equity for each three month period. Average Capital for the three months ended December 31, 2020 is estimated as described above. Average total shareholders’ equity has been adjusted by the tax-effected amounts of the adjustments identified in the table above.

Appendix A

This Proxy Statement also includes adjusted EBITDA from continuing operations that does not conform to U.S. GAAP and are considered non-GAAP measures. The adjusted EBITDA from continuing operations metrics for the years ended December 31, 2020, 2019, and 2018 discussed in this Proxy Statement are calculated as the Company’s earnings (loss) from continuing operations before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA from continuing operations also excludes restructuring charges related to certain corporate optimization initiatives and related severance costs; costs incurred related to the separation and distribution transaction; regulatory legal expenses incurred related to the Progressive Leasing FTC settlement, net of insurance recoveries; and asset disposition gains.

Management believes that Adjusted EBITDA from continuing operations provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing consolidated performance. Adjusted EBITDA from continuing operations also provide management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges, income taxes and effects of certain items that generally arose from one-time transactions that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility of the amount. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:

•

Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.

•	Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.

•	Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.

For a comprehensive discussion of our GAAP financial results, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on February 26, 2021.

The amounts for these non-GAAP adjustments can be found in the adjusted EBITDA from continuing operations table below.

Adjusted EBITDA from continuing operations

	Years Ended December 31,
(In thousands)	2018	2019	2020
Net Earnings (Loss)	$196,210	$31,472	$(61,465)
(Earnings) Loss from Discontinued Operations, Net of Tax	(70,907)	(56,087)	295,092

Net Earnings (Loss)—Continuing Operations	125,303	(24,615)	233,627
Income Tax Expense—Continuing Operations	31,496	52,228	37,949

Pre-Tax Earnings from Continuing Operations	156,799	27,613	271,576
Interest expense	—	—	187
Depreciation	7,143	9,089	9,679
Amortization	22,263	22,263	22,141

EBITDA—Continuing Operations	186,205	58,965	303,583
Gain on Sale of Building	(775)	—	—
Restructuring (Reversals) Expense	(10)	304	238
Legal and Regulatory Expense, net of Insurance Recoveries	—	179,261	(835)
Separation Costs	—	—	17,953

Adjusted EBITDA from continuing operations	$185,420	$238,530	$320,939

Appendix B

PROG HOLDINGS, INC.

EMPLOYEE STOCK PURCHASE PLAN,

AS AMENDED AND RESTATED

Effective October 16, 2020

PROG HOLDINGS, INC.

EMPLOYEE STOCK PURCHASE PLAN,

AS AMENDED AND RESTATED

SECTION 1

PURPOSE, SCOPE AND ADMINISTRATION OF THE PLAN

1.1 Establishment of Plan. Aaron’s, Inc., a Georgia corporation (“Aaron’s”), previously established the Aaron’s, Inc. Employee Stock Purchase Plan (the “Aaron’s ESPP”). Effective on the closing of the transactions contemplated by the Agreement and Plan of Merger, dated May 1, 2020, among Aaron’s, PROG Holdings, Inc. (“Holdings”) and Aaron’s Merger Sub, Inc. (the “Merger”), Aaron’s shall become a wholly owned subsidiary of Holdings. Effective on the Merger, responsibility for the Aaron’s ESPP, including administration of the Aaron’s ESPP and payment of all outstanding awards under the Aaron’s ESPP, shall be assumed by Holdings. The Board of Directors of Holdings hereby amends and restates the Aaron’s ESPP as set forth in this document, as the PROG Holdings, Inc. Employee Stock Purchase Plan, as amended and restated (as it may be amended from time to time, the “Plan”) to provide that all future options to purchase stock under the Plan shall relate to shares of Holdings common stock, subject to equitable adjustments under Section 5.3 of the Plan, and governed by the terms of the Plan.

1.2 Purpose and Scope. The purpose of the Plan is to assist employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and to help such employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries.

SECTION 2

DEFINITIONS

Whenever the following terms are used in the Plan, they shall have the meaning specified below unless the context clearly indicates to the contrary. The singular pronoun shall include the plural where the context so indicates.

2.1 “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an agent of an Employee with regard to the Plan.

2.2 “Administrator” shall mean the Committee, or such individuals to which authority to provide administrative services under this Plan has been delegated under Section 7.1 hereof.

2.3 “Board” shall mean the Board of Directors of the Company.

2.4 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.5 “Committee” shall mean the Compensation Committee of the Board.

2.6 “Common Stock” shall mean the common stock, par value $0.50 per share, of the Company.

2.7 “Company” shall mean PROG Holdings, Inc., a Georgia corporation, and its successors and assigns.

2.8 “Compensation” of an Employee shall mean the base salary and wages paid to the Employee from the Company or any Designated Subsidiary on each Payday as compensation for services to the Company or any Designated Subsidiary, before deduction for any deferral contributions made by the Employee to any tax-qualified or nonqualified deferred compensation plan, but excluding bonuses, commissions, military pay, education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and moving reimbursements, income received in connection with any stock options, restricted stock, restricted stock units, performance shares or other compensatory equity or equity-based awards and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established. Such Compensation shall be calculated before deduction of any income or employment tax withholdings but shall be withheld from the Employee’s net income.

2.9 “Designated Subsidiary” shall mean each Subsidiary that has been designated by the Board or the Committee from time to time in its sole discretion as eligible to participate in the Plan, including any Subsidiary in existence on the Effective Date and any Subsidiary formed or acquired following the Effective Date, in accordance with Section 7.2 hereof.

2.10 “Effective Date” shall mean October 16, 2020, the date the Plan, as amended and restated herein, was adopted by the Board. The Plan was originally effective March 2, 2018.

2.11 “Eligible Employee” shall mean an Employee who (i) has been employed by the Company or a Designated Subsidiary for at least six (6) months and (ii) customarily works more than twenty (20) hours per week. Notwithstanding the foregoing, the Committee may exclude from participation in the Plan as an Eligible Employee (x) any Employee who is a “highly compensated employee” of the Company or any Designated Subsidiary (within the meaning of Section 414(q) of the Code), or who is such a “highly compensated employee” (A) with compensation above a specified level and/or (B) who is an officer, and/or (y) any Employee who is a citizen or resident of a foreign jurisdiction (without regard to whether such Employee is also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (i) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (ii) compliance with the laws of the foreign jurisdiction would cause the Plan or the Option to violate the requirements of Section 423 of the Code; provided that any exclusion in clauses (x) and/or (y) shall be applied in an identical manner under each Offering Period to all Employees of the Company and all Designated Subsidiaries, in accordance with Treasury Regulation Section 1.423-2(e).

2.12 “Employee” shall mean any person who renders services to the Company or a Designated Subsidiary as an “employee” within the meaning of Section 3401(c) of the Code pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or Designated Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to re-employment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

2.13 “Enrollment Date” shall mean the first date of each Offering Period.

2.14 “Exercise Date” shall mean the last Trading Day of each Offering Period, except as provided in Section 5.3 hereof.

2.15 “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

2.16 “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(a) If the Common Stock is (i) listed on any national securities exchange, (including, without limitation, the New York Stock Exchange), (ii) listed on any national market system, or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there are no sales for a share of Common Stock reported on the date in question, the closing sales price for a share of Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on a national securities exchange, national market system, or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on a national securities exchange, national market system, or automated quotation system, nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.17 “Grant Date” shall mean the first Trading Day of an Offering Period.

2.18 “New Exercise Date” shall have such meaning as set forth in Section 5.3(b) hereof.

2.19 “Offering Period” shall mean such period of time commencing on such date(s) as determined by the Administrator, in its sole discretion, and with respect to which Options shall be granted to Participants. The duration and timing of Offering Periods may be established or changed by the Administrator at any time, in its sole discretion; provided, that unless otherwise determined by the Administrator, each Offering Period shall be six (6) months in duration and the first day of each such Offering Period shall be the first Trading Day of such six (6) month period. Notwithstanding the foregoing, in no event may an Offering Period exceed twenty-seven (27) months.

2.20 “Option” shall mean the right to purchase shares of Common Stock pursuant to the Plan during each Offering Period.

2.21 “Option Price” shall mean the purchase price of a share of Common Stock hereunder as provided in Section 4.2 hereof.

2.22 “Participant” shall mean any Eligible Employee who elects to participate in the Plan.

2.23 “Parent” shall mean any entity that is a parent corporation of the Company within the meaning of Section 424 of the Code and the regulations promulgated thereunder.

2.24 “Payday” shall mean the regular and recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.

2.25 “Plan” shall have such meaning as set forth in Section 1.1 hereof.

2.26 “Plan Account” shall mean a bookkeeping account established and maintained by the Company in the name of each Participant.

2.27 “Restricted Period” shall mean the one (1) year period from the Exercise Date.

2.28 “Subsidiary” shall mean any entity that is a subsidiary corporation of the Company within the meaning of Section 424 of the Code and the regulations promulgated thereunder. In addition, with respect to any sub-plans adopted under Section 7.1(d) hereof which are designed to be outside the scope of Section 423 of the Code, Subsidiary shall include any corporate or noncorporate entity in which the Company has a direct or indirect equity interest or significant business relationship.

2.29 “Trading Day” shall mean a day on which the principal securities exchange, national market system, or automated quotation system on which the Common Stock is listed is open for trading or, if the Common Stock is not listed on a national securities exchange, shall mean a business day, as determined by the Administrator in good faith.

2.30 “Withdrawal Election” shall have such meaning as set forth in Section 6.1(a) hereof.

SECTION 3

PARTICIPATION

3.1 Eligibility.

(a) Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Sections 4 and 5 hereof, and the limitations imposed by Section 423(b) of the Code and the regulations promulgated thereunder.

(b) Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an Option under the Plan (i) to the extent that, immediately after the grant of the Option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own stock of the Company or any Parent or any Subsidiary and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the stock of the Company or any Parent or any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company or any Parent or any Subsidiary accrues (within the meaning of Section 423(b)(8) of the Code) at a rate that exceeds twenty five thousand dollars ($25,000) of the Fair Market Value of such stock (determined at the time the Option is granted) for each calendar year in which such Option is outstanding at any time, as determined in accordance with Section 423 of the Code and the regulations promulgated thereunder.

3.2 Election to Participate; Payroll Deductions.

(a) An Eligible Employee may become a Participant in the Plan only by means of payroll deduction. Each individual who is an Eligible Employee as of an Offering Period’s Enrollment Date may elect to participate in such Offering Period and the Plan by properly completing a payroll deduction authorization and submitting it to the Company, in accordance with the enrollment procedures established by the Administrator, in its sole discretion.

(b) Subject to Section 3.1(b) hereof, by submitting a payroll deduction authorization, the Eligible Employee authorizes payroll deductions in an amount (i) equal to at least one percent (1%) of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date, but not more than ten percent (10%) of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date (or such other maximum percentage as the Committee may establish from time to time before an Offering Period begins); and (ii) that shall be expressed as a whole number percentage. Amounts deducted from a Participant’s Compensation with respect to an Offering Period pursuant to this Section 3.2 shall be deducted each Payday through payroll deduction and credited to the Participant’s Plan Account.

(c) During an Offering Period, a Participant may decrease (to as low as zero) the amount deducted from such Participant’s Compensation, but only once during such Offering Period. To make such a change, the Participant must submit a new payroll deduction authorization authorizing the new rate of payroll deductions at least 10 calendar days before the Exercise Date for such Offering Period. For the avoidance of doubt, a Participant may not increase the amount deducted from such Participant’s Compensation during an Offering Period.

(d) Notwithstanding the foregoing, upon the termination of an Offering Period, each Participant in such Offering Period shall automatically participate in the immediately following Offering Period at the same payroll deduction percentage as in effect at the termination of the prior Offering Period, unless such Participant delivers to the Company a different election with respect to the successive Offering Period in accordance with Section 3.2(a) hereof, or unless pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee.

(e) No payroll deduction authorization shall become binding upon the Company until it has been accepted by the Administrator. Only the Administrator is authorized to accept payroll deduction authorizations and the actions of any person other than the Administrator (subject to the Committee’s right to delegate pursuant to Section 7.1(a) hereof) shall be of no effect. The Administrator shall have the right, in its sole discretion, to reject any payroll deduction authorization that (i) does not comply with the requirements of this Plan or the deadlines, forms or procedures developed by the Administrator, or (ii) is submitted by a person who is not an Eligible Employee or whose status as Eligible Employee is suspended or revoked. Such rejection may be effected by not making payroll deductions under this Plan or, if such deductions have been made, by returning, without interest, such amounts to the person for whose benefit such deductions were made. The rejection of a payroll deduction authorization for one or more Offering Periods shall not affect the ability or right of the Administrator to accept or reject a payroll deduction authorization for any subsequent Offering Period.

SECTION 4

PURCHASE OF SHARES

4.1 Grant of Option. Each Participant shall be granted an Option with respect to an Offering Period on the applicable Grant Date. Subject to adjustment in accordance with Section 5.3 hereof and the limitations of Section 3.1(b) hereof, the number of shares of Common Stock subject to a Participant’s Option shall be determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price; provided that in no event shall a Participant be permitted to purchase during each Offering Period more than five hundred (500) shares of Common Stock. The Committee may, for future Offering Periods, increase or decrease, in its sole discretion, the maximum number of shares of Common Stock that a Participant may purchase during such future Offering Periods. Each Option shall expire on the Exercise Date for the applicable Offering Period immediately after the automatic exercise of the Option in accordance with Section 4.3 hereof, unless such Option terminates earlier in accordance with Section 6 hereof.

4.2 Option Price. The “Option Price” per share of Common Stock to be paid by a Participant upon exercise of the Participant’s Option on the applicable Exercise Date for an Offering Period shall be equal to eighty five percent (85%) of the lesser of the Fair Market Value of a share of Common Stock on (a) the applicable Grant Date and (b) the applicable Exercise Date; provided that in no event shall the Option Price per share of Common Stock be less than the par value per share of the Common Stock.

4.3 Purchase of Shares.

(a) On the applicable Exercise Date for an Offering Period, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised his or her Option to purchase at the applicable per share Option Price the largest number of whole shares of Common Stock which can be purchased with the amount in the Participant’s Plan Account. Any balance less than the per share Option Price that is remaining in the Participant’s Plan Account (after exercise of such Participant’s Option) as of the Exercise Date shall be carried forward to the next Offering Period, unless the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, unless pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee. Any balance not carried forward to the next Offering Period in accordance with the prior sentence promptly shall be refunded to the applicable Participant without interest. For the avoidance of doubt, in no event shall an amount greater than or equal to the per share Option Price as of an Exercise Date be carried forward to the next Offering Period.

(b) As soon as practicable following the applicable Exercise Date, the number of shares of Common Stock purchased by such Participant pursuant to Section 4.3(a) hereof shall be delivered (either in share certificate or book entry form), in the Committee’s sole discretion, to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company. If the Company is required to obtain from any commission or agency authority to issue any such shares of Common Stock, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon.

(c) If the Company is prevented by applicable securities laws from selling stock as of any date, no purchase shall be made on such date and Options shall remain in effect unless withdrawn and the purchases shall occur as soon as practicable after the Administrator determines that restrictions preventing the sale of stock have been removed or otherwise cease to exist; provided, that such Options shall expire and may not be exercised after the expiration of the twenty-seven (27) month period starting on the Grant Date applicable to such Options.

4.4 Transferability of Rights. An Option granted under the Plan shall not be transferable, other than by will or the applicable laws of descent and distribution and is exercisable during the Participant’s lifetime only by the Participant. No option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the option shall have no effect.

SECTION 5

PROVISIONS RELATING TO COMMON STOCK

5.1 Common Stock Reserved. Subject to adjustment as provided in Section 5.3 hereof, a total of two hundred thousand (200,000) shares of Common Stock shall be made available for sale under the Plan as of the Effective Date. Effective on the Merger, shares of Common Stock equal to the number of shares of Aaron’s common stock available for issuance under the Plan immediately before the Merger adjusted in the manner described by Section 5.3, are available for issuance under the Plan. Shares of Common Stock made available for sale under the Plan may be authorized but unissued shares, treasury shares of Common Stock, reacquired shares of Common Stock reserved for issuance under the Plan, or shares of Common Stock acquired on the open market.

5.2 Restrictions on Sale. Any shares of Common Stock purchased under the Plan may not be sold, transferred, or otherwise disposed of by a Participant (or their legal representative or estate, as applicable) for the Restricted Period. The Administrator may, in its sole discretion, place additional restrictions on the sale or transfer of shares of Common Stock purchased under the Plan during any Offering Period (including the designation of a new Restricted Period) by notice to all Participants of the nature of such restrictions given in advance of the commencement of such Offering Period. Any certificate issued for shares of Common Stock or book entry evidencing shares of Common Stock pursuant to Section 7.13 hereof that are restricted, shall, in the sole discretion of the Administrator, contain a legend disclosing the nature and duration of the restriction (including a description of the Restricted Period). Any such restrictions and exceptions determined by the Administrator shall be applicable equally to all shares of Common Stock purchased during the Offering Period for which the restrictions are first applicable. In addition, the Restricted Period and such other restrictions and exceptions applicable to the Common Stock shall remain applicable during subsequent Offering Periods unless otherwise determined by the Administrator. If the Administrator should change or eliminate any restrictions for a subsequent Offering Period, notice of such action shall be given to all Participants, in such time and manner as the Administrator deems appropriate.

5.3 Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Corporate Transaction.

(a) Changes in Capitalization. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the Company’s structure affecting the Common Stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of shares and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each outstanding option under the Plan, and the numerical limits of Sections 4.1 and 5.1 hereof.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Committee. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten 10 business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee.

(c) Corporate Transaction. In the event of the occurrence of a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code with respect to the Company, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee.

5.4 Insufficient Shares. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which Options are to be exercised would exceed the number of shares of Common Stock remaining available for sale under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the shares of Common Stock available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as the Administrator shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Exercise Date, and unless additional shares are authorized for issuance under the Plan, no further Offering Periods shall take place and the Plan shall terminate pursuant to Section 7.5 hereof. If the Plan is so terminated, then the balance of the amount credited to the Participant’s Plan Account which has not been applied to the purchase of shares of Common Stock shall be paid to such Participant in one lump sum in cash within thirty (30) calendar days after such Exercise Date, without any interest thereon.

5.5 Rights as Stockholders. With respect to shares of Common Stock subject to an Option, a Participant shall not be deemed to be a stockholder of the Company and shall not have any of the rights or privileges of a stockholder. A Participant shall have the rights and privileges of a stockholder of the Company when, but not until, shares of Common Stock have been delivered to the Participant or deposited in the designated brokerage account following exercise of his or her Option.

SECTION 6

TERMINATION OF PARTICIPATION

6.1 Cessation of Contributions; Voluntary Withdrawal.

(a) A Participant may elect to withdraw from the Plan by delivering written notice of such election to the Company in such form and at such time prior to the Exercise Date for the then-current Offering Period as may be established by the Administrator (a “Withdrawal Election”). A Participant electing to withdraw from the Plan may withdraw all, but not less than all, of the funds then credited to the Participant’s Plan Account as of the date on which the Withdrawal Election is received by the Company (or its designee), in which case amounts credited to such Plan Account shall be returned to the Participant in one (1) lump-sum payment in cash within thirty (30) calendar days after such election is received by the Company (or its designee), without any interest thereon, and the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall automatically terminate. Upon receipt of a Withdrawal Election, the Participant’s payroll deduction authorization and his or her Option to purchase under the Plan shall terminate. If a Participant withdraws from the Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 3.

(b) A participant’s withdrawal from the Plan shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

(c) A Participant who ceases contributions to the Plan during any Offering Period shall not be permitted to resume contributions to the Plan during that Offering Period.

6.2 Termination of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate, he or she shall be deemed to have elected to withdraw from the Plan, and such Participant’s Plan Account shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto pursuant to applicable law, within thirty (30) calendar days after such cessation of being an Eligible Employee, without any interest thereon.

SECTION 7

GENERAL PROVISIONS

7.1 Administration.

(a) The Plan shall be administered by the Committee, which shall be composed of members of the Board. The Committee may delegate administrative tasks under the Plan to the Administrator to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant. Any person to whom the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Committee for such function.

(b) It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To establish Offering Periods;

(ii) To determine when and how Options shall be granted and the provisions and terms of each Offering Period (which need not be identical);

(iii) To select Designated Subsidiaries in accordance with Section 7.2 hereof;

(iv) To develop such forms and procedures as the Administrator in its discretion deems necessary or helpful to the orderly administration of this Plan; and

(v) To construe and interpret the Plan, the terms of any Offering Period and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering Period or any Option, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effect, subject to Section 423 of the Code and the regulations promulgated thereunder.

(c) The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee or the Administrator under the Plan.

(d) The Committee may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

(e) All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Committee, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Board, the Committee or the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board, the Committee and the Administrator shall be fully protected by the Company in respect to any such action, determination, or interpretation.

(f) All communications from an Eligible Employee to the Administrator under, or in connection with, this Plan shall be deemed to have been filed with the Administrator when actually received in the form specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt of such communications. The Administrator, in its sole discretion, may accept or reject communications not complying with the forms and procedures developed by the Administrator.

(g) In the event that payroll deductions are made or shares of Common Stock are purchased in error, the Administrator shall take such action as the Administrator in its sole discretion deems necessary or appropriate to correct such error as soon as practicable after the Administrator has knowledge of the error.

7.2 Designation of Subsidiary Corporations. The Board or the Committee shall designate from among the Subsidiaries, as determined from time to time, the Subsidiary or Subsidiaries that shall constitute Designated Subsidiaries. The Board or the Committee may designate a Subsidiary, or terminate the designation of a Subsidiary, without the approval of the stockholders of the Company.

7.3 Reports. Individual accounts shall be maintained by the Administrator for each Participant in the Plan. Statements of Plan Accounts shall be given by the Administrator to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Option Price, the number of shares purchased and the remaining cash balance, if any.

7.4 No Right to Employment. Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent, or a Subsidiary or to affect the right of the Company, any Parent, or any Subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.

7.5 Amendment and Termination of the Plan.

(a) The Board or the Committee may, in its sole discretion, amend, suspend, or terminate the Plan at any time and for any reason; provided, however, that without approval of the Company’s stockholders given within twelve (12) months before or after action by the Board or the Committee, the Plan may not be amended to increase the maximum number of shares of Common Stock subject to the Plan or change the designation or class of Eligible Employees; and provided, further, that without approval of the Company’s stockholders, the Plan may not be amended in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

(b) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, to the extent permitted under Section 423 of the Code, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) altering the Option Price for any Offering Period including an Offering Period underway at the time of the change in Option Price;

(ii) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

(iii) allocating shares of Common Stock.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

(c) If the Plan is terminated, the Administrator may elect to terminate all outstanding Offering Periods either immediately or once shares of Common Stock have been purchased on the next Exercise Date (which may, in the sole discretion of the Administrator, be accelerated). If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase shares of Common Stock will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable.

7.6 Use of Funds; No Interest Paid. All funds received by the Company by reason of purchase of Common Stock under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose to the extent permitted by applicable law. No interest shall be paid to any Participant or credited under the Plan, except as otherwise required by law.

7.7 Term. No Option may be granted during any period of suspension of the Plan or after termination of the Plan.

7.8 Effect Upon Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent, or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, any Parent, or any Subsidiary (a) to establish any other forms of incentives or compensation for Employees of the Company or any Parent or any Subsidiary, or (b) to grant or assume Options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of Options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

7.9 Notice of Disposition of Shares. Each Participant shall give the Company prompt written notice of any disposition or other transfer of any shares of Common Stock, acquired pursuant to the exercise of an Option, if such disposition or transfer is made (a) within two (2) years after the applicable Grant Date or (b) within one (1) year after the transfer of such shares of Common Stock to such Participant upon exercise of such Option. The Company may direct that any certificates evidencing shares acquired pursuant to the Plan refer to such requirement.

7.10 Tax Withholding. The Company or any Parent or any Subsidiary shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to any purchase of shares of Common Stock under the Plan or any sale of such shares.

7.11 Governing Law. The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of the State of Georgia.

7.12 Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

7.13 Conditions To Issuance of Shares.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock pursuant to the exercise of an Option by a Participant, unless and until the Committee or the Administrator has determined, with advice of counsel, that the issuance of such shares of Common Stock is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange, national market system, or automated quotation system on which the shares of Common Stock are listed or traded. In addition to the terms and conditions provided herein, the Committee or the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Committee or the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b) All certificates for shares of Common Stock delivered pursuant to the Plan and all shares of Common Stock issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange, national market system, or automated quotation system on which the shares of Common Stock are listed, quoted, or traded. The Administrator may place legends on any certificate or book entry evidencing shares of Common Stock to reference restrictions applicable to the shares of Common Stock (including the restrictions provided in Section 5.2 hereof).

(c) The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company may, in lieu of delivering to any Participant certificates evidencing shares of Common Stock issued in connection with any Option, record the issuance of shares of Common Stock in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

7.14 Equal Rights and Privileges. Except with respect to sub-plans designed to be outside the scope of Section 423 of the Code, all Eligible Employees shall have equal rights and privileges under this Plan to the extent required under Section 423 of the Code or the regulations promulgated thereunder so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code or the regulations promulgated thereunder. Any provision of this Plan that is inconsistent with Section 423 of the Code or the regulations promulgated thereunder shall, without further act or amendment by the Company or the Board, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code or the regulations promulgated thereunder.

7.15 Limitation on Liability. Neither the Company nor any affiliate or anyone acting on the behalf of the Company or an affiliate shall be responsible in whole or in part for any act done in good faith or any good faith omission to act. Without limiting the first sentence, such entities shall not be responsible for any prices at which shares of Stock are purchased or sold, the time at which any purchase or sale is made under this Plan, or the change in value of any class of stock of the Company.

7.16 Plan Document Controls. In the event of any conflict between the provisions of this Plan and any other document or communication, this Plan shall control, and the conflicting provisions of such other document or communication shall be null and void ab initio.

7.17 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

PROG HOLDINGS, INC. 256 W. DATA DRIVE DRAPER, UTAH 84020    VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 21, 2021. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 21, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:    D53833-P51393 KEEP THIS PORTION FOR YOUR RECORDS    DETACH AND RETURN THIS PORTION ONLY    THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.    PROG HOLDINGS, INC. The Board of Directors recommends you vote FOR the following:    1. Election of Directors    Nominees:    For Against Abstain 1a. Kathy T. Betty 1b.Douglas C. Curling 1c.Cynthia N. Day 1d.Curtis L. Doman 1e.Steven A. Michaels 1f.Ray M. Robinson 1g.James Smith The Board of Directors recommends you vote FOR proposals 2, 3 and 4. ForAgainstAbstain 2.Approval the Company’s of a non-binding executive compensation. advisory resolution to approve 3.Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2021. 4.Amendment to the PROG Holdings, Inc. Employee Stock Purchase Plan.                Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.    Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.    D53834-P51393    PROG Holdings, Inc. Annual Meeting of Shareholders June 22, 2021 9:00 AM, EDT This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Steven A. Michaels, Brian Garner and Marvin A. Fentress, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PROG Holdings, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on June 22, 2021, at the offices of King & Spalding LLP, 17th Floor, 1180 Peachtree Street NE, Atlanta, Georgia 30309, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If this card is signed and returned without voting instructions, you will be deemed to have instructed the proxies to vote your shares in accordance with the recommendations of the Company’s Board of Directors. Participants in any retirement plan of PROG Holdings, Inc. may vote their proportionate share of Company Common Stock held in the plan by signing and returning this card, or by voting electronically or by telephone. By doing so, you are instructing the trustee to vote all of your shares at the meeting, and at any and all adjournments or postponements thereof, as you have indicated with respect to the matters referred to on the reverse side of this proxy. If this card is signed and returned without voting instructions, you will be deemed to have instructed the plan trustee to vote your shares in accordance with the recommendations of the Company’s Board of Directors listed above. If this card is not returned (and your shares are not otherwise voted electronically or by telephone) or if this card is returned unsigned, your shares will be voted by the plan trustee in the same proportion as the shares for which voting instructions are received from other participants in the plan.    Continued and to be signed on reverse side